UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2008

Octavian Global Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-46705	01-895182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

November 4, 2008

1-3 Bury Street Guildford Surrey, GU2 4AW
United Kingdom
(Address of principal executive offices and Zip Code)

+44 1483 543 543
(Registrant’s telephone number, including area code)

House Fly Rentals, Inc.
1252 Lake Huron Parkway
Sarnia, Ontario, Canada N7S 3S9
(Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this current report statements that may constitute “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical facts contained in this current report, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.

The words “believe,” “may,” “might,” “will,” “should,” “estimate,” “predict,” “continue,” “anticipate,” “intend,” “expect, “plan,” “project,” “potential” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and trends discussed in this current report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Forward-looking statements in the current report include statements regarding:

•	Legislative or regulatory developments, including but not limited to global gaming regulations, ability to introduce new products, and benefits from research and development efforts;

•	The ability to introduce new products and stimulate replacement demand, as well as the timing, features, benefits and expected new success of product introductions;

•
The timing of the introduction of, and revenues from: server-based systems, benefits from research and development efforts, the ability to acquire, develop or protect intellectual property, market share, competitive advantage and leadership position;

•	The advantages offered to customers by products and product features, gaming growth, expansion and new market opportunities;

•	The ability to benefit from and effectively integrate and utilize acquired businesses and assets;

•	Investments in other entities and improved position in related markets;

•	Factors impacting future gross margins and tax rates;

•	Increasing growth or contributions from certain non-machine products, including but not limited to outsourcing systems and services to lottery operators;

•	Increasing machine sales or placements, market opportunities, available capital resources to fund future operating requirements, capital expenditures and payments obligations; and

•	The ability to generate income from leasing sources.

You should read this current report completely and with the understanding that our (or our subsidiaries’) actual future results may be materially different from what we expect. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this current report and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this current report. All subsequent written and oral forward-looking statements attributable to us or any person on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

EXPLANATORY NOTE

This current report is being filed in connection with a series of transactions consummated by the Company and certain related events and actions taken by the Company.

This current report responds to the following items on Form 8-K:

Item 1.01	Entry into a Material Definitive Agreement

Item 2.01	Completion of Acquisition or Disposition of Assets

Item 3.02	Unregistered Sales of Equity Securities

Item 4.01	Changes in Registrant’s Certified Accountant

Item 5.01	Changes in Control of Registrant

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.06	Change in Shell Company Status

Item 9.01	Financial Statements and Exhibits

As used in this current report and unless otherwise indicated,  “House Fly” refers to House Fly Rentals, Inc., a Nevada corporation, prior to the consummation of the Share Exchange, the Repurchase, the Subsidiary Merger, the Name Change and the Private Placement, as those terms are hereinafter defined. The terms “we,” “us,” our”, and the “Company” refer to Octavian Global Technologies, Inc. (f/k/a House Fly Rentals, Inc. (“Octavian Global”), Octavian International Limited, a corporation organized under the laws of England and Wales (“Octavian International” or “Octavian”) and its subsidiaries, as described in this current report).

ITEM 1.01- Entry into a Material Definitive Agreement

Share Exchange Agreement

On October 30, 2008 (the “Closing Date”), House Fly Rentals, Inc., a Nevada corporation which, effective as of November 30, 2008, changed its name by way of a short-form merger to “Octavian Global Technologies, Inc.” as a result of the transactions described in this Current Report (“Octavian Global”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Octavian International Limited, a corporation formed under the laws of England and Wales and the holders of all of the issued and outstanding securities of Octavian International prior to the Closing Date (the “Octavian Securities Holders”), pursuant to which, among other things, the Octavian Securities Holders contributed all of their securities of Octavian International to Octavian Global in exchange for Octavian Global’s issuance to them of certain securities of Octavian Global.

Immediately prior to the consummation of the transactions contemplated under the Share Exchange Agreement, and the change of the Company’s name to Octavian Global Technologies, Inc. (the “Share Exchange Transaction”):

•	The Company’s name was House Fly Rentals, Inc. (“House Fly”)
•	House Fly was a shell company with nominal assets and operations;
•	Robert McCall was House Fly’s President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and a member of the Company’s Board of Directors;
•	Mr. McCall owned 44.4 percent of the Company’s issued and outstanding securities;
•	House Fly owned 100 percent of a newly created Nevada corporation called Octavian Global Technologies, Inc., which had no operations or assets (“Octavian Global Sub”); and
•	The Octavian Securities Holders owned all of the outstanding securities of Octavian International.

Pursuant to the terms of the Share Exchange Agreement, the Company issued to the Octavian Securities Holders an aggregate of 30,773,386 shares of House Fly Common Stock, resulting from the exchange of approximately 16,527 shares of the Company’s common stock, par value US$0.001 per share (“Common Stock”), for each outstanding Ordinary Share of Octavian International exchanged by the Octavian Securities Holders. Pursuant to the terms of the Share Exchange Agreement, along with the Repurchase Agreement (described hereafter), House Fly acquired 100 percent of the issued and outstanding securities of Octavian International and by acquiring the operating business of Octavian International, the Company ceased to be a shell company.

The securities issued by House Fly were all issued to the Octavian Securities Holders located outside of the United States were issued pursuant to an applicable exemption from registration under Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or Regulation D promulgated under the Securities Act (“Regulation D”) and/or Section 4(2) of the Securities Act.

Additionally, pursuant to the Share Exchange Agreement, Octavian Global made representations and warranties to Octavian International and the Octavian Securities Holders, and Octavian International made representations and warranties to Octavian Global, in each case regarding their respective businesses, operations and affairs. All representations and warranties in the Share Exchange Agreement will terminate six months after the Closing Date. In the event that the representations and warranties made by the Company or the House Fly Stockholders result in damages to us and/or the Octavian Securities Holders, the limitation on liability afford to the House Fly Stockholders and the termination of the representations and warranties might prevent a recovery of all damages incurred. The representations and warranties of each of the parties in the Share Exchange Agreement (and in any related documents or agreements) do not state all of the facts necessary to completely and accurately represent the true state of affairs of Octavian Global and Octavian International, as the case may be, and are subject to significant qualifications and exceptions. Rather, such representations and warranties are primarily intended to serve as an allocation of risk among the parties. Accordingly, such representations and warranties should not be relied upon or viewed as accurate statements of actual facts or disclosure by either of the parties.

As a result of the Share Exchange Transaction and the consummation of the transactions pursuant to the Repurchase Agreement, the Company experienced a change in control and ceased to be a shell company. Octavian International became the Company’s wholly-owned subsidiary, and we are continuing the business plan of Octavian International.

The foregoing description of the Share Exchange Agreement is only a summary and is qualified in its entirety by reference to the Share Exchange Agreement, a copy of which is attached as an exhibit to this current report and incorporated herein by reference.

Repurchase Agreement

On the Closing Date, the Company also entered into a repurchase agreement (the “Repurchase Agreement”) with Mr. McCall, pursuant to which the Company repurchased from Mr. McCall an aggregate of 3,000,000 shares of Common Stock (the “Repurchase Shares”), which represented 44.4 percent of the Company’s shares of Common Stock then issued and outstanding, for an aggregate purchase price of US$300,000 (the “Repurchase”).

The foregoing description of the Repurchase Agreement is only a summary and is qualified in its entirety by reference to the Repurchase Agreement, a copy of which is attached as an exhibit to this current report and incorporated herein by reference.

Subsidiary Merger and Name Change

Following the closing of the Share Exchange Transaction, effective as of November 3, 2008, Octavian Global Sub merged into House Fly, resulting in House Fly changing its name to “Octavian Global Technologies, Inc.”

Private Placement

Concurrent with the closing of the Share Exchange Transaction, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors and closed a private placement offering pursuant to which it raised gross proceeds of $13 million and, among other things, issued and sold ten percent discount convertible debentures (“Debentures”) with an aggregate principal amount of US$14,285,700 convertible into shares of the Company’s Common Stock (“Conversion Shares”) at an initial conversion price of US$3.10, subject to adjustment other than for the contemplated reverse stock split discussed below (the “Private Placement”). Additionally, investors in the Private Placement received (i) common stock purchase warrants to purchase up to an aggregate of 4,193,548 shares of Common Stock (2,096,774 shares at an initial exercise price of US$3.10 per share and 2,096,774 shares at an initial exercise price of US$4.65 per share, which exercise prices and the number of shares exercisable thereunder are subject to adjustment other than for the contemplated reverse stock split discussed below (the “Warrants”) and (ii) an aggregate of 4,624,327 shares of Common Stock (the “Shares,” and, together with the Debentures and Warrants, the “Private Placement Securities”). AGI, Octavian’s principal supplier of casino gaming machines and a holder of 35 percent of Octavian prior to the Share Exchange Transaction, participated in the Private Placement by investing US$5 million. The net proceeds received by Octavian Global after the payment of all offering expenses including, without limitation, legal fees, accounting fees and cash commissions paid to certain finders (described below) was US$10,199,812.

Pursuant to the Purchase Agreement, the Company has agreed, promptly following the closing of the transactions contemplated under the Purchase Agreement, to effect a 1-for-5.0174 reverse stock split of its shares of Common Stock pursuant to which the conversion price of the Debentures and the exercise price and number of shares under the Warrant, by each of their respective terms, shall not be adjusted as a result of the reverse stock split.

Octavian also entered into a finder’s agreement with Oppenheimer & Co. Inc. (“Oppenheimer”), whereby Oppenheimer was engaged to act as a finder, but not as an agent, to the Company in connection with the Private Placement. Pursuant to this finder’s agreement, the Company paid Oppenheimer a cash finder’s fee of US$1,091,172 out of the proceeds of the Private Placement. The Company also issued to Oppenheimer and/or its designees 5-year warrants to purchase, in the aggregate, 283,871 shares of Common Stock at an exercise price of US$3.10 per share.  The warrants are substantially on the same terms and include the same provisions as those issued to investors in the Private Placement and, similarly, the exercise price of these warrants will not be adjusted as a result of the reverse stock split described above.

At the closing of the private placement, we paid the escrow agent US$2,500, AGI US$30,000 for legal fees, Vicis Capital Master Fund US$30,000 for legal fees and US$75,000 in origination fees, and North East Finance (a finder for one of the investors) US$80,000 in origination fees along with a five-year warrant to purchase up to 51,613 shares of our common stock at an exercise price of US$3.10, the US$80,000 of which was netted out of the fee we paid to Oppenheimer.

Pursuant to the Private Placement and the Purchase Agreement, Octavian and the Company made representations and warranties to the investors regarding Octavian’s business, operations and affairs, and agreed to indemnify and hold each of them and each of their affiliates harmless for breaches of Octavian’s representations, warranties and covenants contained in those agreements, subject to certain limitations. The representations and warranties of the Company in the purchase agreements (and in any related documents or agreements) do not state all of the facts necessary to completely and accurately represent the true state of Octavian’s affairs and are subject to significant qualifications and exceptions. Rather, such representations and warranties are primarily intended to serve as an allocation of risk among Octavian and the investors. Accordingly, such representations and warranties should not be relied upon or viewed as accurate statements of actual facts or disclosure by Octavian.

Agreements with AGI

Octavian is a non-exclusive distributor for Austrian Gaming Industries GmbH (“AGI”) in various countries in Latin America, and Octavian’s wholly-owned subsidiary Casino & Amusement Technology Supplies is a non-exclusive AGI distributor in Russia and the Commonwealth of Independent States member countries. As such, AGI is and has been Octavian’s largest supplier and, prior to the closing of the Share Exchange, Octavian had outstanding accounts payables of approximately €18,756,207 as of June 30, 2008 (US$29,597,294.65 based on the July 1, 2008 Exchange Rate of €1=US$1.5780). Pursuant to certain agreements between AGI and Octavian entered into immediately prior to the Share Exchange, AGI and Octavian agreed to the following:
∙ AGI converted €4 million (US$5,094,000 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) of accounts payable to it by Octavian into 652 Ordinary Shares of Octavian, representing 35 percent of the outstanding share capital of Octavian.

∙ AGI restructured an additional €8 million of accounts payable (US$10,188,000 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) into a four-year loan, which accrues interest at a rate of three-month USD LIBOR plus four percent (4%) (capped at a maximum rate of eight percent (8%)) per year, and will be payable in equal monthly installments of €166,666.67 (US$212,250 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) over a period of 48 months, commencing on October 31, 2008. As security for the obligation, Octavian granted AGI a security interest in all intellectual property rights (including rights in software) in certain of Octavian’s intellectual property, including the source and object code for Octavian’s Accounting, Control, and Progressives product;  Octavian’s Maverick product and any modifications; and  Octavian’s Maverick games and any modifications,  ExtraCash and Advanced Gaming Engine, along with all related materials (the “IP Rights”).

∙ AGI invested US$5 million in the Private Placement.

∙ Octavian repaid AGI €2 million (US$2,547,000 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) of accounts payable at the closing of the Private Placement and will repay the remaining accounts payable balance in four equal installments of €1,189,051.45 (US$1,514,256.45 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) on November 30, 2008, December 31, 2008, January 31, 2009, and February 28, 2009.

∙ Following these transactions, as of October 31, 2008, Octavian had outstanding accounts payable to AGI of €4,756,207 (US $6,057,029.61 based on the November 3, 2008 Exchange Rate of €1=US$1.2735).

Agreements with PacificNet

On December 7, 2007, (i) Octavian, Emperor Holdings Limited, a company at that time the sole shareholder of Octavian (“Emperor”) and Emperor’s then sole shareholder, Ziria Enterprises Limited (“Ziria”) (a company which is 100 percent indirectly owned by Harmen Brenninkmeijer, our Chief Executive Officer and a director of the Company), entered into an agreement (the “PacificNet Acquisition Agreement”) with (ii) PacificNet, Inc. (“PacificNet”), a Delaware corporation whose securities are publicly traded in the United States and its wholly-owned subsidiary, PacificNet Games International Corporation, a company organized under the laws of the British Virgin Islands. The terms of the PacificNet Acquisition Agreement provided for the acquisition by PacificNet of all of the outstanding securities of Emperor. This acquisition was completed on January 22, 2008, upon which Emperor became a direct wholly-owned subsidiary of PacificNet and Octavian became an indirect wholly-owned subsidiary of PacificNet. The purchase price payable by PacificNet was (i) up to 2,330,000 shares of PacificNet’s common stock, representing approximately 19.5 percent of PacificNet’s then outstanding shares of common stock and (ii) cash of up to US$18.9 million to be paid upon the completion of certain net profit performance targets (the “Earn-Out Amount”). The shares of PacificNet common stock were required to be placed in escrow at closing and were to be released upon the satisfaction of certain requirements under the PacificNet Acquisition Agreement. Additionally, the Earn-Out Amount was to be paid to Octavian over a period of time in installments from 2009 through 2012. In connection with the agreement, Harmen Brenninkmeijer, our Chief Executive Officer and a director of Octavian, was named to the board of directors of PacificNet and entered into an executive service agreement (the “Service Agreement”) with PacificNet. Mr. Brenninkmeijer never performed any services for PacificNet, and neither PacificNet nor Octavian ever compensated him under the terms of the Executive Service Agreement.

On May 14, 2008, all of the parties to the PacificNet Acquisition Agreement entered into a deed of amendment (the “PacificNet Termination Agreement”), pursuant to which the PacificNet Acquisition Agreement and all rights and obligations of the parties thereunder were terminated. The Service Agreement also was terminated. As a result of the termination of the PacificNet Acquisition Agreement, neither the remaining consideration shares of PacificNet common stock (being 1.1 million) nor any of the Earn-Out Amount were transferred/paid to Ziria, and all shares of Emperor were returned to Ziria and the 1.2 million shares of PacificNet common stock issued to Ziria were returned to PacificNet. Upon the consummation of this transaction, Emperor was no longer a direct subsidiary of PacificNet, nor was Octavian any longer an indirect subsidiary of PacificNet. Harmen Brenninkmeijer, our Chief Executive Officer and a director of Octavian, resigned from the board of directors of PacificNet on May 21, 2008. PacificNet paid Sterne Agee & Leach, Inc., a company that acted as a consultant to Octavian for the PacificNet Acquisition, 30,000 PacificNet shares.

In satisfaction of its obligations under the PacificNet Termination Agreement, Octavian issued to PacificNet 61 Ordinary Shares of Octavian International prior to the Share Exchange, which were exchanged for 1,100,135 shares of our Common Stock. As part of its settlement agreement with Pacific Net, Inc., PacificNet was granted the one-time right to purchase up to a number of shares that would cause its ownership of Octavian International as of the date of exercise of the option to equal 5% of the equity of Octavian International provided that such right is exercised prior to May 14, 2009.

PacificNet also agreed, under the terms of the PacificNet Termination Agreement, to issue 500,000 shares of PacificNet’s common stock to Octavian as it directs. Octavian has directed that these shares be issued to Ziria. These PacificNet shares will be subject to a one-year lock up and sale restriction, any sale of these shares must be communicated to PacificNet in advance, PacificNet has the right of refusal to arrange buyers for the shares, and PacificNet will be entitled to half of the net gain on any partial sale of PacificNet shares.

PacificNet and Octavian further agreed, under the terms of the PacficNet Termination Agreement, to use reasonable endeavors to formalize the following business opportunities:

A non-exclusive distribution agreement and license pursuant to which PacificNet will be appointed as a distributor of Octavian’s products in Macau, provided that eBet would be the only other distributor permitted to distribute Octavian’s products in that territory; and

A joint venture relationship relating to the development of future business opportunities in Macau and other territories in Asia.

Upon receipt of funding, Octavian agreed to pay PacificNet US$200,000 in consideration for PacificNet’s localization and language translation of Octavian’s products into the Chinese language. Additionally, Octavian agreed to use its reasonable endeavors to meet minimum sales targets from the sale of PacificNet’s machines of: US$4 million during the twelve month period ended mid-year 2009 and US$6 million during the twelve month period ended mid-year 2010. Octavian’s commitment to achieving these targets was agreed to by Octavian undertaking to use its reasonable endeavors to comply. PacificNet agreed to provide appropriate support to assist in achieving these goals.

Agreement with Lilac

Lilac Advisors, LLC (“Lilac”) performed consulting services for Octavian in connection with the Share Exchange and Private Placement for which Octavian issued 149 Ordinary Shares of Octavian International in consideration for such services, which were exchanged for 2,470,233 shares of our Common Stock, pursuant to the Share Exchange Agreement.

Repayment of eBet Indebtedness

In November 2006, Octavian entered into a memorandum of understanding with eBet Limited, an Australian company, pursuant to which it would merge into eBet. In June 2007, in anticipation of the completion of that merger, eBet provided Octavian with a bridge debt financing of AU$3.2 million (US$2,957,120 based on the 2007 Average Exchange Rate of AUS$1=US$0.9241) which was secured by the IP Rights. Subsequent to the bridge debt financing, due to adverse market conditions, the parties determined not to proceed with the merger. Out of the proceeds from the closing of the Private Placement, Octavian repaid eBet AU$2,319,085 (US$1,551,467.87 based on the November 3, 2008 Exchange Rate of AU$1 = US$0.6690), which was the outstanding balance of the bridge debt financing as of November 5, 2008, and Octavian obtained a release from eBet of its security interest in the IP Rights.

Registration Rights

Investors who participated in the Private Placement were granted piggyback registration rights. Under these rights, investors in the Private Placement have the right to include certain shares in any registration that we effect under the Securities Act, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit on a pro rata basis the number of shares registered by these holders. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these piggyback registration rights. Other than an obligation to file a post-effective amendment to the currently effective registration statement, the Company has not undertaken to file a registration statement in the future.

Lock-Up Agreements

As a condition to the Private Placement, the investors required our officers and directors to enter into lock-up agreements pursuant to which such holders are not permitted to dispose of any of their securities in the Company for a period of two years. A full description of the terms of the Lock-Up Agreements is contained in the section entitled“Certain Relationships and Related Transactions – Lock-Up Agreements” incorporated herein by reference.

ITEM 2.01 – Completion of Acquisition or Disposition of Assets

Share Exchange Transaction

As described above in Item 1.01 “Entry into a Material Definitive Agreement,” the Company consummated the Share Exchange Transaction with all of the Octavian Securities Holders pursuant to the Share Exchange Agreement. Following the Share Exchange Transaction and the consummation of the transactions described below, Octavian International became Octavian Global’s wholly-owned subsidiary.

Pursuant to the Share Exchange Agreement, House Fly issued 30,773,386 shares of Common Stock in exchange for all of the issued and outstanding Ordinary Shares of Octavian International, based on the exchange rate of approximately 16,527 shares of Common Stock for each Ordinary Share (the “Exchange Rate”).

Of the 1,862 Ordinary Shares of Octavian International exchanged in the Share Exchange Transaction, (which occurred prior to the Private Placement) (i) 652 Ordinary Shares of Octavian International issued to AGI in connection with the conversion of certain accounts payable were exchanged by AGI for 10,770,685 shares of Common Stock; (ii) 149 Ordinary Shares of Octavian International issued to Lilac as compensation for consulting services were exchanged by Lilac for 2,470,233 shares of Common Stock; (iii) 61 Ordinary Shares of Octavian International held by PacificNet were exchanged by PacificNet for 1,000,135 shares of Common Stock; and (iv) 1,000 Ordinary Shares held by Ziria Enterprises Limited, the company that was then the sole shareholder of Octavian International (“Ziria”) (a company which is 100 percent indirectly owned by Harmen Brenninkmeijer, our founder, Chief Executive Officer and a director of the Company) were exchanged for 16,532,333 shares of Common Stock.

Repurchase

On the Closing Date, House Fly entered into a Repurchase Agreement with Mr. McCall (the “Repurchase Agreement”), who at that time was our sole officer and director and the owner of 3,000,000 shares of our Common Stock issued and outstanding, constituting 44.4 percent of the Company’s outstanding securities. Under the terms of the Repurchase Agreement, on the Closing Date House Fly repurchased 3,000,000 shares of Common Stock for an aggregate purchase price of $500,000.

Private Placement

As described above in Item 1.01 “Entry into a Material Definitive Agreement,” the Company consummated the Private Placement, pursuant to which it issued the Private Placement Securities to the investors in the Private Placement and also issued Warrants.

Beneficial Ownership of Common Stock after the Share Exchange Transaction, the Private Placement and the Repurchase

On the Closing Date and after giving effect to: (1) House Fly’s issuance of Common Stock to Octavian Securities Holders pursuant to the Share Exchange Transaction in exchange for all of the outstanding securities of Octavian International; (2) the repurchase of 3,000,000 shares of Common Stock from Mr. McCall and (3) the issuance of Private Placement Securities to investors in the Private Placement, but not giving effect to the exercise of the Warrants, the beneficial ownership of Octavian Global Common Stock was as follows:

•
The Octavian Securities Holders, which exchanged their Ordinary Shares of Octavian International in the Share Exchange Transaction, acquired an aggregate beneficial ownership of 78.6 percent of the Company’s issued and outstanding shares of Common Stock; and

•	Investors in the Private Placement acquired an aggregate beneficial ownership of 11.8 percent of the Company’s issued and outstanding shares of Common Stock.

A discussion of beneficial ownership of Octavian Global’s directors, officers and principal stockholders is set forth below in the section entitled“Security Ownership of Certain Beneficial Owners and Management” incorporated herein by reference.

Change in Control and Shell Company Status and Accounting Treatment

As a result of the Share Exchange Transaction, the repurchase of 44.4 percent of the outstanding shares of Common Stock of House Fly, and the Company’s acquisition of Octavian International, it experienced a change in control and ceased being a shell company. The acquisition will be accounted for as a reverse merger (recapitalization) with Octavian International deemed to be the accounting acquirer and Octavian Global deemed to be the legal acquirer.

The following information is being provided with respect to the Company after giving effect to the Share Exchange Transaction and the acquisition of Octavian International, pursuant to the requirements of Items 2.01 and 5.01 of Form 8-K and the Form 10 information required to be included in the 8-K.

FORM 10 INFORMATION

Description of Business

The following describes our business. Whenever the terms “our,” “we” and the “Company” are used in this Description of Business, they refer to one or more of the following: Octavian Global, Octavian International and all other direct and indirect subsidiaries of Octavian International identified in this current report.

GENERAL

The Company was incorporated in the State of Nevada on April 19, 2007 under the name House Fly Rentals, Inc., as a development stage company to create a web-based service that lists properties across multiple market areas that are available for rental.

Octavian International was incorporated in England and Wales on March 23, 2001 under the name Eachway Limited. On April 4, 2001, Octavian International’s name was changed to Octavian Projects Overseas Limited and then to its current name, Octavian International Limited, on May 11, 2001. Octavian International currently has the following directly or indirectly wholly-owned or controlled and consolidated operating subsidiaries:

•	Argelink SA, a corporation formed under the laws of Argentina;
•	Casino Amusement Technology Supplies Limited (“CATS”), a corporation formed under the laws of England and Wales;
•	Octavian International (Europe) Limited, a corporation formed under the laws of England and Wales;
•	Octavian International (Latin America) Limited, a corporation formed under the laws of England and Wales;
•	Octavian Latin America SA, a corporation formed under the laws of Colombia;
•	Octavian SPb Limited Partnership, a limited partnership formed under the laws of Russia;
•	Octavian Ukraine Subsidiary Enterprise, a corporation formed under the laws of Ukraine; and
•	Atlantis Limited Company, a limited company formed under the laws of Russia.

Prior to the consummation of the Share Exchange, Robert McCall was the Company’s President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole Director; and Mr. McCall owned 44.4 percent of its issued and outstanding securities.

Pursuant to the terms of the Repurchase Agreement, House Fly repurchased all of Mr. McCall’s shares of Common Stock for a total repurchase price of US$300,000. Immediately after the repurchase of these shares: (1) the former shareholders of Octavian International received shares of Common Stock of House Fly in exchange for all of their Ordinary Shares of Octavian International, (2) Mr. McCall appointed Mr. Harmen Brenninkmeijer as a director of Octavian Global and (3) Mr. McCall resigned from his House Fly officer positions and from the House Fly board of directors.

As a result of the Share Exchange, the Company experienced a change in control and ceased to be a shell company, Octavian became its wholly-owned subsidiary, and the former shareholders of Octavian International became the owners of 89 percent of the Company’s issued and outstanding shares of Common Stock (prior to giving effect to the Private Placement).

Concurrent with the Share Exchange, the Company completed the Private Placement pursuant to which it raised gross proceeds of US$13 million.

SymphonyTM is a registered trademark of Octavian.  All other Octavian product names are trademarks of Octavian, while all other product names are trademarks or registered trademarks of their respective owners.  This Current Report on Form 8-K also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners.

Octavian’s website is www.octavianinternational.com. The website is not part of the Form 8-K. Our principal corporate executive offices are located at Bury House, 1–3 Bury Street, Guildford, Surrey GU2 4AW, UNITED KINGDOM and our telephone number is: +44 1483 543 543. Octavian’s registered office address is 51 Eastcheap, London, EC3M 1JP, UNITED KINGDOM.

OUR COMPANY

We are a leading global provider of full end-to-end suites of gaming systems and products. Our solutions offer full life-cycle gaming support and system solutions; the design, manufacture and marketing of computerized games; products for the lottery industry; and third party products. Our primary market focus is on emerging markets that we believe to be fast growing. We offer flexible, tailored, technical and operational support and solutions which enable our customers to efficiently scale their operations over multiple locations.

Our products and services are provided through our four core business sectors: (1) OctaSystems; (2) OctaGames; (3) OctaLotto; and (4) OctaSupplies.

OCTASYSTEMS

Our global Casino Management System (“CMS”) platform provides a centralized solution by linking Electronic Gaming Machines (“EGMs”) to our data centers in order to manage, control and monitor gaming machines worldwide. We offer total support for casino management of a slot machine portfolio as well as full support for gaming table systems. We provide the complete range of services from consulting, through design, procurement, installation, training and operational support. The OctaSystems business line operates what we believe is one of the largest independent CMS networks worldwide. We currently support approximately 27,000 machines and operate 150 different jackpots from a single server, allowing for real-time updates to machines worldwide. Our extensive global infrastructure is both flexible and scaleable, consisting of three distributed data centers covering 15 time zones, and providing local-language customer support 24 hours a day and 7 days a week. Our CMS system is designed to interface with the machines of virtually all other gaming manufacturers, as well as with other systems such as Point-of-Sale (“POS”), signage and kiosks. We believe this aspect of our system is unique in the gaming industry.

The primary benefit of our CMS platform for operators is the ability to control financial activities, allowing them to reduce the possibility of fraud and theft. In addition, our systems have advanced data extraction and data warehouse capabilities to enable operators to generate reports that allow for an in-depth, real-time understanding of player profiles and business performance and to utilize data for targeted marketing campaigns across multiple locations. The control functions of the CMS platform increase availability of machines and reduce down time by immediately identifying machines in need of service and notifying the operator’s service crew automatically. In our experience, developing such a networked gaming system is cost prohibitive for most medium to small operators. We believe that our competitive advantage is that we become an integral part of a gaming operator’s Information Technology (“IT”) infrastructure, with the aim to increase efficiency and profitability. We believe that our systems are unique in the industry, in that they are able to interface with the products of a variety of gaming manufacturers.

Our current system solutions include:

Accounting, Control and Progressive (“ACP”) Slots Management System. Our primary CMS system is the ACP platform, which we believe is a secure, highly flexible and reliable system with the capability to link machines from virtually all manufacturers, in multiple locations globally. The ACP system, consisting of approximately 1.5 million lines of code that we regularly update, provides the following key accounting, control and progressive functions:

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The Accounting Function: Provides all requested data from every linked machine, machine group, gaming hall and casino within the operator’s business. The system securely stores this data and transforms it into comprehensive reports and financial analysis. The key benefits to operators are the ability to:

•	Identify games that are the most popular with players;
•	Obtain real time information on the casino’s cash position;
•	Track all financial transactions; and
•	Eliminate time consuming manual processes.

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The Control Function: Performs detailed analysis of each machine and enhances system security. This function carries out real-time system diagnosis, including detection and identification of machine malfunctions, notification of unauthorized entry to any machine and monitoring of transmission links. Data can be customized easily to enable a variety of reporting functions and alerts. The key benefits to operators are the ability to quickly respond to machine malfunction to minimize downtime as well as to prevent fraud. In addition, the Control Function maintains a record of all attached systems, including status and physical locations, which is required by regulatory authorities in many jurisdictions.

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The Progressives Function: Enables connected machines to be linked over multiple locations to both progressive and random or mystery jackpots, also known as a Wide Area Progressive (“WAP”) jackpot system. Jackpot groups can be configured locally or globally according to the operator’s precise business requirements. We believe that the ability to create WAPs increases the number of playing customers and operator revenues by offering bigger and better awards.

My ACP Slots Management System

Our “My ACP” software product is an in-house CMS system where operators maintain their own central server, software, database and technical center on their own premises, managed by their IT personnel. We offer flexible service agreements including 24 hours, seven days a week hotline support, maintenance visits and periodic software upgrades to the My ACP firmware on the customer’s server.

Our End-to-End (“e2e”) Suite EasyStart entry level system offers smaller venues and operators access to our CMS using manual data entry, while removing the cost of the communications hardware.

ACP Slots Management System Add-ons.

Our ACP platform also offers optional add-on features that enhance the functionality of the ACP system and includes:

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Cashless. Cashless operations allow players to use a pre-paid single magnetic stripe, “Smart” or RFID card that enables players to play games to accumulate bonus points and gain automatic entry into a bonus jackpot draw. Operators are able to track player preferences and tailor services to meet customer needs. Additionally, the cashless operations reduce the operational manpower required by eliminating the need to empty machines, count cash, and reconcile balances.

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Player Tracking and Bonus Club. Fully integrated player tracking captures player activity for our loyalty system. Our loyalty system automatically enters players into sweepstakes such as jackpots and prize drawings or allows players to exchange accumulated points for cash or prizes, which we believe encourages players to return to our customers’ locations.

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Business Intelligence. A data mining tool, which transforms transaction data into reports that provide operators with information on player behavior, player patterns, tables and slots actual and theoretical wins and jackpot drops, in order to assist with targeted marketing campaigns.

We also offer customers the option of accessing their management data through authorized terminals or using stringent ID and password security from any web location.

Additional Systems

Octavian has a memorandum of understanding to license, integrate into Octavian’s proprietary systems and brand as an Octavian product the following two products.

•	Octavian GateManager Casino Reception System

GateManager’s main function is to support all activities related to guest services in a typical casino. The system controls customer registration and photo and blacklist checks at casino reception, which is a mandatory regulatory requirement in some jurisdictions. By linking to CashManager, and optionally to a slots management system, GateManager also provides full-function player tracking and comprehensive bonusing, marketing, and promotional capabilities, including tight control of non-cash gifts given to players to encourage their participation, known in the gaming industry as “complimentaries” or “comps.” Complimentaries take the form of free drinks, meals, transportation and accommodation. We believe that control of complimentaries is critical to enhancing the profitability of a gaming operator’s enterprise.

•	Octavian CashManager Casino Cash Desk System

CashManager’s main function is to manage and monitor all transactions taking place within the casino gaming area. The system interfaces with a casino reception system (such as GateManager) and a slots management system (such as Octavian ACP) to achieve overall monitoring of the transactions taking place within the casino gaming area. The system is extremely flexible and can be customized to meet specific casino needs.

OctaSystems generated 11 percent of our consolidated revenues in the six months ended June 30, 2008. Our business strategy is that our OctaSystems business will comprise a greater percentage of our revenues going forward.

OCTAGAMES

We have a portfolio of over 80 games sold globally. We believe our OctaGames business has developed a reputation for developing world class games that are especially popular in emerging markets and known for their advanced graphics and attractive user interfaces. We support a wide variety of games which are tailored for Electronic Gaming Machines (“EGMs”) and Amusement with Prizes Machines (“AWPs”). EGMs are commonly known as slot machines, while AWPs, which are popular in Europe, incorporate limited payouts with features that allow players to exercise some form of skill and strategy. EGMs are commonly found in casinos while AWPs are typically found in arcades, bars and restaurants.

Unlike other slot machine manufacturers, we offer games separately from the hardware to allow a manufacturer to run the games software on their machines. Alternatively, we supply the hardware with our gaming software as a complete product. We often translate our games into local languages.
Octavian has created its own proprietary EGM called The Maverick 1000 (“Maverick”). The Maverick has been developed to incorporate the very latest game machine technology and peripherals providing advanced graphics quality and speed. The Maverick incorporates an innovative design that takes up less space on a gaming floor than a typical EGM, allowing operators to maximize their use of floor space. The modular design of the Maverick allows operators to increase the product lifespan, by replacing only components, thereby increasing their return on investment. This machine can also be packaged and delivered in a “flat-pack” form to gaming machine manufacturers, distributors and operators, which reduces import tariffs and shipping costs. As customers switch to the Maverick, Octavian expects to also gain business by refurbishing and reselling the used machines that the Maverick has replaced to operators in less developed markets. We believe that the Maverick will allow us to leverage our proprietary technology and games, which will generate higher margins and profitability compared to third party sales, as well as provide recurring revenue through participation and licensing fees.

OctaGames generated 1 percent of our consolidated revenues in the six months ended June 30, 2008. Our business strategy is that our OctaSystems, OctaGames, and OctaLotto businesses will comprise a greater percentage of our revenues going forward.

OCTALOTTO

Our OctaLotto business line has developed the SymphonyTM platform which provides lottery systems and solutions for state and local lotteries, especially in emerging markets. We develop systems and game content and provide complete end-to-end lottery solutions, from consulting and set-up, to systems implementation and supplier management, as well as marketing, training and ongoing support. We are currently focused on rolling out this platform to multiple African countries that have entered into agreements with us, and we anticipate installations to occur over the next several years. The SymphonyTM platform has been developed specifically for lottery, Video Lottery Terminals (“VLT”) and downloadable games operations. Key benefits include:

•	A one-stop turnkey solution for existing and prospective lottery operators;
•	Innovative systems solutions to enable traditional lottery operators to sell tickets via networked gaming machines/VLTs;
•	Related lottery products, such as traditional online games, mobile gaming, VLT machines and scratch cards;
•	The ability to provide wireless, mobile and Internet gaming products; and
•	Discrete services such as business and technology advice, training and mentoring, supplier management and ongoing lottery business development

We added the OctaLotto business sector in 2008, and we have yet to recognize revenues from this business line. Our business strategy is that our OctaSystems, OctaGames, and OctaLotto businesses will comprise a greater percentage of our revenues going forward.

OCTASUPPLIES

Our OctaSupplies business is a casino and amusement equipment supplier for game equipment and content as well as related services. We offer a full range of products from the world’s leading manufacturers, including market-leading gaming machines and other innovative attractions and peripherals. The purchase of new devices in certain international markets is often costly, and where appropriate, we have started to recondition used devices for resale, which we sell on an “as is” basis.

We offer products from the following third party suppliers:

Austrian Gaming Industries (a/k/a Novomatic)

We have a long standing reseller relationship with Novomatic. Novomatic’s market leading products such as Gaminator®, Multi-Gaminator® and Super-V+ Gaminator® are available through our OctaSupplies business line to selected markets, including the Commonwealth of Independent States (“CIS”) and many countries in Latin America.

In addition, through collaborative developments, we offer products such as a version of the Maverick called the ‘Powered by Novomatic’ Maverick Novo Platinum EGM and games kit, which allows us provide Novomatic’s Gameplay and Multi-game technology to emerging markets.

International Game Technology (IGT)

We have a long term working relationship with IGT that includes various agreements for the supply of IGT gaming machines in Russia and IGT EZ Pay® to selected markets across Europe, North Africa and the CIS.

TableMAX

Under an agreement with TableMAX Holdings, LLC, we distribute, install and support TableMAX Electronic Table Games (“ETG”) systems globally, with the exclusion of NAFTA member countries.

OctaSupplies generated 88 percent of our consolidated revenues in the six months ended June 30, 2008. Our business strategy is that our OctaSupplies business will comprise a lower percentage of our revenues going forward.

BUSINESS STRATEGY

Our current focus is to grow our proprietary systems and games business and reduce our reliance on offering third party products. Octavian has made significant investments over the past few years to develop our own innovative gaming products as well as systems infrastructure to provide hosted solutions. We intend to leverage these investments to produce a sustainable recurring revenue model with increased profitability.

We are currently executing the following initiatives to drive further expansion and profitability:

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Increase our Recurring Revenues. Our long-term growth strategy is to derive a lower percentage of our revenues from Russia and from our OctaSupplies business. To date, we have been largely dependent on revenues generated from our operations in Russia, but we are working to expand our operations in other markets. We plan to develop a more geographically diverse business in order to minimize our exposure to volatility in any one market.

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Increase Proportion of Recurring Revenues and Long-Term Contracts. We have repositioned our business to increase our recurring revenue from our OctaSystems, OctaGames and OctaLotto business lines. We plan to increase sales of our proprietary OctaSystems, OctaGames and OctaLotto products and services, as we believe that these will provide us a stronger base of recurring revenues, because of the higher margins that we recognize on these products and services. We expect this will provide a more predictable revenue stream with higher margins, improving financial viability.

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Increase Focus on CMS. Currently we connect over 27,000 machines worldwide and we believe there is an estimated global market opportunity of at least two million machines that are still not linked to a CMS that could benefit from our systems. Regulators in our target markets have recently signaled greater interest in instituting legislation that would require gaming machines to be electronically connected with a CMS in order to ensure that all transactions and income are monitored, primarily for tax purposes. Because of our ability to connect other manufacturers’ products to our systems, our goal is to capture a greater market share of the gaming machines that are still offline. Our systems allow casino operators to link machines from multiple manufacturers, which we believe is a unique service in the gaming industry. In addition, we believe that we are well equipped to provide gaming infrastructure for both large and small gaming customers.

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Continue to Establish Long-Term Relationships with Casino and AWP Operators. Our aim is to continue to establish long-term, consulting relationships with customers by becoming an integral part of their operations. By consulting and providing the technological infrastructure for their operations, we seek to leverage our relationships to generate cross-selling opportunities.

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Expand Portfolio of Service Offerings. Our R&D staff is focused on using innovative and industry leading technology to deliver new products to our customers. Over the past three years, Octavian has invested a significant amount in R&D for systems, games and the Maverick. Our management is dedicated to continue its strong focus on R&D, which we expect will contribute to developing additional services and future growth.

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Expand Product Reach. Gaming Laboratories International (“GLI”) is a widely recognized standard-setting and independent testing authority in the worldwide gaming industry. We have made significant investments in obtaining GLI approval of key products including our ACP system, the Maverick, and various games from our OctaGames business line. Previously, the Company has focused on less regulated, emerging markets, where regulatory approval was not required. However, GLI certification facilitates entry into additional, more regulated markets that require GLI certification. We plan to enter rapidly growing, emerging markets in Asia and expand in the more regulated areas of Latin America and Europe.

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Continue Focus on Emerging Market Opportunities. We have been an early mover in nascent gaming markets. We have invested significant time over the last three years establishing relationships with customers and partners in Asia and other emerging markets. We believe that these relationships will assist us in being a first mover in these markets.

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Establish Long-Term Partnerships with Hardware Manufacturers, Games Development Companies and Other Suppliers of Gaming Services. We plan to continue developing partnerships with companies more familiar with local regulation, culture and methods to expedite entry into countries that currently allow gaming and those that may permit gaming in the future. An advantage of our open source technology and flexible operations is that it allows us to work with multiple technology partners and hardware suppliers. We believe that maintaining successful working relationships with these suppliers will allow us to customize products when customers demand particular third party hardware and will lead to additional future opportunities.

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Consolidate the Brand. We believe that the Octavian brand is well recognized in Latin America, the CIS and Europe. As we expand into other markets such as Asia and Africa, we will increase our marketing activities, in order to promote the brand both at the local and global levels. With increased exposure at industry events and within trade publications, our goal is for our brand to continue to become synonymous with providing a full suite of leading systems infrastructure, games and supplies.

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Expand through Strategic Acquisitions. Historically, we have grown both organically and through acquisitions. We believe there exist numerous opportunities to acquire companies with valuable technology and relationships. With further strategic acquisitions, Octavian will be able to expedite entry into new geographic territories and strengthen its product offering in emerging market sectors that we believe are fast growing.

MARKET REGIONS

We market our products and services in legalized gaming jurisdictions around the world. While our most significant market currently is Russia, we continue to pursue expanding international markets. Our opportunities, challenges, and successes vary across these jurisdictions.

Russia and the CIS Countries

We commenced our operations in Russia in 2001. We provided the ACP system and all technical support to one of the first major gaming operators in Russia. We expanded our presence in the market by providing services to other gaming operators. We also expanded our product and service offerings to include the distribution of third-party products and our proprietary games. We currently have two offices in Russia: our Moscow office focuses on our OctaSupplies business line, while our St. Petersburg office focuses on our OctaSystems, OctaGames, and OctaLotto business lines, research and development, and the operation of one of our global data centers.

Historically, Russia was our most significant market, representing 73.1 percent of our revenues in 2007. On December 29, 2006, the Russian government enacted legislation (No. 244FZ) that immediately restricted the number and the size of sites that can offer slot-machine operations. In addition, casinos would be limited to four geographic zones after July 1, 2009, and only gaming operators meeting certain specified revenue and assets thresholds would be permitted to operate casinos in these regions. This legislation effectively capped the market and caused a number of gaming suppliers to exit the marketplace. The legislation resulted in a significant decrease in our 2007 revenues from Russia of approximately US$37.0 million (or 68 percent), from US$54.4 million to US$17.2 million. However, we believe that our well-established relationships with operators in Russia and the contraction of our competition places us in a favorable position to serve the remaining Russian gaming industry in the event the Russian legislature passes legislation that permits country-wide gaming to continue. Such an extension would require operators to re-invest in new equipment, providing an opportunity for future growth.

The 2007 legislation did not restrict lottery operations, causing certain slot-machine operators to transfer some of their operations into the lottery space. Octavian has been able to capitalize on this new market through our OctaLotto business line. We currently supply VLT terminals and lottery systems to several markets in Russia and anticipate continued growth in this area.

Our offices in Russia also serve as our base of operations for our activities in other CIS countries. Our long-term strategy is to diversify out of Russia. From our Moscow office, we sell third-party machines and gaming supplies to gaming operators in Armenia, Belarus, Georgia, Kazakhstan, Kyrgyzstan and Moldova.

In addition, we also maintain an office in Kiev, Ukraine to service our expanding presence in Ukraine. Our operations in Ukraine currently include our OctaSystems, OctaGames and OctaSupplies business lines.

Operations in Russia and the CIS countries contributed 73.1 percent of our revenues in 2007 and 88.1 percent in 2006. For the six months ended June 30, 2008, we derived $26.6 million or 83 percent of our revenues from Russia and the CIS countries. Because business conditions in Russia became volatile in 2007, we plan to generate a greater percentage of our revenues from a broader geographic base going forward, in addition to mitigating the effect of the legislative changes on our results of operations.

Latin America and the Caribbean

Legalized gaming is established in several dozen countries in this region, with a market for machines in the following areas:

•	Slot halls in most countries;
•	Lotteries in most countries;
•	Casinos in seven countries;

•	Bingo operations and arcades in Bolivia and Mexico; and
•	Racinos (casinos located on licensed race courses) in Argentina.

We believe that Colombia is the largest market in terms of machines, with approximately 39,000 machines. Legislation recently has been passed that will require gaming operators to link their machines to a centralized system. Culturally, Colombia generally has been more oriented toward lotteries but we believe that support for casinos has grown as large, well-known operators have moved into the market. Although the size and timing of market growth remain uncertain, we anticipate that opportunities will develop over the course of the next few years.

We believe that the second largest market in this region is Peru, representing approximately 17,000 machines, with the largest cities having the highest concentration and continuing to grow. Legislation is pending that will require the Ministry of Tourism to certify gaming operators. If it passes, this legislation would increase our opportunities for growth in Peru over the next several years. We believe that certification by the Ministry of Tourism will increase the confidence of gaming companies and consumers in gaming operations, leading to more investment in gaming operations in Peru. We currently have games and machines undergoing certification in Peru.

Mexico first allowed casinos to begin operations in 2006, and the Mexican gaming industry generated approximately US$2 billion in revenue that year. We believe that Mexico will be the fastest growing territory in Latin America, because new casinos will attract visitors from the United States as well as from Mexico. We recently entered into contracts to deliver bingo games to Mexico, and we expect to expand our presence in this market during 2008.

Argentina is a significant market in this region, with more than 130 casinos and a total gaming market of approximately US$185 million. We have a data center in Argentina, and we also continue to increase our share of machines through competitive pricing and established relationships with gaming operators. We also expect future opportunities in Chile and Ecuador will provide both replacement and expansion growth.

We have a physical presence in each of Bogotá, Colombia and Buenos Aires, Argentina. Each of these locations hosts a global ACP data center, and we also conduct software research and development at our Buenos Aires location. We expect to open an additional data center at a location in the Caribbean in the near future. Our Latin America operations encompass 14 countries and contributed 7.2 percent of our revenues in 2006 and 24.2 percent of our revenues in 2007. For the six months ended June 30, 2008, we derived $4.6 million or 15 percent of our revenues from Latin America and the Caribbean. We derive our revenue in this region from our OctaSystems, OctaGames, and OctaSupplies business groups and also expect to deliver our OctaLotto services in this region in the near future.

Europe

This region includes 21 countries, with an estimated total gaming market of US$18 billion including approximately two million gaming machines. It encompasses:

•	Traditional casinos in more than 30 countries;
•	Slot halls and arcades, both regulated and unregulated, in most countries; and,
•	Non-casino environments such as restaurants and pubs in more than 15 countries.

We believe that the largest market in this region is the United Kingdom, with approximately 270,000 machines and US$4.1 billion in revenue in 2007. Additional casinos are expected to open in this region during 2008, creating opportunities to sell both new products and product replacements.

Germany currently has a gaming market of approximately US$3.9 billion and approximately 203,000 gaming machines. In 2006, Germany began allowing AWP machines on the street market. This was the main market growth driver during 2006 and 2007, when 55,000 additional machines were added.

France’s total gaming market includes approximately 195 casinos and US$3.4 billion in revenues, but French legislation makes it extremely difficult to obtain gaming distribution licenses. Because of the stringent regulatory requirements, we do not currently pursue gaming opportunities in France.

We believe that the opening of our joint ventures in Germany and Italy will help to strengthen our positions in these markets.

Octavian currently does most of its business in Europe in Romania, Italy and Germany. Our European operations represented approximately 2.7 percent of our revenues in 2007, compared to 4.7 percent in 2006. European operations represented approximately two percent of our revenues in the six months ended June 30, 2008.

Africa

We believe that the total African market encompasses approximately 331,000 regulated machines. South Africa is the largest market in the region, with approximately US$2 billion in annual revenue. It is highly regulated, and we also believe the market is currently saturated. We believe that attendance at South African casinos will increase during 2010 when it hosts the soccer World Cup, and we anticipate that this increase may create a market opportunity for us. We believe that the next two largest markets are Morocco and Mauritius, both of which are small but growing gaming machine markets.

Octavian has an agreement with a distributor located in the Republic of Seychelles to provide gaming machines in six African countries on a participation basis. According to the agreement, Octavian will provide up to 566 machines by mid-2010. As payment, we will receive 45 percent of each machine’s sales until the end of 2013. We expect this contract to be expanded to include additional machines and additional African markets.

We also have an agreement with a lottery operator in Rwanda regarding the supply of OctaLotto systems, lottery consulting services and marketing programs. In addition, we have an agreement to supply our OctaLotto systems to an operator who has a license to run the lotteries of six African countries.

Asia

Most Asian countries have some form of gaming, including casinos, lotteries, and hotel and club gaming. We estimate the total market is US$18 billion in revenue, with the largest markets being China, Cambodia, Singapore, Malaysia, and the Philippines. We anticipate growing demand in this region, both new and replacement, for machines, parts, games and systems.

We currently have no operations in Asia, other than a system being tested by a potential future customer. However, we expect to expand into this market in the near future.

Other Regions

At this time, we do not conduct operations in North America (other than in Mexico) or the Middle East.

MARKETING AND SALES

Octavian primarily markets and sells its products and services through its direct and indirect sales staff and senior management, who are located in each of our global locations. As of November 3, 2008 we employ 17 direct and indirect sales representatives. The sales and marketing group is supported by a technical and project management team throughout the sales process. The sales managers work with the technical team to:

•	Define customer requirements, deliverables and assumptions;
•	Obtain necessary internal commitments and permissions;
•	Develop detailed project estimates;
•	Prepare pricing and margin analyses; and
•	Finalize sales proposals.

Before a proposal is submitted to a customer, it is reviewed and approved by senior management to ensure that the correct resources are available to meet the proposed timeline and budget. Our sales personnel also remain actively involved in each project throughout the execution as a part of our relationship management.

We maintain a sales database that is continuously updated through prospecting efforts, conducted primarily at trade shows, and is utilized throughout the sales cycle from prospect qualification to close. As a result of this marketing system, we pre-qualify sales opportunities, and direct sales representatives are able to minimize the time spent on prospect qualification. In addition, substantial emphasis is placed on the post-sales effort to ensure customer retention, as well as expansion of services and products made available to existing customers. In this regard, our account managers play an important role in the marketing of our products and services by leveraging their ongoing relationships with customers to identify opportunities to expand and diversify the type of services and products provided to each customer.

Our sales process takes place throughout our year and can range from proposals for a small quantity of units to several hundred units. The duration of the sales process varies depending on the type and scale of products and services required, ranging from days for most games and machines, to as long as a year for a highly customized ACP system. Typically, a potential systems customer will participate in a formal evaluation and selection of a system vendor.

The level of sales available to us at any point in time can vary materially due to a number of factors, including the capital budgets of our customers, the availability of new products and services, the timing associated with any required regulatory approvals, and the success and features contained in the products and services sold by our competitors. The price paid for a full system can vary materially from customer to customer, depending on a number of factors, including the size of the gaming operation, the number of functions contained in the system specified and the level of post-sale support provided.

We generally complete our sales on a cash basis, but we also sell systems, games, and machines through normal credit terms of several months or less. We review our accounts payable monthly and book allowances for bad debt as needed.

We conduct one-on-one meetings with our customers to demonstrate our products at their locations, or we host customers to private demonstrations in our offices or at off-site venues. In certain cases, we participate in responding to competitive requests for proposals from private and public entities seeking to purchase gaming equipment and services. Our direct sales force historically has generated most of our sales. We conduct a number of marketing activities including exhibiting at international and regional tradeshows, sponsorship of industry trade publications, and targeted email marketing.

We normally exhibit our products and services at the following annual tradeshows:

Tradeshow	Location	Month

ICE	London, United Kingdom	January
ENADA Primavera	Rimini, Italy	March
FADJA	Bogotá, Colombia	April
ELA	Monterey, Mexico	May
G2E Asia	Macau, China	June
Entertainment Industry	Kiev, Ukraine	September
ENADA	Rome, Italy	October
SAGSE	Buenos Aires, Argentina	October
G2E	Las Vegas, United States	November

In addition to attending industry tradeshows, we look for sponsorship opportunities, such as providing official tradeshow lanyards that include our brand name and logo. In addition, our Chief Executive Officer, Harmen Brenninkmeijer, is a regular speaker and moderator at tradeshow symposia and is on the advisory panel for the G2E tradeshows.

To maximize our brand exposure internationally, we have secured exclusive agreements with publications including:

1.
We are the official sponsor of G3 magazine’s semi-annual market reviews. G3 is a major industry publication published monthly by HP Publishing Limited and also distributed at major tradeshows. Because of Octavian’s sponsorship of the market reviews, our brand name and logo appear on every page of the issue devoted to the market report; the entire inside cover page is devoted to Octavian advertising and two additional advertisements for Octavian products and services appear in the front part of the issue.

2.
We have sponsored the Casino International wall calendar for calendar years 2007/2008, and we have agreed to do so again for 2008/2009. The printed calendar is mailed to almost 5,000 subscribers worldwide and emailed in digital format to another 3,000 online subscribers.

3.
We have a contract with Casino Review magazine for an Octavian advertisement to appear on the outside back cover of every issue. We have agreed to be the official sponsor of the magazine’s “Supplier News” section that appears in each issue. Casino Review is a monthly publication that is distributed both in print and digital format. It is published by Clarion Gaming, the organizers of the ICE tradeshow, and distributed to each year’s International Casino Exhibition (“ICE”) exhibitors.

4.
We have a long-standing relationship with Yogonet.com, publishers of a daily gaming industry newsletter, distributed by email. Our relationship dates back to the newsletter’s founding in 2003, when it was focused on the Latin American market, in which we have had a well-established presence for several years. Over the past year, it has become one of the industry’s most subscribed global newsletters. Octavian’s contract provides that each issue of the newsletter and the website contain Octavian banner advertisements and our relationship ensures that any story about Octavian is featured among the top five stories for that day.

We also utilize subscriber based HTML email marketing as a cost-effective, targeted method of publicizing our latest product developments. These emails are distributed to prospects in our sales database. We currently have more than 3,500 names on our subscription list.

CUSTOMERS

The demand for gaming devices and systems varies depending on the level of new construction and renovation of casinos and other gaming sites, as well as market conditions that might generate the need for new and replacement equipment and product and service innovation. Gaming devices generally have an average replacement cycle of three to seven years.

Octavian provides products and services on both an ongoing and a one-time basis. The volume of products for specific customers varies from year to year, and a significant customer in one year may not buy our products in a subsequent year.

Future sales of our products and services will be based on, among other elements, continued expansion of our product and service line, the success of our game content, the acceptance of our systems, our customer service levels, expansion into additional markets and our ability to maintain a competitive position against other providers who are producing similar products and services.

Sales Structures

OctaSystems sales generally are structured in three ways. The first structure involves the customer purchasing the hardware and then paying a monthly fee per machine for access to the data center. These contracts are generally three years or longer in length, with varying fee structures. The second structure involves the customer purchasing the hardware and system outright for a one-time fee. Under this structure, the customer has the option of purchasing an ongoing service package from Octavian for support and software updates. The third structure involves the customer purchasing the hardware at a small margin (cost-plus) and then paying Octavian a fixed percentage of the customer’s revenues over the life of the system. In each case when there is an ongoing service contract, the customer is invoiced monthly for the appropriate fees.

The demand for CMS is driven by regulatory requirements in each applicable jurisdiction by casino operators’ competitive need to track device and player activity, and to establish and compile individual device and player profitability and other demographic information. These features also enable casinos to develop or enhance marketing strategies. Our revenues from our CMS systems are derived from selling our products and services to both new and existing customers.

OctaGames sales generally are structured in two ways. The first structure involves the customer purchasing a security-protected license for one or more of our games. The second structure involves third-party manufacturers outsourcing to us the development of one or more specific games, the terms of which separately are negotiated in each individual contract.

OctaLotto sales typically involve the customer purchasing the hardware at cost-plus and then paying Octavian a fixed percentage of the customer’s revenues over the life of the system.

OctaSupplies sales generally are structured in two ways. The first involves outright sales of third-party machines where the customer makes an initial payment, and we extend credit for the remainder. The second involves the customer paying Octavian a fixed percentage of the machine’s sales over a period of years. In certain cases, the original manufacturers of these products may be competing with us in markets where we also sell their products.

COMPETITION

The market for gaming systems, games, lottery systems, and gaming machines is highly competitive, constantly evolving, and subject to technological change. Competition is a significant driver of new product and service development. We believe that principal competitive factors include:

•	Product functionality and features;
•	Product and service pricing;
•	Availability and quality of support;
•	Customer acceptance and player preference;
•	Ease and speed of product implementation;
•	Vendor and product reputation;
•	Product architecture and technological innovations;
•	Knowledge of gaming industry practices;
•	Product accuracy and reliability; and
•	Regulatory compliance and GLI certification.

We believe we have a global competitive advantage as a result of our:

•	Ability to customize products and services;
•	Breadth of product and service offerings;
•	High levels of customer service and support;
•	Long history with customers;
•	Geographic diversification of operations;
•	Seasoned, experienced development staff;
•	Worldwide brand recognition;
•	Management with more than 150 years of aggregate gaming industry experience;
•	Diverse library of innovative games;
•	Investment in R&D; and
•	Synergies resulting from system convergence.

Our competitors vary in size from small companies with limited resources to several large multi-national corporations with substantially greater financial, marketing and product development resources than ours. Our larger competitors have an advantage in being able to devote more resources to develop new technologies that are attractive to players and customers. Our competitors include, but are not limited to, the following manufacturers and service providers that have gaming products and services and are either authorized to sell or are in the licensing process in many foreign gaming jurisdictions:

OctaSystems competitors include: Aristocrat Leisure Limited, Lottomatica S.p.A. (acquired Atronic in 2008), Bally Technologies, Inc., International Game Technology, Progressive Gaming International (formerly Mikohn Gaming Corporation) and Systems in Progress GmbH (owned by WMS Industries, Inc.). Competition is particularly strong in this market because of the number of providers and the limited number of casinos and jurisdictions in which they operate.

OctaGames competitors include: Ainsworth Gaming Technology, Aristocrat Leisure Limited, Aruze Corp. (formerly known as Universal Distributing of Nevada), Bally Technologies, Inc., Unidesa Gaming & Systems (part of the Cirsa Group), Franco Gaming, Ltd. (a division of Recreativos Franco), Gauselmann Group, Lottomatica S.p.A. (acquired GTech Corporation in 2006 and Atronic in 2008), International Game Technology, Konami Co. Ltd., Novomatic Industries, Scientific Games Corporation and WMS Industries, Inc.

OctaLotto competitors include: Lottomatica S.p.A. (acquired GTech Corporation in 2006), International Lottery & Totalizator Systems, Inc., IntraLot S.A., Scientific Games Corporation and Win Systems International Holdings, Inc.

OctaSupplies competitors include: Ainsworth Gaming Technology, Aristocrat Leisure Limited, Lottomatica S.p.A. (acquired Atronic in 2008), Bally Technologies. Inc., Belatra Co., Ltd., Fortuna Gaming Corp., Franco Gaming, Ltd. (a division of Recreativos Franco), Gauselmann Group, , International Game Technology, KARE Technology Company, Konami Co. Ltd., Novomatic Industries and Unicum Gaming (“SmartGames”).

MANUFACTURERS AND SUPPLIERS

We manufacture our hardware products through third-party manufacturers in Australia, Russia and Argentina. In Russia, we have outsourced the manufacturing of ACP components to an aerospace company based in Moscow under a long-term contract that provides for minimum-order quantities, lead times and a maximum manufacture rate that is eligible for increase at our request. We have outsourced the manufacturing of the component parts of the Maverick to manufacturers in Taiwan, China and Australia. We have outsourced the ultimate assembly of the Maverick to a games machine manufacturer in Melbourne, Australia. We also purchase certain component parts from third-party manufacturers, such as AGI and FutureLogic, Inc. In Argentina, we have outsourced the manufacturing of ACP components to a local manufacturer. We manufacture these components in Argentina for distribution in Argentina only, for tax and trade law reasons.

We believe that our sources of supply are generally adequate and have a degree of redundancy.

CUSTOMER SERVICE

We consider customer service an important aspect of our overall marketing strategy. We provide product delivery, installation, new product training, warranty, after-market technical support, supplemental equipment and spare parts, product retrofitting, game conversions, network systems, downloadable game and system upgrades, and casino operations consulting services. We employ trained customer service personnel in our data center locations, co-located with our R&D personnel, to whom our customer service staff have immediate access.

In addition, we generally offer a 90-day parts and labor warranty for games and machines. We record warranty expenses for our OctaSupplies sales only.

Octavian provides access to customer support service 24 hours a day, seven days a week. We also offer field service support programs, spare parts programs and operational consulting to improve performance.

Product information is available through a restricted, user-identification and password-protected area of our website.

RESEARCH AND DEVELOPMENT

Octavian has made significant investments in R&D, developing advanced technical systems that are required to run and develop profitable global gaming businesses. We employ over 70 employees worldwide in product development in dedicated groups including: specification, design, creation and production of machines, hardware, communications, facilities, firmware, software, games design, graphics design, sound and video development, operations, installation and support. We believe that our presence in numerous overseas markets exposes us to local industry knowledge that contributes to our ability to innovate. We believe that one of our competitive advantages is our commitment to constant technological innovation, and we plan to develop new products through a combination of licensing, acquisitions and research activities

Our primary development and support facility is located in St. Petersburg, Russia, with a secondary facility located in Buenos Aires, Argentina. In addition, we conduct some of our product development through outsourcing arrangements with unaffiliated third parties, including consultants in Australia, India and the United Kingdom.

Our R&D team in St. Petersburg has been instrumental in the continual development of our ACP slots management system, evolving the product to allow Cashless, Player Tracking and Bonus Club features. The St. Petersburg games department has successfully delivered a portfolio of over 80 titles comprising slot games, bingo, Keno, AWP and downloadable games with varied multi-line options for multiple languages, denominations, countries and jurisdictions.

Our R&D employees in Argentina are dedicated to customization of the ACP systems for the Latin American market. This team works closely with our St. Petersburg staff on ACP product development.

Our Australia R&D team focuses on two product development initiatives: the development of the Maverick and our Advance Gaming Engine (“AGE”). The AGE is an internal proprietary technology that allows Octavian to more efficiently develop games by re-using graphics and animation files and eliminating certain programming steps from games development. Our on-site employees oversee consultants in Australia to whom we have outsourced these R&D functions.

We have outsourced the responsibility for the ongoing development of our SymphonyTM platform for downloadable games and lottery operations to a team in India. The development team is managed and directed by Octavian personnel.

Octavian’s R&D efforts in the United Kingdom primarily involve the development of VLT games by a third party, to which we provide our proprietary IP information for production purposes.

We are extremely proud of the technological innovations that we have achieved, which include the following developments:

•	What we believe to be the earliest fully integrated CMS for the Russian market;
•	What we believe to be the first WAP system for the Russian market;
•	Introduction of fully downloadable games in 2003, which we believe to be three years before our competitors;
•	Introduction of multiplayer and tournament systems in 2003, which we believe to be two years before our competitors; and
•	What we believe is the industry’s only use of satellite communications to link to data centers.

TECHNOLOGY

We have developed several technologies that we believe to be proprietary in nature and which serve as the foundation of our systems platform. We also employ technologies and security policies designed to ensure that our operations and customer information are protected and secure. We believe that our technology infrastructure provides a flexible, scalable and reliable platform for the development and deployment of new services and solutions at a low cost. When we commence development of a new game, we use the latest technological architecture available and select long-life components with a goal of ensuring that the game or system remains viable for at least three to five years.

The systems supporting our operations are hosted at three facilities: St. Petersburg, Russia; Bogotá, Colombia; and Buenos Aires, Argentina. The facilities are highly secure environments, with standby systems that provide redundancy in the event that any of our primary systems fail. The facilities are continuously staffed by trained personnel and have customer telephone support available 24 hours a day, seven days a week, with two back-up development teams on call. System capacity was built to support major expansion above existing levels and current utilization rarely rises above ten percent. We believe that our systems currently in place have ample power, redundancy, fire suppression capabilities, bandwidth capacity and backbone redundancy to support current and anticipated near-term growth of the business. In addition, our systems are highly modular and easily can be expanded to cope with unforeseen growth.

We implement security at multiple levels in our hardware and software platform and comply with various local gaming industry standards that are often rigorous and are designed to protect internal operations and customer data. We utilize multilevel enterprise firewalls and monitoring systems for intrusion detection and to filter all incoming network traffic. All systems communications are encrypted and critical financial transactions are double encrypted, using standard commercial algorithms and proprietary higher security algorithms. We operate and maintain the systems that support the web-based ACP access functions completely separately from our main database as an added layer of security.

Currently, our data center systems can service up to 150,000 transactions per minute, and our database capacity is greater than four terabytes of data. Additionally, we have designed our system and database to be easily expandable, as needed. Since 2002, we have experienced 100 percent uptime, even maintaining service during upgrades and maintenance.

All of our international sites are linked by a network allowing for flexible internal communications worldwide. Our communications infrastructure includes satellite links, fiber optics, broadband, wireless technology, fixed telephone lines and dial-up capability. We believe that our communication systems’ safeguards ensure that no data will be lost during power or communications outages.

Intellectual Property

Octavian’s intellectual property is comprised of trade secrets, industry and technical know-how, trademarks, copyrights, and issued and pending patents. Our intellectual property is a significant asset. We rely primarily on Russian intellectual property laws to protect our intellectual property and to a lesser extent on the laws of other jurisdictions in which our intellectual property is used. We also rely on privately negotiated license agreements, third-party non-disclosure and other agreements and other contractual provisions to protect our intellectual property rights. In addition, we use technical measures, such as encryption and other security measures, to protect our intellectual property from theft and piracy.

Our intellectual property includes the concepts, designs, features and manufacturing processes associated with our games, systems and machines. We currently hold more than 30 patents in Russia for various games, systems, systems components and processes. We hold two trademarks related to the Maverick in Australia. In addition, we are in the process of seeking a patent in the United States, even though we do not currently plan to sell the Maverick in the United States, because we believe that the Maverick represents such an innovative product that investment in U.S. patent protection is warranted.

We do not seek formal legal protection for all of our intellectual property because we have found the expense unjustified after taking into account the potential benefits to be derived. Our products typically have a lifecycle that is shorter than the length of time required to secure a patent and enforce the patent protection. We believe that our contract and technical security measures sufficiently protect the majority of our intellectual property from theft and piracy.

We hold licenses to use third-party intellectual property for certain components of our ACP system. We also license the design, development, manufacture and distribution of the SymphonyTM product from a third party. We hold licenses to use third-party intellectual property as components of certain of our games systems. In addition, in order to connect our systems to certain machines, the machine manufacturers often grant us a right to use the portion of their IP that is necessary to allow us to do so and vice versa. Moreover, as part of our joint venture agreements, we often enter into mutual intellectual property exchange arrangements. We also subcontract development of certain system and games components to specialized developers and manufacturers and receive contracts to develop products from other companies. In each of these cases, we seek to ensure that our contracts provide for robust protection of our IP rights and assignment to us of all IP invented under subcontracting arrangements. In conjunction with our distribution agreements for our OctaSupplies business, we often obtain the right to use the supplier’s IP in order to provide ongoing service and support. We have licensed to eBet a non-exclusive right to manufacture and distribute the Maverick in Asia.

Our intellectual property is critical to our success and ability to compete, and if we fail to protect our intellectual property rights adequately, our competitors might gain access to, or gain the ability to duplicate or capitalize on, our technology. We negotiate beneficial intellectual property ownership provisions in our contracts and also require employees, consultants, advisors and collaborators to enter into confidentiality agreements in order to protect the confidentiality of our proprietary information and the assignment to us of all IP invented by those under contract to us.

Others may infringe upon or develop products in violation of our IP rights, and the issue of patents under pending applications is not a certainty. We are subject to general litigation risk related to our ability to enforce and maintain patents, copyrights, trademarks, and other IP rights. Seeking enforcement of or declaring our IP rights could result in other parties asserting that our rights are invalid, or alleging rights of their own against us. Our management is not aware of any current or threatened litigation involving our IP.

We believe that our use of brand-name intellectual property contributes to the appeal and success of our products and services and that our future ability to obtain and develop new brand names is important to our continued success. Therefore, we continue to invest in the market positioning of Octavian and the awareness and recognition of Octavian and its brand names.

REGULATION

The distribution of gaming equipment, systems and services is subject to regulation by a variety of government agencies worldwide. Regulatory requirements vary from jurisdiction to jurisdiction and are constantly evolving, but they often include:

•	Licenses and/or permits;
•	Findings of suitability of directors, officers, major stockholders, and other key personnel;
•	Technical requirements and approvals for certain equipment;
•	Operational requirements, including data security;
•	Documentation of financial record-keeping; and
•	Responsible gaming compliance.

Our compliance efforts are focused not only on gaming jurisdictional requirements but also on other applicable regulations, such as tax, environmental, excise and customs. Although many regulations at each level are similar or overlapping, we must satisfy all conditions, individually, for each jurisdiction. Determination of compliance in each jurisdiction is independently verified and generally does not depend on a determination of compliance in any other jurisdiction. Penalties for non-compliance can be severe.

Laws of the various gaming regulatory authorities are designed to protect the public and ensure that gaming is conducted honestly, competitively, and in a manner free from corruption. Regulatory oversight additionally ensures that the local authorities receive the appropriate amount of gaming tax revenues. Gaming financial reporting and systems therefore must demonstrate high reliability and integrity.

The nature of the industry and our worldwide operations make compliance with these requirements very time-consuming and require extensive resources. Before we initiate business in a given jurisdiction, we review all applicable policies, laws and regulations in order to ensure our ability to comply. In addition, we maintain a close working relationship with GLI throughout our product development process to ensure that our products meet their standards and those of particular markets. Currently, Octavian’s My ACP system, ExtraCash, and more than eight games titles are approved to GLI general global standards. In addition, we believe that approval of the Maverick is likely to be obtained in the near future. It is current management policy that all current and future products be submitted for GLI approval on a timely basis.

The gaming industry by its very nature is complex and constantly evolving, particularly in jurisdictions that are first beginning to permit gaming. We continue to devote significant resources to ensure regulatory compliance throughout our company. There can be no assurance, however, that any required licenses, approvals, or findings of suitability will be obtained or, if obtained, will not be conditional, suspended, or revoked, or that we will be able to obtain the necessary approvals for any future products as they are developed. If a license, approval or a finding of suitability is required by a regulatory authority, and we fail to obtain the necessary license, approval or finding, we may be prohibited from selling our products or services in that jurisdiction or we may be required to sell our products and services through other licensed entities at a reduced profit.

Octavian’s current strategy is focused on opportunities in emerging markets. We therefore do not conduct business in the United States and have not applied for a gaming license in any U.S. jurisdiction.

EMPLOYEES

As of November 3, 2008, Octavian employed approximately 160 persons at 11 different locations globally. With a strong focus on product development, approximately 70 of these employees are dedicated to development of new and existing products, while the remaining represent sales, administration, and management. None of our employees are subject to a collective bargaining arrangement, and we consider our relations with employees to be good.

RECENT DEVELOPMENTS

AGI

Octavian is a non-exclusive distributor for AGI in various countries in Latin America, and Octavian’s wholly-owned subsidiary Casino & Amusement Technology Supplies is a non-exclusive AGI distributor in Russia and the Commonwealth of Independent States member countries. As such, AGI is and has been Octavian’s largest supplier and, prior to the closing of the Share Exchange, Octavian had outstanding accounts payables of approximately €18,756,207 as of June 30, 2008 (US$29,597,294.65 based on the July 1, 2008 Exchange Rate of €1=US$ 1.5780). Pursuant to certain agreements between AGI and Octavian entered into immediately prior to the Share Exchange, AGI and Octavian agreed to the following:

∙ AGI converted €4 million (US$5,094,000 based on the November 3, 2008 Exchange Rate of €1=US$ 1.2735) of accounts payable to it by Octavian into 652 Ordinary Shares of Octavian, representing 35 percent of the outstanding share capital of Octavian.

∙ AGI restructured an additional €8 million of accounts payable (US$10,188,000 based on the November 3, 2008 Exchange Rate of €1=US$ 1.2735) into a four-year loan, which accrues interest at a rate of three month USD LIBOR plus four percent (4%) (capped at a maximum rate of eight percent (8%)) per year, and will be payable in equal monthly installments of €166,666.67 (US$212,250 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) over a period of 48 months, commencing on October 31, 2008. As security for the obligation, Octavian granted AGI a security interest in all intellectual property rights (including rights in software) in certain of Octavian’s intellectual property, including the source and object code for Octavian’s Accounting, Control, and Progressives product; in Octavian’s Maverick product and any modifications and in Octavian’s Maverick games and any modification, ExtraCash and Advanced Gaming Engine along with all related materials (the “IP Rights”).

∙ AGI invested US$5 million in the Private Placement.

∙ Octavian repaid AGI €2 million (US$2,547,000 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) of accounts payable at the closing of the Private Placement and will repay the remaining accounts payable balance in four equal installments of €1,189,051.45 (US$1,514,256.45 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) on November 30, 2008, December 31, 2008, January 31, 2009, and February 28, 2009.

∙ Following these transactions, as of October 31, 2008, Octavian had outstanding accounts payable to AGI of €4,756,207 (US $6,057,029.61 based on the November 3, 2008 Exchange Rate of €1=US$1.2735).

eBet

In November 2006, Octavian entered into a memorandum of understanding with eBet Limited, an Australian company, pursuant to which it would merge into eBet. In June 2007, in anticipation of the completion of that merger, eBet provided Octavian with a bridge debt financing of AU$3.2 million (US$2,957,120 based on the 2007 Average Exchange Rate of AUS$1=US$0.9241) which was secured by the IP Rights. Subsequent to the bridge debt financing, due to adverse market conditions, the parties determined not to proceed with the merger. Out of the proceeds from the closing of the Private Placement, Octavian repaid eBet AU$2,319,085 (US$1,551,467.87 based on the November 3, 2008 Exchange Rate of AU$1 = US$0.690), which was the outstanding balance of the bridge debt financing and Octavian obtained a release from eBet of its security interest in the IP Rights.

PacificNet

On December 7, 2007, (i) Octavian, Emperor and Ziria entered into the PacificNet Acquisition Agreement with (ii) PacificNet and its wholly-owned subsidiary, PacificNet Games International Corporation, a company organized under the laws of the British Virgin Islands. The terms of the PacificNet Acquisition Agreement provided for the acquisition by PacificNet of all of the outstanding securities of Emperor. This acquisition was completed on January 22, 2008, upon which Emperor became a direct wholly-owned subsidiary of PacificNet and Octavian became an indirect wholly-owned subsidiary of PacificNet. The purchase price payable by PacificNet was (i) up to 2,330,000 shares of PacificNet’s common stock, representing approximately 19.5 percent of PacificNet’s then outstanding shares of common stock and (ii) the Earn-Out Amount. The shares of PacificNet common stock were required to be placed in escrow at closing and were to be released upon the satisfaction of certain requirements under the PacificNet Acquisition Agreement. Additionally, the Earn-Out Amount was to be paid to Octavian over a period of time in installments from 2009 through 2012. In connection with the agreement, Harmen Brenninkmeijer, our Chief Executive Officer and a director of Octavian, was named to the board of directors of PacificNet and entered into the Service Agreement with PacificNet. Mr. Brenninkmeijer never performed any services for PacificNet, and neither PacificNet nor Octavian ever compensated him under the terms of the Executive Service Agreement.

On May 14, 2008, all of the parties to the PacificNet Acquisition Agreement entered into the PacificNet Termination Agreement, pursuant to which the PacificNet Acquisition Agreement and all rights and obligations of the parties thereunder were terminated. The Service Agreement also was terminated. As a result of the termination of the PacificNet Acquisition Agreement, neither the remaining consideration shares of PacificNet common stock (being 1.1 million) nor any of the Earn-Out Amount were transferred/paid to Ziria, and all shares of Emperor were returned to Ziria and the 1.2 million shares of PacificNet common stock to Ziria were returned to PacificNet. Upon the consummation of this transaction, Emperor was no longer a direct subsidiary of PacificNet, nor was Octavian any longer an indirect subsidiary of PacificNet. Harmen Brenninkmeijer, our Chief Executive Officer and a director of Octavian, resigned from the board of directors of PacificNet on May 21, 2008. PacificNet paid Sterne Agee & Leach, Inc., a company that acted as a consultant to Octavian for the PacificNet Acquisition, 30,000 PacificNet shares. Octavian owes PacificNet US$49,680 to reimburse PacificNet for the issuance of these shares.

In satisfaction of its obligations under the PacificNet Termination Agreement, Octavian issued to PacificNet 61 Ordinary Shares of Octavian International prior to the Share Exchange, which were exchanged for 1,000,135 shares of our Common Stock. As part of its settlement agreement with PacificNet, Inc., PacificNet was granted the one-time right to purchase up to a number of shares that would cause its ownership of Octavian International as of the date of exercise of the option to equal 5% of the equity of Octavian International provided that such right is exercised prior to May 14, 2009.

PacificNet also agreed, under the terms of the PacificNet Termination Agreement, to issue to Ziria 500,000 shares of PacificNet’s common stock. These PacificNet shares will be subject to a one-year lock up and sale restriction, any sale of these shares must be communicated to PacificNet in advance, PacificNet has the right of refusal to arrange buyers for the shares, and PacificNet will be entitled to half of the net gain on any partial sale of PacificNet shares.

PacificNet and Octavian further agreed, under the terms of the PacificNet Termination Agreement, to use reasonable endeavors to formalize the following business opportunities:

A non-exclusive distribution agreement and license pursuant to which PacificNet will be appointed as a distributor of Octavian’s products in Macau, provided that eBet would be the only other distributor permitted to distribute Octavian’s products in that territory; and

A joint venture relationship relating to the development of future business opportunities in Macau and other territories in Asia.

Upon receipt of funding, Octavian agreed to pay PacificNet US$200,000 in consideration for PacificNet’s localization and language translation of Octavian’s products into the Chinese language. Additionally, Octavian agreed to use its reasonable endeavors to meet minimum sales targets from the sale of PacificNet’s machines of: US$4 million during the twelve month period ended mid-year 2009 and US$6 million during the twelve month period ended mid-year 2010. Octavian’s commitment to achieving these targets was agreed to by Octavian undertaking to use its reasonable endeavors to comply. PacificNet agreed to provide appropriate support to assist Octavian in achieving these goals.

Lilac Advisors

Lilac performed consulting services for Octavian in connection with the Share Exchange and Private Placement for which Octavian issued 149 Ordinary Shares of Octavian International in consideration for such services, which were exchanged for 2,470,233 shares of our Common Stock, pursuant to the Share Exchange Agreement.

RISK FACTORS

Our business faces risks and uncertainties, including those discussed below and elsewhere in this report. These factors represent risks and uncertainties that could have a material adverse effect on our business, results of operations and financial condition. Additional risks and uncertainties not presently known to us or that we do not presently consider significant also may impair our business or the trading price of our securities. Whenever the terms “our,” “we” and the “Company” are used in this Risk Factors section, they refer to one or more of the following: Octavian Global; Octavian International and all other direct and indirect subsidiaries of Octavian International identified in this current report.

Substantially all of our intellectual property has been pledged as security for outstanding indebtedness.

Certain amounts owed to AGI are secured by the IP Rights. The IP Rights constitute substantially all of the intellectual property of Octavian. The amounts owed to AGI that are secured by the IP Rights, which as of October 30, 2008 total €8 million (US$10,188,000 based on the November 3, 2008 Exchange Rate of €1=US$1.2735), and are due and payable October 31, 2012.

As part of these agreements with AGI, Octavian has agreed to restructure certain amounts owed to AGI into a three year loan with an aggregate principal of amount €8 million of accounts payable to AGI by Octavian (US$10,188,000 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) (the “AGI Loan”). In the event that Octavian is unable to pay the principal and interest owed under the AGI Loan, the intellectual property constituting the IP Rights would be subject to transfer to AGI following a 30-day rectification period for a non-payment default.

A loss of the IP Rights would substantially harm our OctaSystems and OctaGames businesses and could render Octavian unable to provide its systems solutions in the ordinary course if the IP Rights were sold or otherwise transferred to a third party and/or Octavian was no longer permitted to use and incorporate the intellectual property constituting the IP Rights in its products and services.

The gaming industry is heavily regulated, and the introduction of new regulation or changes in existing regulation by gaming authorities may adversely impact our ability to operate in our existing markets or expand our business.

The manufacture and distribution of gaming machines and the development of systems for various jurisdictions are subject to extensive federal, state and local regulation by various gaming authorities. Our ability to continue to operate in certain jurisdictions or our ability to expand into new jurisdictions could be adversely affected by:

•	Delays in adopting legislation to permit or expand gaming in new and existing jurisdictions;
•	Unfavorable public referendums, such as referendums to increase taxes on gaming revenues;
•	Unfavorable legislation affecting or directed at manufacturers, distributors or gaming operators;
•	Adverse changes in or findings of non-compliance with applicable governmental gaming regulations;

•	Unfavorable determinations or challenges to suitability by gaming regulatory authorities with respect to our officers, directors, major stockholders or key personnel; and
•	The adoption of new laws and regulations, or the repeal or amendment of existing laws and regulations.

To our knowledge, we and our key personnel have obtained, or applied for, all government licenses, registrations, findings of suitability, permits and approvals necessary to conduct our activities in the various jurisdictions in which we operate. However, there can be no assurance that licenses, registrations, findings of suitability, permits or approvals will be renewed in the future, or that new forms of approval necessary to operate in emerging or existing markets will be granted.

We currently have GLI approval for eight of our games. We anticipate that many of our existing games as well as those in development also will receive GLI approval. However, if we are unable to receive such approvals, our sales and/or reputation may be negatively affected.

We face intense competition, and our results of operations will be adversely affected if we fail to compete successfully.

We compete with a number of developers, manufacturers and distributors of similar products and technologies. Because of the high initial costs of installing a computerized monitoring system, customers for such systems generally do not change suppliers once they have installed a system. This may make it difficult for us to attract customers who have existing computerized monitoring systems.

Some of our competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources. Our larger competitors may have more resources to devote to research and development and may be able to obtain regulatory approval more efficiently and effectively.

There can be no assurance that our new game themes, products or systems will achieve market acceptance, or that we will be able to compete effectively with these companies. Our ability to remain competitive will depend in part on our ability to:

•	Enhance and improve the responsiveness, functionality and other features of the products and services that we offer and plan to offer;
•	Continue to develop our technical expertise;
•	Develop and introduce new services, applications and technologies to meet changing customer needs and preferences; and
•	Integrate the new technologies with existing systems.

If our competitors continue to develop new game themes and technologically innovative products and systems, and we fail to keep pace, our business could be adversely affected. Competition may result in price reductions, fewer customer orders and reduced gross margins. We may be unsuccessful in our attempts to compete, and competitive pressures may harm our business. In addition, increased competition could cause our sales cycle to lengthen as potential new customers take more time to evaluate competing technologies or delay their purchasing decisions in order to determine which technologies are able to develop mass appeal.

Our success in the gaming industry depends in large part on our ability to develop innovative products and systems. If we fail to keep pace with rapid innovations in product design and deployment, or if we are unable to quickly adapt our development processes to release innovative products or systems, our business could be negatively impacted.

If we are unable to respond to regulatory or industry standards effectively, or if we are unable to develop and integrate new technologies effectively, our growth and the development of our products and services could be delayed or limited. Our success is heavily dependent on our ability to develop new products and systems that are attractive not only to our customers, namely slot machine and table operators and other gaming enterprises, but also to their customers, the end players. The demands of our customers and the tastes of their customers are continuously changing. Therefore, our future success depends upon our ability to continue to design and market technologically sophisticated products that meet our customers’ needs, including ease of use and adaptability but that are also unique and entertaining such that they achieve high levels of player appeal and sustainability as well. The success of our business will depend on our ability to develop and integrate new technologies effectively and address the increasingly sophisticated technological needs of our customers in a timely and cost-effective manner.

Our future success and our ability to remain competitive will depend in part on our ability to enhance and improve the responsiveness, functionality and features of our products and services in accordance with regulatory or industry standards in a timely and cost-effective manner. If we are unable to influence these standards or respond to such standards effectively, our growth and the development of certain products and services could be delayed or limited.

Because our revenue growth is partially dependent on the earning power and life span of our games and newer game themes tend to have a shorter life span than more traditional game themes, we face pressure to design and deploy new and successful game themes to maintain our revenue stream and remain competitive. While we feel we have been successful at developing new and innovative products, our ability to do so could be adversely affected by:

•	A decline in the popularity of our gaming products with players;
•	A decision by our customers or the gaming industry in general to cut back on purchases of new games or systems in anticipation of newer technologies;
•	An inability to introduce new games, services or systems on schedule as a result of delays in connection with regulatory product approval in the applicable jurisdictions, or otherwise;
•	An increase in the popularity of competitors' games; and
•	A decline in consumer acceptance of our newest innovations.

We cannot assure that we will be successful in responding to these technological and industry challenges in a timely and cost-effective manner. If we are unable to develop or integrate new technologies effectively or to respond to these changing needs, our margins could decrease and our release of new products and services and our deployment of new technology could be adversely affected.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to maintain our operations or grow effectively.

We are highly dependent on certain key members of our executive management team and technical staff, including, in particular, Harmen Brenninkmeijer, our Chief Executive Officer. We depend on the experience of our key personnel to execute our business strategy. Accordingly, the retention of key members of our executive management team and technical staff is particularly important to our future success. The departure or other loss of any such member of our executive management team or technical staff could harm our ability to effectively market our products. In addition, if we cannot find suitable replacements for such persons in a timely manner, it could have a material adverse effect on our business. We have entered into an employment agreement with Mr. Harmen Brenninkmeijer which expires on December 31, 2013, unless renewed.

Our success also will depend in large part on our ability to continue to attract, retain and motivate qualified highly skilled scientific and technical personnel. Competition for certain employees, particularly development engineers, is intense. We may be unable to continue to attract and retain sufficient numbers of highly skilled employees. If we are unable to attract and retain additional qualified and highly skilled employees, our business, financial condition and results of operations may be adversely affected.

Our success will depend on the continued reliability and performance of third-party manufacturers and suppliers for whom we distribute. Loss of a material supplier could have a material adverse effect on our ability to perform effectively under some contracts and service our customer base effectively.

We currently are a distributor of third-party gaming machines. Historically, the majority of our revenues have come from these sales, the majority of which was sourced through a single manufacturer in 2007. In addition, we are materially dependent on a limited number of third parties to produce systems or assemblies necessary for us to produce our products. While we strive to have alternate suppliers provide us with many of our products, a loss of one or more of such suppliers could have a material adverse effect on our ability to operate effectively. An inability to contract with third-party manufacturers and suppliers to provide a sufficient supply of quality products on acceptable terms and on a timely basis could negatively impact our relationships with existing customers and cause us to lose revenue-generating opportunities with current and potential customers.

We are dependent on certain major customers, and the loss of one of these customers would significantly affect our business and financial results.

Our business to date has been dependent on major contracts from a few different customers. Gaming contracts are generally several years in length but may have varying durations. Some contracts contain cancellation clauses enabling either party to cancel the contract.  In addition, after a contract period expires, the customer generally can re-open the contract for competitive bidding. If we fail to obtain additional contracts or if we lose any existing contracts due to cancellation or a competitive bidding situation, we may fail to realize a significant portion of revenues, which would adversely affect our business and financial results.

Customers may fail to pay us, negatively impacting our financial position. We are especially susceptible to this risk in the emerging markets in which we operate.

Customer financing is becoming an increasingly prevalent component of the sales process and therefore increases business risk of non-payment, especially in emerging markets. We maintain material accounts receivable balances with customers that, if we fail to collect on, could have a significant impact on our liquidity. These customer financing arrangements also delay our receipt of cash and can negatively impact our ability to enforce our rights upon default. In addition, if the national currency in markets in which we do business suffers significant depreciation, our customers may be unable to pay us, or we may receive significantly less than the amount owed to us.

If our products or technologies contain defects, our reputation could be harmed and our results of operations may be adversely affected.

Our products are highly complex and sophisticated and, from time to time, may contain design defects that are difficult to detect and correct. There can be no assurance that errors will not be found in new products after commencement of commercial shipments or, if discovered, that we will be able to correct such errors in a timely manner or at all. The occurrence of errors and failures in our products could result in loss of or delay in market acceptance of our products and correcting such errors and failures in our products could require us to expend significant amounts of capital. Our products are integrated into our customers’ networks and equipment and any defects could result in financial losses for our customers. The sale and support of these products may entail the risk of product liability or warranty claims based on damage to such networks and equipment. In addition, the failure of our products to perform to customer expectations could give rise to warranty claims. The consequences of such errors, failures and claims could have a material adverse effect on our business, results of operations and financial condition.

If customers in our industry or standard setting bodies reject the use of our technology or if our strategic decisions are not tuned to the market, the deployment of our technology may be slowed, and Octavian may be unable to achieve revenue growth.

Customers in the gaming industry may delay or reject initiatives that relate to the deployment of our technology in various markets. Such a development would make the achievement of our business objectives in the affected market difficult or impossible.

Our intellectual property protections may be insufficient to properly safeguard our technology. Expenses incurred with respect to monitoring, protecting and defending our intellectual property rights could adversely affect our business.

Effective protection of intellectual property rights may be unavailable or limited. To protect our intellectual property investments, we rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements.

Monitoring infringement and misappropriation of intellectual property can be difficult and expensive and we may not be able to detect infringement or misappropriation of our proprietary rights. In addition, in the event we detect infringement or misappropriation, we may incur significant litigation expenses protecting our intellectual property, which would reduce our ability to fund product initiatives. These expenses could have an adverse effect on our future cash flows and results of operations.

The gaming industry is constantly employing new technologies in both new and existing markets. Regulations that protect intellectual property generally are established on a country-by-country basis. We rely on a combination of patent and other technical security measures to protect our products and continue to apply for patents protecting such technologies. Notwithstanding these safeguards, we cannot assure that the protection of our proprietary rights will be adequate, or that our competitors will not independently develop similar technologies, duplicate our services or design around any of our patents or other intellectual property rights. Unlicensed copying and use of our intellectual property or illegal infringements of such intellectual property rights represent potential losses of revenue to us.

Furthermore, others may independently develop products similar or superior to ours without infringing on our intellectual property rights. It also is possible that others will independently develop the same or similar technologies or otherwise obtain access to the unpatented technologies upon which we rely for future growth and revenues. Failure to meaningfully protect our trade secrets, know-how or other proprietary information could adversely affect our future growth and revenues.

As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, directors, consultants and corporate partners, and we attempt to control access to and distribution of our technologies, documentation and other proprietary information. Despite these procedures, third parties may copy or otherwise obtain and make unauthorized use of our technologies or other proprietary information or independently develop similar technologies or information. The steps that we have taken to prevent misappropriation of our technologies or other proprietary information may not prevent their misappropriation, particularly outside the United States where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. We also may be subject to claims of moral rights from employees and developers.

We may be subject to claims of intellectual property infringement or invalidity.

As more companies engage in business activities relating to gaming technologies and develop corresponding intellectual property rights, it is increasingly likely that claims may arise which assert that some of our products or services infringe upon other parties’ intellectual property rights. These claims could subject us to costly litigation, divert management resources and result in the invalidation of our intellectual property rights. If we are found to infringe on the rights of others, we could be required to pay significant damages, cease production of infringing products, terminate our use of infringing technologies, develop non-infringing technologies or purchase a license to use the intellectual property in question from the owner. In these circumstances, continued use of technologies may require that we acquire such licenses to the intellectual property that is the subject of the alleged infringement. We might not be able to obtain these licenses on commercially reasonable terms or at all. Our use of protected technologies may result in liability that threatens our continuing operation.

The gaming industry is characterized by the rapid development of new technologies, which requires us to continuously introduce new products, as well as to expand into new markets that may be created. Therefore, our success depends in part on our ability to continually adapt our products and systems to incorporate new technologies and to expand into markets that may be created by new technologies. However, to the extent technologies are protected by the intellectual property rights of others, including our competitors, we may be prevented from introducing new products similar to these technologies or expanding into new markets. If the intellectual property rights of others prevent us from taking advantage of innovative technologies, our financial condition, operating results or prospects may be harmed.

Our future growth will depend on intellectual property provided by third parties, and such intellectual property may be subject to infringement claims and other litigation, which could adversely affect our business.

Our suppliers own the patent rights and other intellectual property rights in some of the products that we distribute. We rely on the ability of these suppliers to maintain and successfully enforce our rights to their technology. If our suppliers’ patents and other intellectual property rights are successfully challenged, invalidated or otherwise eliminated or diminished, we may lose the exclusive rights to such technology, and our competitive advantage in the industry could be adversely affected.

We face risks associated with our suppliers’ patent positions, including the potential and sometimes actual need from time to time to engage in significant legal proceedings to enforce their patents, the possibility that the validity or enforceability of patents may be denied and the possibility that third parties will be able to compete against us without infringing patents. In addition, budgetary concerns may cause us and/or our suppliers not to litigate against known infringers of patent rights, or may cause us or our suppliers not to file for patents or pursue patent protection in all jurisdictions where they may have value. If certain governmental entities infringe on our suppliers’ intellectual property rights, they may enjoy sovereign immunity from such claims. Failure to reliably enforce patent rights against infringers may make competition within the industry more difficult.

Our gaming systems, particularly our CMS networks, may experience losses due to technical difficulties or fraudulent activities.

Our business relies on information technologies, both in-house and at customer and vendor locations. In addition, many of the systems we sell manage private personal information and protect information and locations involved in sensitive industry functions. Our success depends on our ability to avoid, detect, replicate and correct software and hardware errors and fraudulent manipulation of our products and systems. The protective measures that we use in these systems may not prevent security breaches, and failure to prevent security breaches may disrupt business and damage our reputation. A party who is able to circumvent security measures used in these systems could misappropriate sensitive or proprietary information, gain access to sensitive locations or materials, cause interruptions or otherwise damage products and services. To the extent any of our gaming machines or software experience errors or fraudulent manipulation, our customers may replace our products and services with those of our competitors. If unintended parties obtain sensitive data and information or otherwise sabotage our customers, we may receive negative publicity, incur liability to customers or lose the confidence of customers, any of which may cause the termination or modification of our contracts. In addition, the occurrence of errors in, or fraudulent manipulation of, our gaming machines or software may give rise to claims for lost revenues and related litigation by our customers and may subject us to investigation or other action by gaming regulatory authorities including suspension or revocation of our gaming licenses or disciplinary action. Further, our insurance coverage may be insufficient to cover losses and liabilities that may result from such events.

Additionally, in the event of such issues with our gaming machines or software, substantial engineering and marketing resources may be diverted from other areas to rectify the problem. In addition, Octavian may be required to expend significant capital and other resources to protect us against the threat of security breaches or to alleviate problems caused by these breaches. Such protection or remedial measures may not be available at a reasonable price or at all, or may not be entirely effective if commenced.

If our products or technologies currently in development do not achieve commercial success, our future revenue and business prospects could be adversely affected.

While we are pursuing and will continue to pursue product and technological development opportunities, there can be no assurance that such products or technologies will come to fruition or become successful. Furthermore, while a number of those products and technologies are being tested, we cannot provide any definite date by which they will be commercially viable and available, if at all. We may experience operational problems with such products after commercial introduction that could delay or prevent us from generating revenue or operating profits. Future operational problems could increase our costs, delay our plans or adversely affect our reputation or our sales of other products which, in turn, could materially adversely affect our success. We cannot predict which of the many possible future products or technologies currently in development will meet evolving industry standards and consumer demands. We cannot assure you that we will be able to adapt to technological changes or offer products on a timely basis or establish or maintain a competitive position.

Current borrowings, as well as potential future financings, may substantially increase our current indebtedness.

No assurance can be given that we will be able to generate the cash flows necessary to permit us to meet our fixed charges and payment obligations with respect to our debt, including payments pursuant to our loan from AGI, which is secured by substantially all of our IP. We could be required to incur additional indebtedness to meet these fixed charges and payment obligations. Any increased indebtedness may, among other things:

•	Adversely affect our ability to expand the business, market our products and make investments and capital expenditures;
•	Adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources; and
•	Create competitive disadvantages compared to other companies with lower debt levels.

Any inability to service our fixed charges and payment obligations, or the incurrence of additional debt, would have an adverse effect on our cash flows, results of operations and business generally.

An inability to maintain sufficient liquidity could negatively affect expected levels of operations and new product development.

Future revenue may not be sufficient to meet operating, product development and other cash flow requirements. Sufficient funds to service our debt and maintain new product development efforts and expected levels of operations may not be available, and additional capital, if and when needed by us, may not be available on terms acceptable to us. If we cannot obtain sufficient capital on acceptable terms when needed, we may not be able to carry out our planned product development efforts and level of operations, which could harm our business.

Our inability to produce and report current financial information in a timely manner could adversely affect our ability to address adverse changes in our business and our ability to meet filing deadlines with applicable regulatory authorities.

Our delay in producing current financial information could result in us not becoming immediately aware of short-term trends or recent developments in our business, result of operations or financial condition. This delay also could cause us to miss opportunities to adjust to such trends or developments that otherwise would have been available to us had we had timely access to the financial information. This delay also may prevent us from meeting quarterly or annual filing requirements for our financial statements and negatively impact our share price and performance and/or affect our ability to access the capital markets.

We may not be able to continue operating as a going concern.

In their report in connection with Octavian's financial statements as of December 31, 2007 for the fiscal year ended December 31, 2007, Octavian's auditors included an explanatory paragraph stating that, because Octavian had incurred an operating loss of US$18,946,459 and accumulated a deficit of $14,959,143 as of December 31, 2007, there is substantial doubt about Octavian's ability to continue as a going concern.

If our revenues and gross profit do not increase, we will continue to incur significant losses and will not become profitable. Further, even if we are able to raise additional financing for our operational and financing needs, we also intend to expand our business, which will result in increased expenses related to sales and marketing, research and development, cost of revenues and general and administrative costs. We cannot assure you that our revenues will grow at the same pace as our expenses or at all. Additionally, we may encounter unforeseen difficulties and complications that require additional unexpected expenditures. Our losses may increase in future periods, and there can be no assurance that we ever will achieve positive cash flows from operating activities or reach profitability.

Our financial results vary from quarter to quarter, which could negatively impact our business.

Various factors affect our quarterly operating results, some of which are not within our control. These factors include, among others:

•	The financial strength of the gaming industry;
•	Consumers’ willingness to spend money on leisure activities;
•	The timing and introduction of new products and services;
•	The mix of products and services sold;
•	The timing of significant orders from and shipments to customers;

•	Our product and service pricing and discounts;
•	The timing of acquisitions of other companies and businesses or dispositions; and
•	The general economic conditions.

These and other factors are likely to cause our financial results to fluctuate from quarter to quarter. Based on the foregoing, we believe that quarter-to-quarter comparisons of our results of operations may not be meaningful.

Our sales often reflect a limited number of large transactions, which may not recur on an annual basis. Consequently, revenues and operating results can vary substantially from period to period as a result of the timing of revenue recognition. Our business also could be impacted by natural or man-made disasters. We have taken steps to have disaster recovery plans in place, but such an event could have a significant impact on our business.

Octavian’s business experiences variability in gross margins.

Octavian experiences variability in gross margins on contracts due to numerous factors, including, among other things, the following:

•	Delays in project implementation;
•	Failure to achieve add-on sales to existing customers;
•	Changes in governmental regulation;
•	Changes in user specifications;
•	Level of commodity versus proprietary components applicable to customer system specifications;
•	Whether contracts have been extended or renewed and the amount of remuneration associated with such extensions or renewals;
•	Price competition in competitive bids, contract renewals and contract extensions;
•	Variations in costs of materials and manufacturing;
•	Variations in levels of efficiency of our workforce in delivering, implementing and servicing contracts;
•	Seasonality of issuance volumes;
•	Sales mix related to adoption of new products compared to sales of current products;
•	Strategic decisions on new business;
•	Depreciation and amortization of capitalized project costs related to new or upgraded programs; and
•
Variability in the extent to which Octavian is able to allocate personnel expenses to capital projects and thereby amortize such costs over the life of the relevant contract, rather than expensing such costs in the quarter in which they are incurred.

For reasons such as those listed above, Octavian expects that there will be fluctuations in our future operating results.

Certain market risks may affect our business, results of operations and prospects.

In the normal course of our business, we are routinely subjected to a variety of market risks, examples of which include, but are not limited to, interest rate movements, collectability of receivables and recoverability of residual values on leased assets. Further, some of our payers may experience financial difficulties or may otherwise not pay accounts receivable when due, resulting in increased write-offs. Although we do not anticipate any material losses in these risk areas, no assurances can be made that material losses will not be incurred in these areas in the future.

Slow growth in the number of new casinos or the rate of replacement of existing gaming machines could limit or reduce our future profits.

Demand for our products is driven substantially by the replacement of existing gaming machines, the establishment of new gaming jurisdictions and the addition of new casinos or expansion of existing casinos within existing gaming jurisdictions. The establishment or expansion of gaming in any jurisdiction typically requires a public referendum or other legislative action. As a result, gaming continues to be the subject of public debate and there are numerous active organizations that oppose gaming. Opposition to gaming could result in restrictions on or even prohibitions of gaming operations in any jurisdiction.

Demand for our products could be adversely affected by changes in player and operator preferences.

As a supplier of gaming machines, we must offer themes and products that appeal to gaming operators and players. If we are unable to anticipate or timely react to any significant changes in player preferences, such as a negative change in the trend of acceptance of our newest systems innovations or jackpot fatigue (declining play levels on smaller jackpots), the demand for our gaming products could decline. Further, our products could suffer a loss of floor space to table games and operators may reduce revenue sharing arrangements, each of which would harm our sales and financial results. In addition, general changes in consumer behavior, such as reduced travel activity and redirection of entertainment dollars to other venues, could result in reduced demand for our products.

Unfavorable political developments, weak foreign economies, and other foreign risks may negatively impact our financial condition and results of operations.

Our business is dependent on international markets for the majority of our revenues. We expect that receivables with respect to foreign sales will continue to account for a large portion of our total revenues. As a result, our business in these markets is subject to a variety of risks, including:

•	Social, political and economic instability;
•	Additional costs of compliance;
•	Tariffs and other trade barriers;
•	Recessions in foreign economies;
•	Expropriation, nationalization and limitation on repatriation of earnings;
•	Fluctuations in foreign exchange rates;
•	Adverse changes in the creditworthiness of parties with whom we have significant receivables;
•	Reduced protection of intellectual property rights in some countries;
•	Longer receivables collection periods and greater difficulty in collecting accounts receivable;
•	Difficulties in managing foreign operations;
•	Unexpected changes in regulatory requirements;
•	Ability to finance foreign operations;
•	Changes in consumer tastes and trends; and
•	Acts of war or terrorism.

Any of these international developments, or others, could adversely affect our financial condition and results of operations.

We are exposed to currency risk from our operations in various countries.

A substantial portion of our revenues are now, and may continue to be, realized in various currencies. A significant portion of our operating and manufacturing expenses are paid in various currencies. Fluctuations in the exchange rate between these currencies may have a material effect on our results of operations. In particular, we may be adversely affected by a significant weakening of the U.S. dollar against the Euro. If the rates of exchange move in adverse directions, this could reduce our liquidity, profits and ability to reinvest in future development. To date, we have not engaged in any hedging transactions but may engage in such transactions in the future to reduce our exposure to currency fluctuations.

Future acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources.

As part of our business strategy, we intend to acquire businesses, services and technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities. If we fail to achieve the anticipated benefits of any acquisitions we complete, our business, operating results, financial condition and prospects may be impaired. Acquisitions and investments involve numerous risks, including:

•	Difficulties in integrating operations, technologies, services, accounting and personnel;
•	Difficulties in supporting and transitioning customers of our acquired companies to our technology platforms and business processes;
•	Diversion of financial and management resources from existing operations;
•	Difficulties in obtaining regulatory approval for technologies and products of acquired companies;
•	Potential loss of key employees;
•	Dilution of our existing stockholders if we finance acquisitions by issuing convertible debt or equity securities, which dilution could adversely affect the market price of our stock;
•	Inability to generate sufficient revenues to offset acquisition or investment costs; and
•	Potential write-offs of acquired assets.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. It also is possible that at some point in the future we may decide to enter new markets, thus subjecting ourselves to new risks associated with those markets.

Octavian may need to hire additional employees or contract labor in the future in order to take advantage of new business opportunities arising from increased demand, which could impede our ability to achieve or sustain profitability.

Octavian believes that the gaming market will demonstrate increased demand in future periods. Our current staffing levels could affect our ability to respond to increased demand for our services. In addition, to meet any increased demand and take advantage of new business opportunities in the future, we may need to increase our workforce through additional employees or contract labor, which would increase our costs. If Octavian experiences such an increase in costs, we may not succeed in achieving or sustaining profitability.

Current environmental laws and regulations or those enacted in the future could result in additional liabilities and costs.

Manufacturing of our products may require the use of materials that are subject to a variety of environmental, health and safety laws and regulations. Compliance with these laws could increase our costs and impact the availability of components required to manufacture our product. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could negatively impact our results of operations, financial position or cash flows. We currently are not required to make any significant capital expenditures required to comply with laws relating to the protection of the environment.

Our insurance coverage may be inadequate.

We maintain third-party insurance coverage against various liability risks and risks of property loss. While we believe that these arrangements are an effective way to insure against liability and property damage risks, the potential liabilities associated with those risks or other events could exceed the coverage provided by such arrangements.

Should we fail to successfully manage our key vendors, our financial results could be burdened.

Our arrangements with key vendors may make our operations vulnerable if those third parties fail to satisfy their obligations to our company, due to changes in their own operations, financial condition, or matters outside of our control.

Interpretations and policies regarding revenue recognition could cause us to defer recognition of revenue or recognize lower revenue and profits.

As our transactions increase in complexity with the sale of multi-element products and services, negotiation of mutually acceptable terms and conditions can extend the sales cycle and, in certain situations, may require us to defer recognition of revenue. We believe that we are in compliance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”); however these future, more complex, multi-product, multi-year transactions may require additional accounting analysis to account for them accurately, which could lead to unanticipated changes in our current revenue accounting practices and may contain terms affecting the timing of revenue recognition.

New products require regulatory approval and may be subject to complex revenue recognition standards, which could materially affect our financial results.

As we introduce new products and transactions become increasingly complex, additional analysis and judgment is required to account for them and to recognize revenues in accordance with U.S. GAAP.  These transactions may include multi-element arrangements and/or software components. As our products and transactions change, applicable accounting principles or regulatory product approval delays could change the timing of revenue recognition and could adversely affect our financial results for any given period.

Our ability to bid on new contracts is dependent upon our ability to fund required up-front capital expenditures through our cash from operations or through financings.

Our contracts generally require significant up-front capital expenditures. Historically, we have funded these up-front costs through cash flows generated from operations and available cash on hand. Our ability to continue to procure new contracts will depend on, among other things, our liquidity level and our ability to obtain additional financing at commercially acceptable terms to finance the initial up-front costs. If we do not have adequate liquidity or are unable to obtain financing for these up-front costs on favorable terms or at all, we may not be able to bid on certain contracts, which could restrict our ability to grow and have a material adverse effect on our results of operations.

Gaming opponents persist in their efforts to curtail the expansion of legalized gaming, which, if successful, could limit our existing operations.

Legalized gaming is subject to opposition from gaming opponents. There can be no assurance that this opposition will not succeed in preventing the legalization of gaming in jurisdictions where these activities are presently prohibited or prohibiting or limiting the expansion of gaming where it is currently permitted, in either case to the detriment of our business, financial condition, results and prospects.

Our revenues fluctuate due to seasonal, weather and other variations and you should not rely upon our periodic operating results as indications of future performance.

Our revenues are subject to seasonal and weather variations. Revenues usually reflect a limited number of large transactions, which may not recur on an annual basis. Consequently, revenues and operating results can vary substantially from period to period as a result of the timing of revenue recognition for major equipment sales and software license revenue. Our business could also be impacted by natural or man-made disasters such as Hurricane Katrina or the terrorist attack in New York on September 11, 2001. We have taken steps to have disaster recovery plans in place but there can be no assurance that such an event would not have a significant impact on our business.

We are dependent on the success and growth of our customers.

Our success depends on our customers buying our products to expand their existing operations, replace existing gaming machines or equip a new casino. Any slow down in the replacement cycle or delays in expansions or new openings may negatively impact our operations.

Casino operators in the gaming industry are undergoing a period of consolidation. The result of this trend is that a smaller number of companies control a larger percentage of our current and potential customer base. Because a significant portion of our sales come from repeat customers, to the extent one of our customers is sold to or merges with an entity that utilizes more of one of our competitors’ products and services, or that reduces spending on our products, our business could be negatively impacted. Additionally, to the extent the new owner allocates capital to expenditures other than gaming machines, such as hotel furnishings, restaurants and other improvements, or generally reduces expenditures, our business could be negatively impacted.

Risks that impact our customers may impact us if fewer players visit our customers’ facilities, if such players have less disposable income to spend at our customers’ facilities or if our customers are unable to devote resources to purchasing and leasing our products. These risks include:

•	Global geopolitical events such as terrorist attacks and other acts of war or hostility;
•	Natural disasters such as major fires, floods, hurricanes and earthquakes;
•	Adverse economic and market conditions in gaming markets, including recession, economic slowdown, higher interest rates, higher airfares and higher energy and gasoline prices; and
•	Concerns about SARS, Avian flu, influenza or other contagious illnesses.

Consumer spending on leisure activities is affected by changes in the economy and consumer tastes, as well as other factors that are difficult to predict and beyond our control.

We cannot ensure that demand for our products or services will remain constant. Consumers' willingness to spend money on leisure activities such as gaming is affected by changes in the economy and consumer tastes, both of which are both difficult to predict and beyond our control. Continued adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, increasing interest rates, increasing energy costs, acts of war or terrorism, natural disasters, declining consumer confidence or significant declines in the stock market could lead to a further reduction in discretionary spending on leisure activities adversely affecting our business.

A substantial portion of our debt is subject to variable interest rates; rising interest rates could negatively impact our business.

Our borrowings from AGI bear interest at a variable rate. In addition, we may incur other variable rate indebtedness in the future. Carrying indebtedness subject to variable interest rates makes us more vulnerable to economic and industry downturns and reduces our flexibility in responding to changing business and economic conditions. Increases in interest rates on this indebtedness would increase our interest expense, which could adversely affect our cash flows and our ability to service our debt as well as our ability to grow the business.

We have limited financial resources which may be inadequate to meet our future financing needs.

Our business is a capital intensive business, and our financial resources are substantially smaller than the financial resources of our principal competitors. To continue our operations according to our business plan we will require additional equity or debt financing. There can be no assurance that we will be able to obtain the additional financial resources required to successfully compete on favorable commercial terms or at all. Failure to obtain such financing could result in the delay or abandonment of some or all of our plans for development and expansion, which could have a material adverse effect on our operating results and financial condition.

Network disruptions could affect the performance of our services.

Our operations rely to a significant degree on the efficient and uninterrupted operation of complex technology systems and networks, which in some cases are integrated with those of third parties. Our hosted technology systems are potentially vulnerable to damage or interruption from a variety of sources including fire, earthquake, power loss, telecommunications or computer systems failure, human error, terrorist acts, war or other events. Although we pursue various measures to manage the risks related to network disruptions, there can be no assurances that these measures will be adequate or that the redundancies built into our systems and network operations will work as planned in the event of a disaster. Any outage in a network or system or other unanticipated problem that leads to an interruption or disruption of our service could have a material adverse effect on our operations, sales and operating results.

The occurrence or perception of a breach to our security measures or an inappropriate disclosure of confidential or personal information could harm our business.

Our service involves the transmission of proprietary and confidential information for customers and provides us with access to confidential or personal information and data. If the security measures that we have implemented are breached, or if there is an inappropriate disclosure of confidential or personal information or data, we could be exposed to litigation, possible liability and statutory sanctions. Even if we are not held liable, a security breach or inappropriate disclosure of confidential or personal information and/or data could harm our reputation, and even the perception of security vulnerabilities in our products could lead some customers to purchase competitive products or services. In addition, we may be required to invest additional resources to protect against damages caused by these actual or perceived disruptions or security breaches in the future.

Our international operations subject us to additional risks and regulations, including the Foreign Corrupt Practices Act.

We have international operations in many foreign countries, including in Russia and Colombia. These activities are subject to risks inherent in operating in these countries, including government regulation, licensing requirements, currency restrictions and other restraints, burdensome taxes, risks of expropriation, threats to employees, political instability and terrorist activities, including extortion, and risks of action by U.S. and foreign governmental entities in relation to us. Should such circumstances occur, we might need to curtail, cease or alter our activities in a particular region or country. Our ability to deal with these issues may be affected by applicable U.S. laws and, in particular, potential conflicts between the requirements of U.S. law and the need to protect our employees and assets.

In addition, we are required to comply with the United States Foreign Corrupt Practices Act, which prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the countries in which we operate, including in Russia and Colombia. If our competitors engage in these practices they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, there can be no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Our prior association with PacificNet could expose us to claims or litigation.

On December 7, 2007, we entered into an agreement PacificNet, Inc. relating to Octavian becoming an indirect wholly-owned subsidiary of PacificNet. On May 14, 2008, this agreement and all rights and obligations of the parties thereunder were terminated. As a result, Octavian no longer was an indirect subsidiary of PacificNet. We believe that PacificNet recently has experienced a significant downturn in its financial position, and it is possible that its financial difficulties could expose us to claims or litigation, due to our previous relationship with PacificNet. If we are named in any claims or litigation involving PacificNet, we may incur significant expenses defending or litigating such claims. These expenses could have an adverse effect on our future cash flows and results of operations. In addition, our obligations under our agreements with PacificNet are unclear and open to interpretation, which could lead to litigation if we and PacificNet differ on the interpretation of certain terms in the agreements.

We became public by means of a reverse merger, and, as a result, we are subject to the risks associated with the prior activities of the public company.

Additional risks may exist because Octavian became public through a reverse merger with House Fly, which did not have significant operations or assets prior to the time of the transaction. House Fly was a development stage company from the time of its inception until the time of the Share Exchange on October 30, 2008. For approximately three years prior to the Share Exchange, House Fly had no significant business operations and generated nominal revenues. We may require the cooperation or assistance of persons or organizations, such as auditors, previously associated with House Fly in connection with future matters that could be costly or difficult to secure. Although we performed a due diligence review of House Fly, we still may be exposed to undisclosed liabilities resulting from its prior operations and we could incur losses, damages or other costs as a result. In connection with the Share Exchange, claims may not be brought against such shareholders after six months from the closing of the Share Exchange. Therefore, any liabilities associated with the prior operations, capitalization or ownership of securities of our company by the shareholders of House Fly may be borne by the holders of securities issued in the Share Exchange or the Private Placement.

In addition, under SEC regulations, stockholders who held shares in Octavian Global or who acquired shares in the Share Exchange Transaction or the Private Placement, are subject to a holding period that continues until the longer of (i) six months from the date of acquiring the securities and (ii) the date which is one year following the date that the Company ceases to be a shell company and releases the information contained in this Form 8-K. In addition, all 34,523,386 shares of Common Stock issued in connection with the Share Exchange Transaction and the Private Placement, if not registered with the SEC, will not be transferable pursuant to Rule 144 until November 5, 2009, which is 12 months after the filing of this Form 8-K, provided that we remain current in the filing of periodic reports during that period. Shares held by affiliates of the Company (approximately 74.3 percent of the total number of shares of Common Stock issued and outstanding) still will be subject to the volume and trading limitations of Rule 144, which will generally limit their sale to 1 percent of the number of shares of the Company’s Common Stock then outstanding during any three-month period. Based on the current number of shares of Common Stock issued and outstanding, this would limit sales by affiliates, during each three-month period, to no more than 345,234 shares.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on your investment may be limited to the value of our common stock.

We never have paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our Common Stock will depend on our earnings, financial condition and other business and economic factors that the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable, because a return on your investment only will occur if our stock price appreciates.

Our common stock may be affected by limited trading volume and price fluctuations, each of which could adversely impact the value of our common stock.

Our Common Stock is listed on the Over the Counter Bulletin Board, but it does not trade, and there can be no assurance that an active trading market in our Common Stock will either develop or be maintained. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Common Stock to fluctuate substantially. These fluctuations also may cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Because our common stock will be deemed a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

Our Common Stock will be deemed to be a “penny stock,” because, among other things, the stock price is below US$5.00 per share, the stock is not listed on a national securities exchange and the stock has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission. A broker must obtain the purchaser’s written agreement to the purchase and must also give the purchaser bid and offer quotations and information regarding broker and salesperson compensation and a written determination that the penny stock is a suitable investment for the purchaser. Broker-dealers also must provide to customers that hold penny stocks in their accounts a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and obtain a full refund of money paid.

If applicable, the penny stock rules may make it difficult for investors to sell their shares of our Common Stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks, and the market price of our common stock may be adversely affected in the event that these rules and restrictions apply to us. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our Common Stock publicly at times and prices that they feel are appropriate.

Upon a takeover of the Company, the party conducting the takeover may have to meet certain regulatory requirements.

The manufacture and distribution of gaming machines and the development of systems for various jurisdictions are subject to extensive regulation, including, in some cases, requirements of suitability by gaming regulatory authorities with respect to major stockholders. Should we be acquired by a third party, that third party may be unable to obtain meet the suitability requirements of a specific jurisdiction. If that were to occur, we may be unable to continue our operations in that jurisdiction.

It may be difficult for you to enforce a U.S. judgment against us, our executive officers and our directors, or to assert U.S. securities laws claims in the United Kingdom or in other countries in which we operate or to serve process on our executive officers and directors.

All of our executive officers and directors are located outside the United States, and all of our assets and the assets of these persons are located outside the United States. Therefore, a judgment obtained against us or any of them in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by a court in the United Kingdom or in other countries in which we operate. Further, if a foreign judgment is enforced by a court in the United Kingdom or in other countries in which we operate, it generally will be payable in a non-U.S. currency. It also may be difficult for you to assert U.S. securities law claims in original actions instituted in the United Kingdom or in other countries in which we operate.

If PacificNet exercises its option to purchase additional shares of Octavian stock, our other stockholders could be diluted.

As part of the settlement agreement with PacificNet, PacificNet was granted the one-time right to purchase up to a number of shares that would cause its ownership of Octavian International as of the date of exercise of the option to equal 5% of the equity of Octavian International, less equity of Octavian International held by AGI, provided that such right is exercised prior to May 14, 2009.

If it is determined that PacificNet is able to exercise this option and chooses to do so, it could dilute our current and future stockholders or otherwise impact our financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Whenever the terms “our,” “we” and the “Company” are used in this section, they refer to one or more of the following: Octavian Global, Octavian International and all other direct and indirect subsidiaries of Octavian International identified in this current report. The following discussion is intended to enhance the reader’s understanding of our operation and current business environment. This information is provided as a supplement to and should be read in conjunction with our Business Description and Financial Statements and the notes thereto contained herein. Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. These risks and uncertainties include dependence on business from foreign customers sometimes in politically unstable regions, political and governmental decisions about the gaming industry, fluctuations in period-to-period operating result, and other factors discussed in the Risk Factors section of this Current Report on Form 8-K. Our future results could differ materially from those discussed here. Factors that could cause or contribute to such differences include risks detailed the section entitled “Risk Factors” and elsewhere in this Form 8-K.

OVERVIEW

Octavian is a leading global provider of a full end-to-end suite of gaming systems and products. We are an independent provider of networked CMS, leading edge games, AWPs, lotteries and other advanced gaming products and services in over 30 countries.

Our primary focus is to establish long lasting relationships with customers by providing a full end-to-end suite of innovative gaming solutions. Delivered through our core businesses: OctaSystems, OctaGames, OctaSupplies and OctaLotto, Octavian provides comprehensive solutions and infrastructure systems, which allow both large and small operators to increase efficiency, profitability and control while bringing their customers top-of-the-line, innovative, downloadable and installed games.

We are dedicated to generating financial growth by focusing on the three cornerstones of our business strategy: focusing on casino management systems, establishing participation contracts, and increasing sales of our own products while decreasing re-sales of third-party products. Our current research and development efforts are dedicated to developing products that support our business strategy.

We plan to capitalize on new market opportunities to accelerate growth. Some of these opportunities may come from political action as governments look to introduce and regulate gaming to increase tax revenues in support of public programs. We seek to continue to expand our footprint globally, especially in emerging markets in Latin America and Africa. We consider strategic business combinations, investments and alliances to expand our geographic reach, product lines and customer base.

Octavian employs more than 160 people in 11 locations around the world, with approximately 50 percent of staff involved in solution and software development.

CONSOLIDATED OPERATING RESULTS – A Year Over Year Comparative Analysis

Significant fluctuations in year-to-year revenue are expected in the gaming industry. Individual contracts generally are of considerable value, and the timing of contracts and sales does not occur in a predictable trend. Contracts to supply hardware to the same customer may not recur or generally do not recur in the short-term. The gross profit margin varies from one contract to another, depending on the size of the contract and competitive market conditions. Accordingly, comparative results between periods are not indicative of trends in revenues or gross profit margins.

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	Years Ended December 31,		Amount Change	Percentage Change
	2007	2006	2007 vs 2006	2007 vs 2006
	Audited	Audited

Net Revenue	$23,538,458	$61,752,868	$(38,214,410)	(61.9)%
Cost of Revenue	$17,239,584	$48,116,593	$(30,877,009)	(64.2)%
Gross profit	$6,298,874	$13,636,275	$(7,337,401)	(53.8)%

Operating expenses
General, administrative and selling expenses	$25,216,672	$8,464,049	$16,752,623	197.9%
Depreciation and amortization	$827,173	$632,686	$194,487	30.7%
Impairment of goodwill	$471,611	$0	$471,611
Total operating expenses	$26,515,456	$9,096,735	$17,418,721	191.5%

Income from operations	$(20,216,582)	$4,539,540	$(24,756,122)	(545.3)%

Non-operating income (expense):
Other income (expense)	$(24,471)	$(25,365)	$894	(03.5)%
Interest income (expense)	$(268,135)	$368	$(268,503)	(72,962.8)%
Share of earnings (loss) of associated co's	$(160,610)	$156,743	$(317,353)	(202.5)%
Foreign Currency transaction gain	$141,620	$139,478	$2,142	1.5%
Outside stockholders' interests	$32,224	$(4,744)	$36,968	(779.3)%
Gain (Loss) on disposal of fixed assets	$(34,051)	$6,517	$(40,568)	(622.5)%
Total non-operating income (expense)	$(313,423)	$272,997	$(586,420)	(214.8)%

Income before taxation	$(20,530,005)	$4,812,537	$(25,342,542)	(526.6)%

Taxation	$(1,583,546)	$1,692,016	$(3,275,562)	(193.6)%

Net income after taxation	$(18,946,459)	$3,120,521	$(22,066,980)	(707.2)%

Other comprehensive income
Foreign currency translation gain	$(254,186)	$355,239	$(609,425)	(171.6)%

Comprehensive Income	$(19,200,645)	$3,475,760	$(22,676,405)	(652.4)%

Weighted average shares outstanding :
Basic	1,000	1,000	—	0.0%
Diluted	1,000	1,000	—	0.0%

Earnings per share:
Basic	$(18,946)	$3,121	$(22,067)	(707.2)%
Diluted	$(18,946)	$3,121	$(22,067)	(707.2)%

Our revenues for the year ended December 31, 2007 were US$23.5 million, representing a decrease of US$38.2 million or 61.9 percent compared to 2006, which mainly was the result of lower OctaSupplies sales.

				Percentage
(amounts in thousands US$)	Year ended December 31		Variance	Change
	2007	2006	2007 vs 2006	2007 vs 2006
Revenues

OctaSystems	$8,261	$13,852	$(5,592)	(40.4)%

OctaGames	$967	$859	$107	12.5%

OctaSupplies	$14,311	$47,041	$(32,730)	(69.6)%

Total	$23,538	$61,753	$(38,214)	(61.9)%

OctaSupplies sales decreased US$32.7 million or 70 percent in 2007 to US$14.3 million compared to $47.0 million in 2006. Approximately 90 percent of this decrease represented a decrease in OctaSupplies sales in Russia from US$42.5 million in 2006 to US$12.2 million in 2007. The decrease in sales in Russia was due to a legislative change that effectively halted the demand for new gaming products and supplies. Legislation passed by the Russian legislature, the Duma, required operators to maintain a minimum amount of assets and, as a result, many smaller operators not able to meet this minimum had to merge or cease operations by January 1, 2008.

OctaSystems revenue decreased US$5.6 million (40.4 percent) to US$8.3 million in 2007. The legislative change in Russia heavily affected OctaSystems revenue in Russia which decreased US$6.9 million (58 percent) from US$11.9 million in 2006 to US$5.0 million in 2007. OctaSystems revenue increased in Latin America by US$2.1 million (209 percent) from US$1.0 million in 2006 to US$3.2 million in 2007, due to the addition of several new customers, mainly in Colombia.

OctaGames sales increased by US$0.1 million (13 percent) to US$1.0 million in 2007. OctaGames sales in Latin America increased US$0.4 million (115 percent) from US$0.4 million in 2006 to US$0.8 million in 2007, primarily as a result of US$0.7 million in first-time sales of the Maverick slot machines. There was a decrease in sales in Europe of US$0.3 million (64 percent) from US$0.5 million in 2006 to US$0.2 million in 2007. The change in sales in Russia was nominal.

(amounts in thousands US$)	Year ended December 31		Variance	Percentage Change
	2007	2006	2007 vs 2006	2007 vs 2006
	Audited	Audited
Revenues and gross profit

Revenues	$23,538	$61,753	$(38,214)	(61.9)%

Cost of Revenues	$17,240	$48,117	$(30,877)	(64.2)%

Gross Profit	$6,299	$13,636	$(7,337)	(53.8)%
	26.8%	22.1%

Historically, our sales in Russia primarily have been from our OctaSupplies businesses. These sales have a lower margin than our other businesses, therefore, the lower sales of our OctaSupplies products in 2007 resulted in an improvement in overall gross margin from 22.1 percent in 2006 to 26.8 percent in 2007.

Operating Expenses

Sales, general & administrative (“SG&A”) expenses increased by US$16.7 million, or 198 percent, in 2007 which was mainly the result of a provision for bad debt of US$9.4 million in 2007 attributed to several debtors, primarily located in Russia. In addition, in 2006, our provision of bad debt was reduced by US$3.5 million as a result of collections on certain bad debt accounts on which a provision was taken in prior periods.

(amounts in thousands US$)	Year ended December 31		Variance	Percentage Change
	2007	2006	2007 vs 2006	2007 vs 2006

SG&A cost

Staff Costs	$6,916	$6,083	$832	13.7%

Other cost	$8,869	$5,883	$2,986	50.8%

SG&A exclusive Bad debt	$15,785	$11,966	$3,818	31.9%

Bad Debts	$9,432	$(3,502)	$12,934	(369.3)%

Total SG&A cost incl Bad debt provision	$25,217	$8,464	$16,753	197.9%

Exclusive of bad debt, SG&A increased US$3.8 million or 31.9 percent from US$12 million in 2006 to US$15.8 million in 2007, which was primarily the result of higher staffing costs and professional fees.

Staffing costs increased US$0.84 million or 13.7 percent from US$6.1 million in 2006 to US$6.9 million in 2007, due to several additions to the senior management team.

Other expenses increased US$3.0 million or 50.8 percent from US$5.9 million in 2006 to US$8.9 million in 2007. These increases were due primarily to an increase of $1.8 million in technical professional fees associated with third-party games development costs, an increase of US$0.8 million in legal and professional fees associated with professional services for the cancelled eBet transaction, and an increase of US$0.7 million in marketing costs associated with expansion of tradeshow activities.

We have accounted for a bad debt reserve of US$9.4 million based on debt outstanding for more than one year for certain customers in Russia.

	Years Ended December 31,		Amount Change	Percentage Change
	2007	2006	2007 vs 2006	2007 vs 2006
	Audited	Audited
Operating expenses
General, administrative and selling expenses	$25,216,672	$8,464,049	$16,752,623	197.9%
Depreciation and amortization	$827,173	$632,686	$194,487	30.7%
Impairment of goodwill	$471,611	$0	$471,611
Total operating expenses	$26,515,456	$9,096,735	$17,418,721	191.5%

Depreciation and amortization increased by US$0.2 million or 30.7 percent in 2007 compared to 2006 as a result of higher amortization expenses related to additions to our intangible assets, mainly as a result of the development of our Maverick slot machines.

In 2007, we took a write-off of goodwill of US$0.5 million when we acquired the remaining 50 percent of the shares in our joint venture in Argentina, Argelink SA (“Argelink”).

Other Income (Expense) and Taxes

Interest expense increased to US$0.3 million due to bridge loans of US$3.0 million extended in June 2007 at an interest rate of 13 percent. Beginning in September 2007, the interest rate increased 0.5 percent per month to a total of 15 percent by December 1, 2007.

In 2007, our 50 percent joint venture in Italy booked a loss of US$0.3 million due to the delayed implementation of new legislation, which would have expanded the Italian gaming market. As a result of the delay, no new gaming products were allowed to be sold in Italy in 2007.

In 2007, we accounted for a US$1.6 million credit related to corporate taxes as a result of the carry-back rule in the United Kingdom.

Outside stockholders’ interests

Octavian International owns 89.7 percent of the shares in Octavian Latin America SA, a company incorporated in Colombia and based in Bogotá. The remaining 10.3 percent of the shares are held by five individuals, including Jose Paternostro, our local General Manager. In 2007, the losses from Octavian Latin America SA resulted in a credit of US$0.03 million due from the outside shareholders, compared to an expense of approximately US$0.005 million in 2006 as a result of nominal profits.

Since Octavian is headquartered in the United Kingdom, we maintain our internal accounts in British pounds sterling. We invoice products in various local currencies. Fluctuations in exchange rates from reporting period to reporting period between various foreign currencies and the British pound sterling may have an impact on revenue and expenses, and this impact may be material in any individual reporting period.

In 2007, we had a foreign currency gain of US$0.14 million. All sales related to AGI slot machines are invoiced in Euros, and we purchase all AGI products in Euros, minimizing our foreign currency exposure.

LIQUIDITY AND CAPITAL RESOURCES – December 31, 2007

In the highly competitive industry in which we operate, operating results may fluctuate significantly from period to period.

Our principal source of liquidity is cash from operations. Other sources of capital include, but are not limited to, loans from third parties, credit terms from our suppliers and a recent private placement of equity and convertible debt. At December 31, 2007, we had negative working capital of US$16.7 million. For the next 12 months, we expect that our available capital resources will be sufficient to fund all capital requirements, capital expenditures and payment obligations.

(amounts in thousands)	Year ended December 31		Increase (decrease)
	2007	2006	Amount	%

Cash and cash equivalants	$2,438	$1,055	$1,383	131.1%

Total Current Assets	$15,197	$25,721	$(10,524)	(40.9)%
Total Current Liabilities	$31,881	$23,229	$8,652	37.2%
Net working capital	$(16,685)	$2,491	$(19,176)	(769.7)%

Cash Flows Summary

(amounts in thousands US$)	Year ended December 31		Variance	Percentage Change
	2007	2006	2007 vs 2006	2007 vs 2006

Cashflow form operation activites	$(705)	$(2,586)	$1,881	(72.7)%

Cashflow from investing activities	$(2,000)	$(1,136)	$(864)	76.1%

Cashflow from financing activities	$4,071	$36	$4,035	11,176.3%
Effect of Exchange rate changes on cash and cash equivalents	$17	$373	$(355)	(95.3)%

Net Cashflow	$1,383	$(3,313)	$4,696	(141.7)%

Operating Activities

Our operating activities resulted in negative cash of US$0.7 million in 2007, which primarily was a result of the net losses we recognized during this period. The difference between our net income and our net cash provided by operating activities was attributable to non-cash expenses included in net income and to changes in our operating assets and liabilities, as presented below.

(amounts in thousands US$)	Year ended December 31
	2007	2006

Net Income (Loss)	$(18,946)	$3,121

Add: non-cash expenses	$10,710	$2,167

Deduct (Add): changes in operating assets	$2,940	$(8,665)

Add (deduct): changes in operating liabilities	$4,591	$791

Net Cash provided by operating activities	$(705)	$(2,586)

Non-cash items related to a bad debt provision of US$9.4 million, depreciation costs of US$0.8 million and write-off of goodwill of US$0.5 million.

Assets decreased US$2.9 million as result of a reduction in inventory of US$1.4 million, a decrease in accounts receivable of US$1 million and decrease in loans of US$0.7 million. Against this was an increase in other assets of US$0.1 million.

Liabilities increased by US$4.6 million as a result of an increase in accounts payable of US$2.9 million, an increase of customer deposits of US$2.2 million and a decrease in accrued expenses of US$0.5 million.

Investing Activities

In 2007, the total cash outflows in investing activities were US$2.0 million, an increase of US$0.9 million, or 100 percent, from US$1.1 million in 2006. Intangible assets increased by US$1.2 million, or 200 percent, from US$0.6 million in 2006 to US$1.8 million in 2007. This increase is attributable to the costs incurred in the development of the Maverick machines (US$0.4 million) and to the acquisition of US$0.8 million in intangible assets through the purchase of the remaining 50 percent shares of Argelink.

Cash outflows in the purchase of property and equipment decreased by US$0.2 million in 2007.

Financing Activities

In 2007, cash inflows from financing activities were US$4.1 million, an increase of approximately US$4.0 million from US$0.04 million in 2006.

In November 2006, Octavian entered into a memorandum of understanding with eBet, pursuant to which we would merge into eBet. In June 2007, in anticipation of the completion of the merger, eBet provided us with a bridge debt financing of AU$2.5 million (US$2,310,250 based on the 2007 Average Exchange Rate of AUS$1=US$0.9241). eBet then provided us an additional loan of AU$825,000 in July 2007 (US$762,383 based on the 2007 Average Exchange Rate of AUS$1=US$0.9241). Subsequent to the bridge debt financing, due to adverse market conditions, the parties determined not to proceed with the merger.

In 2007, we also acquired the minority share of our Argentine subsidiary, Argelink, for US$1.35 million payable over 30 months at US$45,000 per month.

During 2007 the net value of fixed assets decreased US$0.5 million or 43 percent from US$1.2 million to US$0.7 million. We did not make any major capital expenditures in 2006 and 2007.

Share Repurchases

In 2006 and 2007, we did not repurchase any Octavian stock.

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UNAUDITED CONSOLIDATED OPERATING RESULTS -- Quarter Ended June 30, 2008 vs. Quarter Ended June 30, 2007

Octavian International Limited
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTER ENDED JUNE 30, 2008, AND 2007

	Quarters Ended June 30,		Variance	Variance in %
	2008	2007

Net Revenue	$15,448,170	2,657,521	12,790,649	481%

Cost of Revenue	11,926,581	1,863,550	10,063,031	540%

Gross profit	3,521,589	793,971	2,727,618	344%

Operating expenses
General, administrative and selling expense	3,697,579	2,670,414	1,027,165	38%
Depreciation and amortization	367,395	161,969	205,426	127%
Total operating expenses	4,064,974	2,832,383	1,232,591	44%
Income (Loss) from operations	(543,385)	(2,038,412)	1,495,027	-73%
Non-operating income (expense):
Other income (expense)	182,162	49,797	132,365	266%
Interest income (expense)	(129,178)	(2,629)	(126,549)	4814%
Share of earnings (loss) of associated co's	(55,938)	(32,811)	(23,127)	70%
Foreign Currency transaction gain	(126,860)	438,208	(565,068)	-129%
Outside stockholders' interests	5,915	(5,644)	11,559	-205%
Gain (Loss) on disposal of fixed assets	80,211	(66,294)	146,505	-221%

Total non-operating income (expense)	(43,688)	380,627	(424,315)	-111%

Income (Loss) before taxation	(587,073)	(1,657,785)	1,070,712	-65%

Taxation	34,224	295,234	(261,010)	-88%

Net income (Loss) after taxation	(621,297)	(1,953,019)	1,331,722	-68%

Other comprehensive income
Foreign currency translation adjustment	(557,853)	(217,214)	(340,639)	157%

Comprehensive Income (Loss)	$(1,179,150)	(2,170,233)	991,083	-46%

Weighted average shares outstanding :
Basic	1,000	1,000	—	0%
Diluted	1,000	1,000	—	0%

Earnings per share:
Basic	$(621.30)	(1,953.02)	1,331.72	-68%
Diluted	$(621.30)	(1,953.02)	1,331.72	-68%

Octavian International Limited
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2008, AND 2007

	Six Months Ended June 30,		Variance	Variance in %
	2008	2007

Net Revenue	$31,855,694	8,389,264	23,466,430	280%

Cost of Revenue	25,247,136	5,561,550	19,685,586	354%

Gross profit	6,608,558	2,827,714	3,780,844	134%

Operating expenses
General, administrative and selling expense	7,265,488	13,295,755	(6,030,267)	-45%
Depreciation and amortization	475,238	263,489	211,749	80%
Total operating expenses	7,740,726	13,559,244	(5,818,518)	-43%

Income (Loss) from operations	(1,132,168)	(10,731,530)	9,599,362	-89%

Non-operating income (expense):
Other income (expense)	189,408	86,450	102,958	119%
Interest income (expense)	(253,529)	(8,104)	(245,425)	3028%
Share of earnings (loss) of associated co's	(126,830)	9,727	(136,557)	-1404%
Foreign Currency transaction gain	(1,567,547)	(313,542)	(1,254,005)	400%
Outside stockholders' interests	8,212	(6,447)	14,659	-227%
Gain (Loss) on disposal of fixed assets	371,493	(67,070)	438,563	-654%

Total non-operating income (expense)	(1,378,793)	(298,986)	(1,079,807)	361%

Income (Loss) before taxation	(2,510,961)	(11,030,516)	8,519,555	-77%

Taxation	40,863	295,234	(254,371)	-86%

Net income (Loss) after taxation	(2,551,824)	(11,325,750)	8,773,926	-77%

Other comprehensive income
Foreign currency translation adjustment	(250,947)	(148,680)	(102,267)	69%

Comprehensive Income (Loss)	$(2,802,771)	(11,474,430)	8,671,659	-76%

Weighted average shares outstanding :
Basic	1,000	1,000	—	0%
Diluted	1,000	1,000	—	0%

Earnings per share:
Basic	$(2,551.82)	(11,325.75)	8,773.93	-77%
Diluted	$(2,551.82)	(11,325.75)	8,773.93	-77%

Octavian International Limited
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2008, AND 2007

	Six Months Ended June 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(2,551,824)	$(11,325,750)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	475,238	263,489
Exchange loss (gain)	1,567,547	313,542
Gain/loss on disposal of fixed assets	(371,493)	67,070
Gain/loss attributed to minority interest in subsidiaries	(8,212)	6,447
Bad debt expense	215,464	7,750,080
Share of earnings from associated companies	126,830	(9,727)
(Increase) / decrease in assets:
Accounts receivable	(7,384,899)	5,592,655
Other receivable & loan receivable	577,960	70,836
Inventory	963,559	1,765,816
Prepaid expense	7,757	4,574
Other assets	(472)
Increase / (decrease) in current liabilities:
Accounts payable	8,878,115	(6,619,851)
Accrued expenses	58,317	(330,409)
Customer deposits	(2,129,299)	(366,747)
Net cash provided by (used in) operating activities	424,588	(2,817,975)

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) decrease in:
Property and equipment	(723,524)	635,119
Intangibles	(1,088,983)	(291,896)
Other assets

Net cash used in investing activities	(1,812,507)	343,223

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) from short term overdrafts and loans	181,312	2,029,883
Proceeds (payments) from notes payable	(213,335)	475,407

Net cash provided by / (used in) financing activities	(32,023)	2,505,290

Effect of exchange rate changes on cash and cash equivalents	(16,804)	24,642

NET INCREASE /(DECREASE) IN CASH & CASH EQUIVALENTS	(1,436,746)	55,180

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	2,437,646	1,054,597

CASH & CASH EQUIVALENTS, END OF YEAR	$1,000,900	$1,109,777

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$253,529	$8,104
Income taxes paid	$476,394	$13,012

CONSOLIDATED OPERATING RESULTS – for the three months ended June 30, 2008 and 2007

Revenues and gross profit

Our revenues for the quarter ended June 30, 2008 were $15.4 million, representing an increase of $12.8 million, or 481 percent, compared to the quarter ended June 30, 2007.

(amounts in thousands US$)	Quarter Ended June 30,		Variance	Percentage Change
	2008	2007	2008 vs 2007	2008 vs 2007
Revenues
OctaSystems	$1,380	$1,059	$322	30.4%
OctaGames	$241	$454	$(213)	(46.9)%
OctaSupplies	$13,826	$1,144	$12,682	1,108.4%
Total	$15,448	$2,657	$12,790	481.3%

OctaSystems revenue increased $0.3 million (30 percent) from $1.1 million in the quarter ended June 30, 2007 to $1.4 million in the quarter ended June 30, 2008. OctaSystems revenue increased in Latin America by $0.5 million (228 percent) from $0.2 million in the quarter ended June 30, 2007 to $0.7 million in the quarter ended June 30, 2008. Half of this increase is attributable to consolidation of revenues in Argentina as a result of our acquisition of the minority interest in our former joint venture.

OctaGames sales revenue decreased $0.2 million (47 percent) from $0.45 million in the quarter ended June 30, 2007 to $0.24 million in the quarter ended June 30, 2008. This decrease was mainly the result of lower games sales in Russia and Europe. OctaGames sales in Latin America increased $0.05 million (86 percent) from $0.05 million in the quarter ended June 30, 2007 to $0.1 million in the quarter ended June 30, 2008 as a result of new sales of the Maverick slot machine.

OctaSupplies sales increased by $12.7 million to $13.8 for the quarter ended June 30, 2008, compared to the quarter ended June 30, 2007. The majority ($13.1 million or 95 percent) of this increase was realized in Russia. The demand for products in Russia was the result of certain new legislation in Russia that clarifies that current gaming operators will be allowed to continue operating through at least July 1, 2009.

SG&A

SG&A expenses increased by $1.0 million in the quarter ended June 30, 2008.

(amounts in thousands US$)	Quarter Ended June 30th,		Variance	Percentage Change
	2008	2007	2008 vs 2007	2008 vs 2007
SG&A cost
Staff Costs	$1,303	$1,573	$(270)	(17.2)%
Other cost	$2,217	$1,025	$1,193	116.4%
SG&A exclusive Bad debt	$3,520	$2,598	$922	35.5%
Bad Debts	$178	$73	$105	144.2%
Total SG&A cost incl Bad debt provision	$3,698	$2,671	$1,028	38.5%

Excluding the bad debt provision, SG&A increased $0.9 million, or 35 percent, from $2.6 million in the quarter ended June 30, 2007 to $3.5 million in the quarter ended June 30, 2008.

Other expenses increased $1.2 million, or 116 percent, from $1.0 million in the quarter ended June 30, 2007 to $2.2 million in the quarter ended June 30, 2008. These increases primarily were due to an increase of $0.5 million in technical professional fees associated with third-party games development costs and an increase of $0.3 million in legal and professional fees associated with services incurred in relation to the PacificNet transaction and the Share Exchange Transaction.

Depreciation and Amortization

For the quarter ended June 30, 2008, total depreciation and amortization was $0.4 million compared to $0.2 million in the quarter ended June 30, 2007, an increase of $0.2 million or 127 percent. This increase was the result of increased intangible assets.

Interest Expense

Interest expense increased to US$0.1 million for the quarter ended June 30, 2008, due to a bridge loan of US$3 million that was extended in January 2008 at an interest rate of 15 percent.

Share of earnings of associated companies

In the quarter ended June 30, 2008, our 50 percent joint venture in Italy booked a loss of US$0.12 million, of which we recorded our 50 percent share, US$0.06 million. This loss was the result of delayed implementation of new legislation in Italy, during which no new gaming products were allowed to be sold.

Foreign currency translation

In the quarter ended June 30, 2008, we had a foreign currency loss of US$0.13 million, compared to a gain of $0.4 million in the quarter ended June 30, 2007. During the quarter ended June 30, 2008, we faced increased currency translation exposure, since, of our outstanding accounts payable, approximately US$29 million was payable in Euros. This exposure created a foreign currency translation loss, due to the decline of the U.S. dollar against the Euro during the quarter ended June 30, 2008. Further, the outstanding bridge loans from eBet of approximately US$3 million were payable in Australian dollars, and the U.S. the dollar also declined against the Australian dollar during the quarter ended June 30, 2008.

Outside stockholders’ interests

Octavian International owns 89.7 percent of the shares of Octavian Latin America SA, a company incorporated in Colombia and based in Bogotá. The remaining 10.3 percent of the shares is owned by five individuals, including Jose Paternostro, the general manager of Octavian Latin America SA. In the quarter ended June 30, 2008 the profit from Octavian Latin America SA was US$0.006 million, compared to a loss of US$0.006 million in the quarter ended June 30, 2007.

Income taxes

In the quarter ended June 30, 2008, we paid income tax of US$0.48 million of which US$0.46 million related to 2005 income taxes in the UK.

CONSOLIDATED OPERATING RESULTS – for the six months ended June 30, 2008 and 2007

Revenues and gross profit

Our revenues for the six months ended June 30, 2008 were $31.9 million, representing an increase of $23.9 million, or 302 percent, compared to the quarter ended June 30, 2007.

(amounts in thousands US$)	6 months Ended June 30,		Variance	Percentage Change
	2008	2007	2008 vs 2007	2008 vs 2007
Renues	unaudited	unaudited
OctaSystems	$3,470	$1,827	$1,643	89.9%
OctaGames	$429	$1,229	$(800)	(65.1)%
OctaSupplies	$27,956	$5,333	$22,623	424.2%
Total	$31,856	$8,389	$23,467	279.7%

OctaSystems revenue increased $1.6 million (90 percent) from $1.8 million in the six months ended June 30, 2007 to $3.5 million in the six month ended June 30, 2008. OctaSystems revenue increased in Latin America by $1.1 million (252 percent) from $0.4 million in the six months ended June 30, 2007 to $1.6 million in the six month ended June 30, 2008. Half of this increase was attributable to the consolidation of revenues in Argentina resulting from our acquisition of the minority interest in our former joint venture.

OctaGames sales revenue decreased $0.8 million (65 percent) from $1.2 million in the six months ended June 30, 2007 to $0.4 million in the six months ended June 30, 2008. This decrease was mainly the result of lower games sales in Russia and Europe. OctaGames sales in Latin America increased $0.15 million (193 percent) from $0.08 million in the six months ended June 30, 2007 to $0.23 million in the six months ended June 30, 2008 as a result of new sales of the Maverick slot machine.

OctaSupplies sales increased $22.6 million to $28.0 million for the six months ended June 30, 2008 compared to the six months ended June 30, 2007. The majority ($24.9 million or 89 percent) of this increase was realized in Russia. The demand for products in Russia was the result of certain new legislation in Russia that clarifies that current gaming operators will be allowed to continue operating through at least July 1, 2009.

SG&A

SG&A expenses decreased by $6.0 million in the six months ended June 30, 2008, mainly as a result of a decrease in the provision for bad debts of $7.5 million in the six months ended June 30, 2007 for several outstanding debts, mainly in Russia.

(amounts in thousands US$)	6 months Ended June 30th,		Variance	Percentage Change
	2008	2007	2008 vs 2007	2008 vs 2007

SG&A cost
Staff Costs	$3,043	$3,311	$(268)	(8.1)%
Other cost	$4,007	$2,235	$1,773	79.3%
SG&A exclusive Bad debt	$7,050	$5,546	$1,504	27.1%
Bad Debts	$215	$7,750	$(7,535)	(97.2)%
Total SG&A cost incl Bad debt provision	$7,265	$13,296	$(6,030)	(45.4)%

Excluding the bad debts provision, SG&A increased $1.5 million, or 27 percent, from $5.5 million in the six months ended June 30, 2007 to $7.0 million in the six months ended June 30, 2008.

Other expenses increased $1.8 million, or 79 percent, from $2.2 million in the six months ended June 30, 2007 to $4.0 million in the six months ended June 30, 2008. These increases primarily were due to an increase of $0.6 million in technical professional fees associated with third-party games development costs and an increase of $0.6 million in legal and professional fees associated with services incurred in relation to the PacificNet transaction and the Share Exchange Transaction. Travel costs increased by $0.2 million.

LIQUIDITY AND CAPITAL RESOURCES – June 30, 2008

(amounts in thousands US$)	June 30, 2008	December 31, 2007

Cashflow form operating activites	$425	$(2,818)
Cashflow from investing activities	$(1,813)	$343
Cashflow from financing activities	$(32)	$2,505
Effect of Exchnage change	$(17)	$25
Net Cashflow	$(1,437)	$55

Operating Activities

Operating activities resulted in a negative cash of US$1.5 million in the quarter ended June 30, 2008, which was the result of a positive cash flow from operating activities, of which the details are listed below.

(amounts in thousands US$)	June 30,
	2008	2007
Net Income (Loss)	$(2,552)	$(11,326)
Add: non-cash expenses	$2,005	$8,391
Deduct (Add): changes in operating assets	$(5,836)	$7,434
Add (deduct): changes in operating liabilities	$6,807	$(7,317)
Net Cash provided by operating activities	$425	$(2,818)

Non-cash items of $2 million consisted of $1.6 million of foreign exchange loss and $0.5 million of depreciation. In addition, we booked a bad debt reservation of $0.2 million. We booked a loss of $0.1 million on shares of associated companies and a gain on fixed assets of $0.4 million.

Operating assets increased US$5.8 million as a result of an increase in accounts receivable of US$7.4 million, a decrease in inventory of $1.0 million and a decrease of other receivables of $0.6 million.

Operating liabilities increased US$6.8 million as a result of an increase in accounts payable of US$8.8 million, a decrease in customer deposits of US$2.1 million and an increase in accrued expenses of US$0.06 million.

Investing Activities

Investing activities resulted increased $1.8 million, representing $1 million in intangible assets (further development of the Maverick as well as development of games) and an increase of $0.8 million of fixed assets. Of this increase in fixed assets, $0.3 million was the result of capitalizing machines on participation.

Financing Activities

Financing activities decreased by $0.03 million as result of an increase in overdraft of $0.2 million and a decrease of payments on the loan with Mediciones Urbanas of $0.2 million.

FINANCIAL CONDITION – December 31, 2007

(amounts in thousands US$)	Year ended December 31		Variance	Percentage Change
	2007	2006	2007 vs 2006	2007 vs 2006
Total Assets	$17,794	$27,797	$(10,003)	(36.0)%
Total Liabilities	$32,443	$23,246	$9,197	39.6%
Total Equity	$(14,649)	$4,551	$(19,201)	(421.9)%

Total Current Assets	$15,197	$25,721	$(10,524)	(40.9)%
Total Current Liabilities	$31,881	$23,229	$8,652	37.2%
Net working capital	$(16,685)	$2,491	$(19,176)	(769.7)%

At December 31, 2007, we had negative net assets of US$14.6 million and negative working capital of US$16.7 million. The reduction in total assets reflects the significant decrease in revenues, primarily due to legislation changes in Russia. Total sales in Russia decreased from US$54 million in 2006 to US$17 million in 2007. In addition, we increased our provision for bad debt by US$9.4 million in 2007, compared to a reduction in the provision for bad debt of US$3.5 million in 2006.

Total liabilities increased US$9.2 million, or 39.6 percent, between 2006 and 2007 primarily due to: (i) the borrowing of US$3 million from eBet for the production of the Maverick machines; (ii) the borrowing of US$1.35 million from Mediciones Urbanas for the acquisition of Argelink; (iii) the increase of customer deposits by US$2.2 million; and (iv) an increase in the amounts owed to suppliers by US$3 million as a result of extended credit terms sought by suppliers.

The reduction in stockholders’ equity reflects mainly the business losses we suffered during 2007; in particular, the reduction in gross profit of US$7.3 million from US$13.6 million n 2006 to US$6.3 million in 2007, as a result of decreased sales, and the increase in the provision for bad debts of US$9.4 million in 2007.

Intangible assets increased by US$1.2 million, or 205 percent, to US$1.8 million in 2007 from US$0.6 million in 2006 as result of further development of the Maverick slot machine. This development resulted in an increase in the value of the machines by US$0.4 million. Intangible assets also increased as a result of the purchase of the remaining 50 percent of the shares of Argelink from Mediciones Urbanas for US$1.35 million, of which $0.8 million was intangible assets, in August 2007.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements. We are not a party to financial instruments with off-balance sheet risk, other than certain indemnification agreements.

We may provide indemnifications of varying scope and terms to customers, vendors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of agreements with those parties, services to be provided by us and IP infringement claims made by third parties. Additionally, we have agreements with our directors and certain officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. We maintain director and officer insurance, which may cover our liabilities arising from these indemnification obligations in certain circumstances. It is not possible to determine our maximum potential obligations under these indemnification undertakings due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Our indemnification undertakings may not be subject to maximum loss clauses. Historically, we have not incurred material costs related to indemnification obligations.

Purchase Commitments

From time to time, we enter into commitments with our vendors to purchase inventory at fixed prices or in guaranteed quantities. At the end of 2007, no firm commitments had been agreed to.

Remainder of Page Intentionally Left Blank

FINANCIAL CONDITION – June 30, 2008

	June 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$1,000,900	2,437,646
Accounts receivable, net of allowance for doubtful accounts of $12,003,916 and $11,355,176	14,957,641	8,023,575
Other receivable	1,922,668	2,508,911
Inventory	1,241,621	2,217,118
Prepaid expense and other current assets	1,619	9,464

Total current assets	19,124,449	15,196,714

PROPERTY AND EQUIPMENT, net	1,373,066	692,284

INTANGIBLE ASSETS, net	2,862,166	1,819,142

OTHER ASSETS	85,904	85,509

TOTAL ASSETS	$23,445,585	17,793,649

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short term overdrafts and loans	$3,779,902	3,600,166
Accounts payable	31,959,746	21,456,961
Accrued expenses	4,029,494	3,974,361
Customer deposits	791,220	2,849,939
Loan payable to related parties	—	—
Other liabilities	—	—

Total current liabilities	40,560,362	31,881,427

LONG TERM LIABILITIES:
Loans Payable	315,000	531,016
	315,000	531,016

MINORITY INTEREST IN SUBSIDIARIES
Minority stockholders' interests	22,310	30,522
	22,310	30,522

STOCKHOLDERS' DEFICIT:
Common stock, $1.42 per share; authorized 50,000 shares; issued and outstanding 1,000	1,423	1,423
Additional paid-in capital	—	—
Other comprehensive income (loss)	57,462	308,409
Statutory reserve	—	—
Retained earnings	(17,510,972)	(14,959,148)
Total stockholders' deficit	(17,452,087)	(14,649,316)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$23,445,585	17,793,649

(amounts in thousands US$)	June 30,	December 31,	Variance	Percentage Change
	2008	2007	2008 vs 2007	2008 vs 2007

Total Assets	$23,446	$17,794	$5,652	31.8%
Total Liabilities	$40,875	$32,412	$8,463	26.1%
Minority Interest	$22	$31	$(8)	(26.9)%
Total Equity	$(17,452)	$(14,649)	$(2,803)	(19.1)%

Total Current Assets	$19,124	$15,197	$3,928	25.8%
Total Current Liabilities	$40,560	$31,881	$8,679	27.2%
Net working capital	$(21,436)	$(16,685)	$(4,751)	(28.5)%

At June 30, 2008, we had negative net assets of US$21.4 million.

The increase in total assets of US$5.7 million, or 32 percent, as of June 30, 2008, as compared to December 31, 2007, reflects an increase in accounts receivable of US$6.9 million, or 86 percent, from US$8.0 million at December 31, 2007 to US$15.0 million at June 30, 2008, as a result of increased revenues. Intangible assets increased by US$1.0 million, or 57 percent, at June 30, 2008, as compared to December 31, 2007, to US$2.9 million. Other receivables decreased $0.6 million to $1.9 million at June 30, 2008.

Total liabilities increased US$8.5 million, or 26 percent, to US$40.9 million as of June 30, 2008, as compared to December 31, 2007, mainly due to an increase in accounts payable, which increased by US$10.5 million, or 49 percent, to US$32.0 million at June 30, 2008, as compared to December 31, 2007. Customer deposits decreased by US$2.1 million to US$0.8 million at June 30, from US$2.9 million at December 31, 2007.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements with unconsolidated entities or other persons. We are not a party to financial instruments with off-balance sheet risk, other than certain indemnification agreements.

We may provide indemnifications of varying scope and terms to customers, vendors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of agreements with those parties, from services to be provided to us and from IP infringement claims made by third parties. Additionally, we have agreements with our directors and certain officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. We maintain director and officer insurance, which may cover our liabilities arising from these indemnification obligations in certain circumstances. It is not possible to determine the maximum potential obligations under these indemnification undertakings due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification undertakings may not be subject to maximum loss clauses. Historically, we have not incurred material costs related to indemnification obligations.

Purchase Commitments

From time to time, we enter into commitments with our vendors to purchase inventory at fixed prices or in guaranteed quantities. We were not party to any firm commitments as of June 30, 2008.

Capital Expenditure and Other

During the six months ended June 30, 2008, the net value of fixed assets increased by US$0.7 million, as compared to December 31, 2007.

Share Repurchase Plan

None

Agreements with PacificNet

On December 7, 2007, (i) Octavian, Emperor Holdings Limited, a company at that time the sole shareholder of Octavian (“Emperor”) and Emperor’s then sole shareholder, Ziria Enterprises Limited (“Ziria”) (a company which is 100 percent indirectly owned by Harmen Brenninkmeijer, our Chief Executive Officer and a director of the Company), entered into an agreement (the “PacificNet Acquisition Agreement”) with (ii) PacificNet, Inc. (“PacificNet”), a Delaware corporation whose securities are publicly traded in the United States and its wholly-owned subsidiary, PacificNet Games International Corporation, a company organized under the laws of the British Virgin Islands. The terms of the PacificNet Acquisition Agreement provided for the acquisition by PacificNet of all of the outstanding securities of Emperor. This acquisition was completed on January 22, 2008, upon which Emperor became a direct wholly-owned subsidiary of PacificNet and Octavian became an indirect wholly-owned subsidiary of PacificNet. The purchase price payable by PacificNet was (i) up to 2,330,000 shares of PacificNet’s common stock, representing approximately 19.5 percent of PacificNet’s then outstanding shares of common stock and (ii) cash of up to US$18.9 million to be paid upon the completion of certain net profit performance targets (the “Earn-Out Amount”). The shares of PacificNet common stock were required to be placed in escrow at closing and were to be released upon the satisfaction of certain requirements under the PacificNet Acquisition Agreement. Additionally, the Earn-Out Amount was to be paid to Octavian over a period of time in installments from 2009 through 2012. In connection with the agreement, Harmen Brenninkmeijer, our Chief Executive Officer and a director of Octavian, was named to the board of directors of PacificNet and entered into an executive service agreement (the “Service Agreement”) with PacificNet. Mr. Brenninkmeijer never performed any services for PacificNet, and neither PacificNet nor Octavian ever compensated him under the terms of the Executive Service Agreement.

On May 14, 2008, all of the parties to the PacificNet Acquisition Agreement entered into a deed of amendment (the “PacificNet Termination Agreement”), pursuant to which the PacificNet Acquisition Agreement and all rights and obligations of the parties thereunder were terminated. The Service Agreement also was terminated. As a result of the termination of the PacificNet Acquisition Agreement, neither the remaining consideration shares of PacificNet common stock (being 1.1 million) nor any of the Earn-Out Amount were transferred/paid to Ziria, and all shares of Emperor were returned to Ziria and the 1.2 million shares of PacificNet common stock to Ziria were returned to PacificNet. Upon the consummation of this transaction, Emperor was no longer a direct subsidiary of PacificNet, nor was Octavian any longer an indirect subsidiary of PacificNet. Harmen Brenninkmeijer, our Chief Executive Officer and a director of Octavian, resigned from the board of directors of PacificNet on May 21, 2008. PacificNet paid Sterne Agee & Leach, Inc., a company that acted as a consultant to Octavian for the PacificNet Acquisition, 30,000 PacificNet shares.

In satisfaction of its obligations under the PacificNet Termination Agreement, Octavian issued to PacificNet 61 Ordinary Shares of Octavian International prior to the Share Exchange, which were exchanged for 1,100,135 shares of our Common Stock. As part of its settlement agreement with PacificNet, Inc., PacificNet was granted the one-time right to purchase up to a number of shares that would cause its ownership of Octavian International as of the date of exercise of the option to equal 5% of the equity of Octavian International provided that such right is exercised prior to May 14, 2009.

PacificNet also agreed, under the terms of the PacificNet Termination Agreement, to issue 500,000 shares of PacificNet’s common stock to Octavian as it directs. Octavian has directed that these shares be issued to Ziria. These PacificNet shares will be subject to a one-year lock up and sale restriction, any sale of these shares must be communicated to PacificNet in advance, PacificNet has the right of refusal to arrange buyers for the shares, and PacificNet will be entitled to half of the net gain on any partial sale of PacificNet shares.

PacificNet and Octavian further agreed, under the terms of the PacificNet Termination Agreement, to use reasonable endeavors to formalize the following business opportunities:

A non-exclusive distribution agreement and license pursuant to which PacificNet will be appointed as a distributor of Octavian’s products in Macau, provided that eBet would be the only other distributor permitted to distribute Octavian’s products in that territory; and

A joint venture relationship relating to the development of future business opportunities in Macau and other territories in Asia.

Upon receipt of funding, Octavian agreed to pay PacificNet US$200,000 in consideration for PacificNet’s localization and language translation of Octavian’s products into the Chinese language. Additionally, Octavian agreed to use its reasonable endeavors to meet minimum sales targets from the sale of PacificNet’s machines of: US$4 million during the twelve month period ended mid-year 2009 and US$6 million during the twelve month period ended mid-year 2010. Octavian’s commitment to achieving these targets was agreed to by Octavian undertaking to use its reasonable endeavors to comply. PacificNet agreed to provide appropriate support to assist in achieving these goals.

Subsequent Events

Agreements with AGI

Octavian is a non-exclusive distributor for Austrian Gaming Industries GmbH (“AGI”) in various countries in Latin America, and Octavian’s wholly-owned subsidiary Casino & Amusement Technology Supplies is a non-exclusive AGI distributor in Russia and the Commonwealth of Independent States member countries. As such, AGI is and has been Octavian’s largest supplier and, prior to the closing of the Share Exchange, Octavian had outstanding accounts payables of approximately €18,756,207 as of June 30, 2008 (US$29,597,294.65 based on the July 1, 2008 Exchange Rate of €1=US$ 1.5780). Pursuant to certain agreements between AGI and Octavian entered into immediately prior to the Share Exchange, AGI and Octavian agreed to the following:

∙ AGI converted €4 million (US$5,094,000 based on the November 3, 2008 Exchange Rate of €1=US$ 1.2735) of accounts payable to it by Octavian into 652 Ordinary Shares of Octavian, representing 35 percent of the outstanding share capital of Octavian.

∙ AGI restructured an additional €8 million of accounts payable (US$10,188,000 based on the November 3, 2008 Exchange Rate of €1=US$ 1.2735) into a four-year loan, which accrues interest at a rate of three month USD LIBOR plus four percent (4%) (capped at a maximum rate of eight percent (8%)) per year, and will be payable in equal monthly installments of €166,666.67 (US$212,250 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) over a period of 48 months, commencing on October 31, 2008. As security for the obligation, Octavian granted AGI a security interest in all intellectual property rights (including rights in software) in certain of Octavian’s intellectual property, including the source and object code for Octavian’s Accounting, Control, and Progressives product; in Octavian’s Maverick product and any modifications and in Octavian’s Maverick games and any modification, ExtraCash and Advanced Gaming Engine along with all related materials (the “IP Rights”).

∙ AGI invested US$5 million in the Private Placement.

∙ Octavian repaid AGI €2 million (US$2,547,000 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) of accounts payable at the closing of the Private Placement and will repay the remaining accounts payable balance in four equal installments of €1,189,051.45 (US$1,514,256.45 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) on November 30, 2008, December 31, 2008, January 31, 2009, and February 28, 2009.

∙ Following these transactions, as of October 31, 2008, Octavian had outstanding accounts payable to AGI of €4,756,207 (US $6,057,029.61 based on the November 3, 2008 Exchange Rate of €1=US$1.2735).

Repayment of eBet Indebtedness

In November 2006, Octavian entered into a memorandum of understanding with eBet Limited, an Australian company, pursuant to which it would merge into eBet. In June 2007, in anticipation of the completion of that merger, eBet provided Octavian with a bridge debt financing of AU$3.2 million (US$2,957,120 based on the 2007 Average Exchange Rate of AUS$1=US$0.9241) which was secured by the IP Rights. Subsequent to the bridge debt financing, due to adverse market conditions, the parties determined not to proceed with the merger. Out of the proceeds from the closing of the Private Placement, Octavian repaid eBet AU$2,319,085 (US$1,551,467.87) based on the November 3, 2008 Exchange Rate of AU$1 = US$0.6690), which was the outstanding balance of the bridge debt financing and Octavian obtained a release from eBet of its security interest in the IP Rights.

CRITICAL ACCOUNTING POLICIES

In presenting our financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it will likely result in a material adverse impact to our consolidated results of operations, financial position and in liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas that require estimates and assumptions include valuation of accounts receivable, other receivables, and inventory determination of useful lives of property and equipment, and intangible assets, and estimation of certain liabilities.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventories

Inventory is stated at the lower of cost or market. Cost is determined using the first in, first out method. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower.

Other Receivable

Other receivable consists of prepayments and other non trading debts.

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Computer Equipment	3 years
Gaming Equipment	3 years
Fixtures and fittings	4 to 5 years

Research and Development

Research and development costs are charged to expense as incurred until technological feasibility has been established. These costs consist primarily of salaries and direct payroll related costs.

Software Development Costs

Software development costs related to computer games and network and terminal operating systems developed by the Company are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility and is discontinued when the product is available for sale. When the software is a component part of a product, capitalization begins with the product reaches technological feasibility. The establishment of technological feasibility and the ongoing assessment for recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Capitalized software development costs are comprised primarily of salaries and direct payroll related costs and the purchase of existing software to be used in the Company's products.

Amortization of capitalized software development costs is provided on a product-by-product basis on the straight-line method over the estimated economic life of the products (not to exceed three years). Management periodically compares estimated net realizable value by product with the amount of software development costs capitalized for that product to ensure the amount capitalized is not in excess of the amount to be recovered through revenues. Any such excess of capitalized software development costs to expected net realizable value is expensed at that time.

Long-Lived Assets

The Company applies the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of June 30, 2008, there were no significant impairments of its long-lived assets.

Intangible Assets

Intangible assets consist of product developments, intangible game developments, game work-in-progress and goodwill.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place.  Advertising costs for the six months ended June 30, 2008 and 2007 was $22,262 and $25,260 respectively.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN 48, the company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Foreign Currency Transactions and Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company is British Pound. Translation gains of $57,462 and $308,409 at June 30, 2008 and December 31, 2007, respectively, are classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. During the six months ended June 30, 2008 and 2007, other comprehensive income in the consolidated statements of income and other comprehensive income included translation losses of $250,947 and $148,680, respectively.

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flow from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Minority Interest

In order to comply with Colombian law, a company needs to have a minimum of 5 stockholders, with a maximum stockholding of not more than 95% any individual stockholder. The 4 external stockholders in the Colombian registered entity (Octavian Latin America SA) have a combined 10.3% stockholding in that company. The equity in the non-controlling interest in the Colombian entity has been classified as “Minority stockholders’ interests” in the accompanying consolidated balance sheets. Changes in equity in non-controlling interests arising from results of operations have been recorded as “Outside stockholders’ interests” in the accompanying consolidated statements of operations and other comprehensive income.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a Company’s management organizes segments within the company for making operating decisions and assessing performance. The Company has determined that it has 3 reportable segments: Octavian Europe, Octavian CIS, and Octavian Latin America (See Note 13).

Fair value of financial instruments

On January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follow:

Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3: inputs to the valuation methodology are unobservable and significant to the fair value measurement.

As of June 30, 2008, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Recent Pronouncements

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with Ltd. exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement had no effect on the Company‘s reported financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities“. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed.  Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS No. 141 (Revised 2007) changes how a reporting enterprise accounts for the acquisition of a business. SFAS No. 141 (Revised 2007) requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with Ltd. exceptions, and applies to a wider range of transactions or events. SFAS No. 141 (Revised 2007) is effective for fiscal years beginning on or after December 15, 2008 and early adoption and retrospective application is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which is an amendment of Accounting Research Bulletin (“ARB”) No. 51.  This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest.  This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Based on current conditions, the Company does not expect the adoption of SFAS 160 to have a significant impact on its results of operations or financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133.” This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Based on current conditions, the Company does not expect the adoption of SFAS 161 to have a significant impact on its results of operations or financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement will not have an impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.” The scope of this Statement is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, this Statement does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). This Statement also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement will not have an impact on the Company’s financial statements.

PROPERTIES

Whenever the terms “our,” “we” and the “Company” are used in this section, they refer to one or more of the following: Octavian Global, Octavian International and all other direct and indirect subsidiaries of Octavian International identified in this current report.

We expect our current properties will be adequate for our near-term business needs. See Note 12, “Commitments and Contingencies,” to the Consolidated Financial Statements included in this Current Report on Form 8-K for more information about our lease commitments. Our business segments, as reported in our consolidated financial statements, utilize all of our facilities.

We lease our principal office spaces located at 1-3 Bury Street, Guildford, Surrey, United Kingdom. On May 1, 2008, we renegotiated our Lease Agreement with Bury House Properties Ltd. regarding the lease of our principal office spaces, encompassing a total of 3,331 square feet, pursuant to which we are obligated to pay monthly rent in the amount of British pounds 8,740 (US$14,062.66 per month based on the November 3, 2008 Exchange Rate of £1 = US$1.6090) for the period from May 1, 2008 through October 31, 2008 and British pounds 9,005 (US$14,489.05 per month based on the November 3, 2008 Exchange Rate of £1 = US$1.6090) for the period from November 1, 2008 through April 30, 2010.

Our largest facility is located in St. Petersburg, Russia, where we lease a total of 1040 square meters from Aquatoria LLC. Our systems R&D, customer service and support, data center and marketing and administration functions offices are located at this facility. We conduct worldwide operations from this location. Our lease agreement for this location provides for payment of 930,334 Russian Rubles per month (US$34,239.32 per month based on the November 3, 2008 Exchange Rate of at the applicable rate of exchange of RUB1 = US$0.0369 and expires on December 31, 2008. We plan to renew this lease for at least one more year.

Our second largest facility also is located in St. Petersburg, Russia, where we lease a total of 640 square meters from Vektor LLC. Our games development and production offices are located at this facility. Our lease agreement for this location provides for payment of 464,612 Russian rubles per month (US$17,144.18 per month based on the November 3, 2008 Exchange Rate of at the applicable rate of exchange of RUB1 = US$0.0369) and expires on September 10, 2009.

Each of our facilities in Bogotá, Colombia and Buenos Aires, Argentina contains a data center that services worldwide operations and sales, technical support and administrative functions. We also lease approximately 400 square meters of bonded warehouse space in Bogotá. Additionally, we lease sales space in Moscow, Russia and in Kiev, Ukraine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership (as defined in Instruction 4 to Item 403 of Regulation S-K under the Securities Exchange Act of 1934) of our Common Stock by (i) each person who we anticipate being a beneficial owner of more than five percent (5%) of any class of our voting securities, (ii) each of our directors and named executive officers, and (iii) all of our executive officers and directors as a group.  Except as otherwise listed below, the address of each person is c/o Octavian International Limited, Bury House, 1-3 Bury Street, Guildford, Surrey, GU2 4AW, United Kingdom.

The following information presents our share ownership after the consummation of the Repurchase, the Share Exchange and the Private Placement.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (2)
5% Stockholders:

Ziria Enterprises Limited (3)	Common Stock	18,179,833	(4)	46.4%

Austrian Gaming Industries GmbH (5)	Common Stock	12,549,273	(5)	32.0%
Management:

Harmen Brenninkmeijer (3)	Common Stock	18,393,933		46.9%

Peter Moffitt	Common Stock	—		* %

Peter Brenninkmeijer	Common Stock	—		* %

All executive officers and directors as a group (3 persons)	Common Stock	18,393,933		46.9%
___________________________

* Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants exercisable or convertible at or within 60 days are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)
Based upon 39,147,714 shares of Common Stock issued and outstanding as of the consummation of the Share Exchange. Does not include any shares of Common Stock issuable upon conversion of convertible debentures, warrants or options of the Company outstanding.

(3)
Ziria Enterprises Limited is a corporation formed and existing under the laws of Cyprus. Harmen Brenninkmeijer, our Chief Executive Officer and a director, indirectly owns 100 percent of the outstanding equity interests of Ziria Enterprises Limited, as a result of his ownership of 100 percent of the outstanding equity interests of Balaton Holding Ltd., a corporation formed and existing under the laws of the British Virgin Islands, which owns 100 percent of the outstanding equity interests of Ziria Enterprises.

(4)
Includes (i) 16,532,333 shares issued pursuant to the Share Exchange Transaction; (ii) 1,647,500 shares issuable upon exercise of a seven-year warrant at US$3.10 per share (number and price will not adjust as a result of our contemplated reverse stock split), which warrant was issued to Ziria; and (iii) 214,000 shares of Common Stock issued pursuant to the earn-out provisions of Mr. Brenninkmeijer’s Employment Agreement.

(5)	Austrian Gaming Industries GmbH is 100% owned by Novomatic AG Holding, an Austrian public company.

(6)
Includes (i) 10,770,685 shares of Common Stock issued to AGI in the Share Exchange Transaction and (ii) 1,778,587 shares of Common Stock issued to AGI in the Private Placement. Does not include (i) 1,772,419 shares of Common Stock issuable upon conversion of the Debenture issued to AGI in the Private Placement; (ii) 1,612,903 shares of Common Stock issuable to AGI upon exercise of Warrants issued to AGI in the Private Placement; and (iii) 1,073,333 shares usable upon exercise of a seven-year warrant exercisable at US$3.10 per share (number and price will not adjust as a result of our contemplated reverse stock split), since, under the terms of these securities, they may not be exercised or converted by AGI for more than 60 days, to the extent that AGI then beneficially owns greater than 4.99% of the issued and outstanding shares of Common Stock or such exercise or conversion would cause it to own greater than 4.99%.

(7)
Includes (i) 16,532,333 shares issued pursuant to the Share Exchange Transaction and (ii) 1,647,500 shares issuable upon exercise of a seven-year warrant at US$3.10 per share (number and price will not adjust as a result of our contemplated reverse stock split). Does not include any of the up to 2,780,000 earn-out shares which may be issuable to Mr. Brenninkmeijer under the terms of his Employment Agreement, as none of these shares is issuable within sixty days of the date of this current report.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Upon the consummation of the Share Exchange, we made the following changes to our Board of Directors and executive officers:

●	Concurrent with the consummation of the Share Exchange, Robert McCall, our sole director prior to the Share Exchange Transaction appointed Harmen Brenninkmeijer as a director of the Company.
●	Mr. McCall then resigned as Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and a director of the Company.
●
Mr. Brenninkmeijer then authorized an amendment to the Company’s Bylaws permitting the number of directors serving on the Board to be set by the resolution of the Board of Directors and set the number at five directors. He also appointed Peter Moffitt and Peter Brenninkmeijer as directors of the Company and appointed all of the current executive officers of the company.

The following table sets forth the respective names, ages and positions of our directors, executive officers and key employees. All of the directors identified below was elected to the Board of Directors immediately after the consummation of the Share Exchange.

The following table sets forth the respective names, ages and positions of our directors and executive officers. Mr. Brenninkmeijer was elected to the Board of Directors immediately after the consummation of the Share Exchange.

Names of Officers and Directors	Age	Position

Harmen Brenninkmeijer	43	Chief Executive Officer and Chairman of the Board of Directors
Peter Moffitt	55	President
Peter Brenninkmeijer	42	Chief Financial Officer and Secretary

Executive Officers and Directors

Harmen Brenninkmeijer has been the Chief Executive Officer and a member of the Board of Directors of Octavian since he founded Octavian in September 2001, and it is anticipated that he will hold the same positions with the Company immediately after the consummation of the Share Exchange.  Mr. Harmen Brenninkmeijer also served as the President and owner of Xanadu Entertainment Ltd., from 2000 to March 2007. Mr. Brenninkmeijer began his career in 1991 with Mikohn Gaming Corp. (now called Progressive Gaming International Corporation), a supplier of integrated casino management solutions. In 1994, he founded the European Gaming Organisation, a trade group for European-based gaming manufacturers.  In 1997, he established Avalon Casino Management CV. Mr. Brenninkmeijer served with Avalon Casino through 1999 and formed the casino division which operated several casino properties including the Playboy Casino in Rhodes, Greece.  In 2000, Mr. Brenninkmeijer opened a Novomatic machine distributorship in Russia, which he subsequently folded into Octavian. He graduated in 1987 with a Business Degree from the InterManagement School in The Hague, The Netherlands. Mr. Harmen Brenninkmeijer and Mr. Peter Brenninkmeijer are brothers.

Peter Moffitt has been President and a Director of Octavian since February 2008, and it is anticipated that he will hold the same positions with the Company immediately after the consummation of the Share Exchange. Prior to joining Octavian, Mr. Moffitt was employed by the Unicum Group of Companies, a gaming company located in Russia, from May 2004 to February 2008. At Unicum, Mr. Moffitt was Chief Technology Officer from May 2004 to February 2008 and Vice President (Product Development) from January 2007 to February 2008.  Prior to that, from December 2002 through May 2004, Mr. Moffitt was the President and owner of Moffitt Consulting Pty. Ltd., a technology consulting company incorporated in Australia. From April 1991 to December 2002, Mr. Moffitt was Chief Executive Officer and Chief Technology Officer of Bounty Ltd., an Australian gaming developer that he founded; concurrently he was Managing Director and Chief Technology Consultant at Odyssey Gaming Technology, also located in Australia. Mr. Moffitt earned a BSc (Computer Sciences) in 1987 and an MSc (Computer Sciences) in 1989 from California State University in Long Beach, California. He also received an MBA from Loyola Marymount University in Los Angeles, California in 1990.

Peter Brenninkmeijer has been the Chief Financial Officer, Secretary and a Director of Octavian since March 1, 2007, and it is anticipated that he will hold the same positions with the Company immediately after the consummation of the Share Exchange. Prior to joining Octavian, from September 2005 through February 2007 he was the Financial Director of the Xanadu group of companies, a casino developer. From February 2001 through August 2005, Mr. Peter Brenninkmeijer was the Chief Financial Officer for Perot Systems Netherlands BV, a provider of information technology services located in Amersfoort, Netherlands. From 1996 to 2001, Peter worked for Mikohn Europe BV (now called Progressive Gaming International Corporation) where his responsibilities included opening Mikohn’s European office. He earned a Higher Business Administration Diploma in Accounting in 1989 from HEAO Leeuwarden, in the Netherlands. Mr. Harmen Brenninkmeijer and Mr. Peter Brenninkmeijer are brothers.

BOARD OF DIRECTORS

Audit, Nominating and Compensation Committees

Our Board of Directors does not have standing audit, nominating or compensation committees, committees performing similar functions, or charters for such committees. Instead, the functions that might be delegated to such committees are carried out by our Board of Directors, to the extent required.  Our Board of Directors believes that the cost of establishing such committees, including the costs necessary to recruit and retain qualified independent directors to serve on our Board of Directors and such committees and the legal costs to properly form and document the authority, policies and procedures of such committees are not justified under our current circumstances.

Given our lack of operations to date, our Board of Directors believes that its current members have sufficient knowledge and experience to fulfill the duties and obligations of the audit committee for our company.

We have no audit committee financial expert. We believe that the cost related to retaining a financial expert at this time is prohibitive. Further, because of our stage of development, we believe the services of a financial expert are not warranted.

Our Board of Directors does not currently have a policy for the qualification, identification, evaluation, or consideration of board candidates. Our Board of Directors does not believe that a defined policy with regard to the qualification, identification, evaluation, or consideration of candidates recommended by stockholders is necessary at this time, due to the lack of operations and the fact that we have not received any stockholder recommendations in the past.

We expect to create one or more of such committees and/or policies as determined by our Board of Directors, provided that we will be required to have audit and compensation committees when, and if, our shares of Common Stock commence trading on the Nasdaq Capital or Global Market or on a national securities exchange such as the American Stock Exchange.

Code of Ethics

We have not yet adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. However, we intend to adopt a formal Code of Business Conduct and Ethics.

Board Meetings

During our last fiscal year, our board of directors had no meetings. All proceedings of the Board of Directors were conducted by written consent.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Company during the past five years.

Director Independence

Our common stock is quoted on the OTC bulletin board interdealer quotation system, which does not have director independence requirements. Under NASDAQ rule 4200(a)(15), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Shareholder Communications

Shareholder communications may be sent to our board of directors by mail addressed to: Board of Directors, Octavian Global Technologies, Inc., 1–3 Bury Street, Guildford, Surrey GU2 4AW, UNITED KINGDOM.

Additional Information

You may request a copy of our Annual Report on Form 10-KSB for the year ended August 31, 2008, our Quarterly Report on Form 10-Q for the period ended May 31, 2008 and all other public filings made by the Company with the SEC, by writing to our Corporate Secretary at Octavian Global Technologies, Inc., 1–3 Bury Street, Guildford, Surrey GU2 4AW, UNITED KINGDOM. Copies of the documents mentioned above also may be found on the SEC’s EDGAR database at www.sec.gov.

Conflicts of Interest

None.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned for services rendered to Octavian for the two most recently completed years by (i) Octavian’s Principal Executive Officer and (ii) the two additional most highly compensated executive officers whose total compensation during the year ended December 31, 2007 exceeded US$100,000.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)

Harmen Brenninkmeijer,	2007	$328,464	(1)	—	—	—	—	—	—	$328,464
Chief Executive Officer	2006	$352,741		—	—	—	—	—	—	$352,741
Hans Zeidler,	2007	$312,600	(2)	—	—	—	—	—	—	$312,600
Chief Operating Officer	2006	$260,450		—	—	—	—	—	—	$260,450
Peter Brenninkmeijer,	2007	$205,665	(3)	—	—	—	—	—	—	$205,665
Chief Financial Officer	2006	—		—	—	—	—	—	—	—

1) Harmen Brenninkmeijer served as the Chief Executive Officer of Octavian on a consulting basis during the years 2006 and 2007. Octavian contracted for his services from Hudson Trading Limited (“Hudson Trading”), a corporation formed under the laws of Cyprus and owned 100 percent by Mr. Harmen Brenninkmeijer. During 2007, Mr. Brenninkmeijer was paid €20,000 per month (US$27,372 based on the 2007 Average Exchange Rate of €1=US$1.3686).

(2) Hans Zeidler served as chief operating officer of Octavian from March 2006 through March 2008 on a consulting basis.  From March 1, 2006 through March 2008, he was paid consulting fees of US$26,050 per month. From January 2007 through April 2007, Octavian contracted for his services from Hudson Trading. From March 2006 through December 2006 and again from May 2007 through March 2008, Mr. Zeidler contracted to Octavian as an independent contractor. Mr. Zeidler resigned as Octavian’s Chief Operating Officer in March 2008, and he no longer provides services to Octavian.

(3) Peter Brenninkmeijer served as the Interim Chief Financial Officer of Octavian from March 2007 through March 2008 on a consulting basis. From March 1, 2007 through June 30, 2007, he was paid total consulting fees of €54,000 (US$73,904.40 based on the 2007 Average Exchange Rate of €1=US$1.3686). From July 1, 2007 through December 31, 2007, he was paid consulting fees of €16,000 per month (US$21,897.60 per month based on the 2007 Average Exchange Rate of €1=US$1.3686). Mr. Peter Brenninkmeijer was appointed Group Financial Director (Chief Financial Officer) of Octavian and became an employee of Octavian in April 2008.

Outstanding Equity Awards at end of Last Fiscal Year

None of the named executive officers of Octavian held any options at December 31, 2007.

Director Compensation

Octavian has historically not paid any of its directors for their services as directors and does not anticipate doing so.

Employment Contracts

Harmen Brenninkmeijer

We entered into an employment agreement with Mr. Harmen Brenninkmeijer, effective as of October 30, 2008 (the date of the closing of the Share Exchange) which continues in effect until December 31, 2013. Under the terms of this employment agreement, we have agreed to pay Mr. Brenninkmeijer an annual base salary of €300,000 (US$382,050 based on the November 3, 2008 Exchange Rate of €1=US$1.2735). In addition, Mr. Brenninkmeijer also has been granted a right to be issued up to an aggregate of 2,780,000 shares of our Common Stock (the “Earn Out Shares”) on an annual basis through December 31, 2013, in amounts ranging from 214,000 to 642,000 shares per annum, provided that we have achieved certain minimum EBITDA for each of those applicable years (ranging from EBITDA of -0- in 2008 to $35,726,016 in 2013). Furthermore, we have issued Mr. Brenninkmeijer a seven-year warrant to purchase up to an additional 2,720,833 shares of our Common Stock, at an exercise price of $3.10 per share and on other similar terms as those provided in the Warrants to investors in the Private Placement, 1,073,333 of which Mr. Brenninkmeijer assigned to AGI. Mr. Brenninkmeijer is entitled to participate in all benefits available to executives of the Company and we have agreed to reimburse Mr. Brenninkmeijer for US$10,000,000 of life insurance with a cap of $50,000 on annual premiums reimbursable.

We may terminate Mr. Brenninkmeijer’s employment at anytime for cause. If we terminate his employment without cause or if he resigns for certain permitted reasons, we are required to pay his base salary through December 31, 2013, as well as issue him any Earn Out Shares earned through such date. These rights terminate immediately if we terminate his employment for cause or he resigns for any reason other than one of the permitted reasons.

Mr. Brenninkmeijer has also agreed not to solicit our customers for business or our employees for hire, during the term of his employment agreement and for 12 months thereafter. He has also agreed not to participate in a competing business, during the term of his employment agreement and for 12 months thereafter, unless his employment is terminated without cause or he resigns for one of the permitted reasons, in which case this covenant expires upon the termination of his employment.

Peter Moffitt

We also entered into a Service Agreement with Mr. Moffitt effective as of October 16, 2008. Under the terms of his employment agreement, Mr. Moffitt is employed as the President of Octavian, for which he receives a salary of US$375,000 per annum. Mr. Moffitt also is entitled to receive a discretionary annual bonus based on his performance and the performance of Octavian. Mr. Moffitt has agreed not to be engaged in any business that is competitive with the business of Octavian, during his employment with Octavian and for two years after the termination of his employment agreement.

Peter Brenninkmeijer

Octavian entered into a Statement of Particulars of Employment with Peter Brenninkmeijer effective as of April 2, 2008. Under the terms of his employment agreement, Mr. Peter Brenninkmeijer is employed as the Group Financial Director of Octavian, for which he receives a salary of GBP 150,000 pounds per annum (US$241,350 based on the November 3, 2008 Exchange Rate of ₤1=US$1.6090). Mr. Peter Brenninkmeijer also is entitled to receive a discretionary annual bonus based on his performance and the performance of Octavian. Mr. Peter Brenninkmeijer has agreed not to be engaged in any business that is competitive with the business of Octavian, during his employment with Octavian and for two years after the termination of his employment agreement.

Family Relationships

Mr. Harmen Brenninkmeijer, our chief executive officer, and Mr. Peter Brenninkmeijer, our chief financial officer, are brothers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with AGI

Octavian is a non-exclusive distributor for Austrian Gaming Industries GmbH (“AGI”) in various countries in Latin America, and Octavian’s wholly-owned subsidiary Casino & Amusement Technology Supplies is a non-exclusive AGI distributor in Russia and the Commonwealth of Independent States member countries. As such, AGI is and has been Octavian’s largest supplier and, prior to the closing of the Share Exchange, Octavian had outstanding accounts payables of approximately €18,756,207 as of June 30, 2008 (US$29,597,294.65 based on the July 1, 2008 Exchange Rate of €1=US$ 1.5780). Pursuant to certain agreements between AGI and Octavian entered into immediately prior to the Share Exchange, AGI and Octavian agreed to the following:

∙  AGI converted €4 million (US$5,094,000 based on the November 3, 2008 Exchange Rate of €1=US$ 1.2735) of accounts payable to it by Octavian into 652 Ordinary Shares of Octavian, representing 35 percent of the outstanding share capital of Octavian.

∙  AGI restructured an additional €8 million of accounts payable (US$10,188,000 based on the November 3, 2008 Exchange Rate of €1=US$ 1.2735) into a four-year loan, which accrues interest at a rate of three month USD LIBOR plus four percent (4%) (capped at a maximum rate of eight percent (8%)) per year, and will be payable in equal monthly installments of €166,666.67 (US$212,250 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) over a period of 48 months, commencing on October 31, 2008. As security for the obligation, Octavian granted AGI a security interest in all intellectual property rights (including rights in software) in certain of Octavian’s intellectual property, including the source and object code for Octavian’s Accounting, Control, and Progressives product; in Octavian’s Maverick product and any modifications and in Octavian’s Maverick games and any modification, ExtraCash and Advanced Gaming Engine along with all related materials (the “IP Rights”).

∙  AGI invested US$5 million in the Private Placement.

∙  Octavian repaid AGI €2 million (US$2,547,000 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) of accounts payable at the closing of the Private Placement and repay the remaining accounts payable balance in four equal installments of €1,189,051.45 (US$1,514,256.45 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) on November 30, 2008, December 31, 2008, January 31, 2009, and February 28, 2009.

∙  Following these transactions, as of October 31, 2008, Octavian had outstanding accounts payable to AGI of €4,756,207 (US $6,057,029.61 based on the November 3, 2008 Exchange Rate of €1=US$1.2735).

Agreements with PacificNet

On December 7, 2007, (i) Octavian, Emperor Holdings Limited, a company at that time the sole shareholder of Octavian (“Emperor”) and Emperor’s then sole shareholder, Ziria Enterprises Limited (“Ziria”) (a company which is 100 percent indirectly owned by Harmen Brenninkmeijer, our Chief Executive Officer and a director of the Company), entered into an agreement (the “PacificNet Acquisition Agreement”) with (ii) PacificNet, Inc. (“PacificNet”), a Delaware corporation whose securities are publicly traded in the United States and its wholly-owned subsidiary, PacificNet Games International Corporation, a company organized under the laws of the British Virgin Islands. The terms of the PacificNet Acquisition Agreement provided for the acquisition by PacificNet of all of the outstanding securities of Emperor. This acquisition was completed on January 22, 2008, upon which Emperor became a direct wholly-owned subsidiary of PacificNet and Octavian became an indirect wholly-owned subsidiary of PacificNet. The purchase price payable by PacificNet was (i) up to 2,330,000 shares of PacificNet’s common stock, representing approximately 19.5 percent of PacificNet’s then outstanding shares of common stock and (ii) cash of up to US$18.9 million to be paid upon the completion of certain net profit performance targets (the “Earn-Out Amount”). The shares of PacificNet common stock were required to be placed in escrow at closing and were to be released upon the satisfaction of certain requirements under the PacificNet Acquisition Agreement. Additionally, the Earn-Out Amount was to be paid to Octavian over a period of time in installments from 2009 through 2012. In connection with the agreement, Harmen Brenninkmeijer, our Chief Executive Officer and a director of Octavian, was named to the board of directors of PacificNet and entered into an executive service agreement (the “Service Agreement”) with PacificNet. Mr. Brenninkmeijer never performed any services for PacificNet, and neither PacificNet nor Octavian ever compensated him under the terms of the Executive Service Agreement.

On May 14, 2008, all of the parties to the PacificNet Acquisition Agreement entered into a deed of amendment (the “PacificNet Termination Agreement”), pursuant to which the PacificNet Acquisition Agreement and all rights and obligations of the parties thereunder were terminated. The Service Agreement also was terminated. As a result of the termination of the PacificNet Acquisition Agreement, neither the remaining consideration shares of PacificNet common stock (being 1.1 million) nor any of the Earn-Out Amount were transferred/paid to Ziria, and all shares of Emperor were returned to Ziria and the 1.2 million shares of PacificNet common stock to Ziria were returned to PacificNet. Upon the consummation of this transaction, Emperor was no longer a direct subsidiary of PacificNet, nor was Octavian any longer an indirect subsidiary of PacificNet. Harmen Brenninkmeijer, our Chief Executive Officer and a director of Octavian, resigned from the board of directors of PacificNet on May 21, 2008. PacificNet paid Sterne Agee & Leach, Inc., a company that acted as a consultant to Octavian for the PacificNet Acquisition, 30,000 PacificNet shares.

In satisfaction of its obligations under the PacificNet Termination Agreement, Octavian issued to PacificNet 61 Ordinary Shares of Octavian International prior to the Share Exchange, which were exchanged for 1,100,135 shares of our Common Stock. As part of its settlement agreement with PacificNet, Inc., PacificNet was granted the one-time right to purchase up to a number of shares that would cause its ownership of Octavian International as of the date of exercise of the option to equal 5% of the equity of Octavian International provided that such right is exercised prior to May 14, 2009.

PacificNet also agreed, under the terms of the PacificNet Termination Agreement, to issue 500,000 shares of PacificNet’s common stock to Octavian as it directs. Octavian has directed that these shares be issued to Ziria. These PacificNet shares will be subject to a one-year lock up and sale restriction, any sale of these shares must be communicated to PacificNet in advance, PacificNet has the right of refusal to arrange buyers for the shares, and PacificNet will be entitled to half of the net gain on any partial sale of PacificNet shares.

PacificNet and Octavian further agreed, under the terms of the PacificNet Termination Agreement, to use reasonable endeavors to formalize the following business opportunities:

A non-exclusive distribution agreement and license pursuant to which PacificNet will be appointed as a distributor of Octavian’s products in Macau, provided that eBet would be the only other distributor permitted to distribute Octavian’s products in that territory; and

A joint venture relationship relating to the development of future business opportunities in Macau and other territories in Asia.

Upon receipt of funding, Octavian agreed to pay PacificNet US$200,000 in consideration for PacificNet’s localization and language translation of Octavian’s products into the Chinese language. Additionally, Octavian agreed to use its reasonable endeavors to meet minimum sales targets from the sale of PacificNet’s machines of: US$4 million during the twelve month period ended mid-year 2009 and US$6 million during the twelve month period ended mid-year 2010. Octavian’s commitment to achieving these targets was agreed to by Octavian undertaking to use its reasonable endeavors to comply. PacificNet agreed to provide appropriate support to assist in achieving these goals.

Agreement with Lilac

Lilac performed consulting services for Octavian in connection with the Share Exchange and Private Placement for which Octavian issued 149 Ordinary Shares of Octavian International in consideration for such services, which were exchanged for 2,470,233 shares of our Common Stock.

Indemnification Agreements

Shortly after the consummation of the Share Exchange, we intend to enter into Indemnification Agreements with each person who became one of our directors or officers in connection with the consummation of, or shortly after, the Share Exchange, pursuant to which, among other things, we intend to agree to indemnify such directors and officers to the fullest extent permitted by Nevada law and provide for advancement of legal expenses under certain circumstances.

LEGAL PROCEEDINGS

Octavian was not a party to any material legal proceedings as of November 3, 2008.

During the past five years, none of our anticipated directors and officers has been involved in a legal proceeding material to an evaluation of the ability or integrity of such person to become an officer or director of the Company, including any bankruptcy or insolvency, criminal or other business-, securities-, or commodities-related proceeding.

We are not aware of any material legal proceeding to which any anticipated director or officer, any anticipated owner of record or beneficially of more than five percent of the issued and outstanding shares, or any associate of any such proposed director or officer of the Company or owner is a party adverse in interest to the Company.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Common Stock is quoted for trading on the OTC Bulletin Board under the symbol “HSLY”. It began being quoted on February 13, 2008 but has never traded.

Options and Warrants

As of the date of filing of this Form 8-K, the Company has outstanding warrants to purchase an aggregate of up to 7,249,866 shares of Common Stock. Of this amount (i) Ziria Enterprises Limited, holds a seven-year warrant to purchase up to 1,647,500 shares of Common Stock at an exercise price of US$3.10 per share; (ii) AGI holds a seven-year warrant to purchase up to 1,073,383 shares of Common Stock at an exercise price of US$3.10 per share; (iii) the investors in the Private Placement hold warrants to purchase up to an aggregate of 4,193,548 shares of Common Stock, 50% of which have a term of five years and an exercise price of US$3.10 per share and the other 50% of which have a term of seven years and an exercise price of US$4.65 per share; and (iv) designees of the finders in the Private Placement hold five-year warrants to purchase up to an aggregate of 333,484 shares of Common Stock at an exercise price of US$3.10 per share.

Rule 144 Shares

The SEC recently adopted new regulations regarding the sales of securities without registration pursuant to the exemption from registration provided in SEC Rule 144 under the Securities Act. These new regulations became effective on February 15, 2008. Under these new regulations, stockholders who are non-affiliates of a publicly-reporting company that never was a “shell company” under SEC rules may be able to sell their shares of Common Stock under Rule 144 within six months after acquiring such shares, without any restrictions, other than such company continuing to remain current in the filing of its periodic reports with the SEC for an additional six months. Affiliates of that company also would be able to sell their shares under Rule 144, but would be subject to volume and trading limitations as under the prior Rule 144. Stockholders who purchase securities in a company that is or ever was a shell company or received their shares of Common Stock in a “reverse merger” with a shell company, which would apply to stockholders of the Company who held shares in Octavian Global or who acquired shares in the Share Exchange Transaction or the Private Placement, are subject to a modified holding period. In this case, the holding period continues until the longer of (i) six months from the date of acquiring the securities and (ii) the date which is one year following the date that the Company ceases to be a shell company and releases the information contained in this Form 8-K. In addition, if a company ever was a shell company, in order to utilize Rule 144 to effect a sale, the Company must have completed all its periodic report filings with the SEC during the 12-month period preceding such proposed sale. Therefore, all shares of Common Stock issued in connection with the Share Exchange Transaction and the Private Placement, if not registered with the SEC, will not be transferable pursuant to Rule 144 until 12 months after the filing of this Form 8-K, provided that we remain current in the filing of our periodic reports during that period. Shares held by affiliates of the Company still will be subject to the volume and trading limitations of Rule 144, which will generally limit their sale to one percent of the number of shares of the Company’s Common Stock then outstanding, during any three-month period.

Holders

As of November 3, 2008, there were 34 holders of record of the Company’s Common Stock and an additional Seven persons who acquired shares of Common Stock pursuant to the Share Exchange Transaction and The Private Placement, which such persons were not yet holders of record on November 3, 2008.

Dividends

The Company never has paid any cash dividends on the Common Stock and does not anticipate paying cash dividends in the foreseeable future. Our current policy is to retain earnings, if any, to fund operations, and the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company’s financial condition, results from operations, capital requirements, applicable contractual restrictions, restrictions in the organizational documents and any other factors that the Board of Directors deems relevant.

Securities authorized for issuance under equity compensation plans

The Company does not have any stock plans or options outstanding.

RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to the Private Placement closed concurrently with the Share Exchange Transaction, on October 30, 2008, the Company issued (i) Debentures in an aggregate principal amount of US$14,285,700; (ii) 4,624,327 shares of Common Stock and Warrants to investors in the Private Placement to purchase up to an aggregate of 4,193,548 shares of Common Stock; and (iii) 4,624,327 shares of Common Stock. The Company raised gross proceeds of US$13 million in the Private Placement. The Share Exchange Transaction and Private Placement are discussed in greater detail in Item 1.01 of this current report. This offer and sale of securities was made in reliance upon the exemption from registration provided by Regulation S of the Securities Act, Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

The Company also issued to certain designees of the finders 5-year warrants to purchase up to an aggregate of 335,484 shares of Common Stock at an exercise price of US$3.10 per share. These warrants are on the same terms and include the same provisions as those issued to investors in the Private Placement.

The Company has also made the following issuances of unregistered securities during the past three years:

House Fly

On May 1, 2007, the Company issued 3,000,000 shares of common stock at a price of $0.005 per share, an aggregate of $15,000, to Mr. McCall. The offer and sale of securities was made in reliance upon the exemption from registration provided by Regulation S of the Securities Act, Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

During July of 2007, the Company raised gross proceeds of $28,500 through the sale of 2,850,000 shares of common stock at a price of $0.01 per share. During August of 2007, the Company raised gross proceeds of $9,000 through the sale of 900,000 shares of Common Stock at a price of $0.01 per share. The offer and sale of securities was made in reliance upon the exemption from registration provided by Regulation S of the Securities Act, Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

Octavian

AGI

Under the terms of certain agreements entered into with Austrian Gaming Industries GmbH (“AGI”), Octavian’s largest supplier of gaming supplies, on October 30, 2008, prior to the closing of the Share Exchange, AGI converted €4 million (US$5,094,000 based on the November 3, 2008 Exchange Rate of €1=US$1.2735) of accounts payable to it by Octavian into 652 Ordinary Shares of Octavian, representing 35 percent of the outstanding share capital of Octavian. These 652 Ordinary Shares were exchanged by AGI under the terms of the Share Exchange for 10,770,685 shares of Common Stock.

Lilac

Lilac performed consulting services for Octavian in connection with the Share Exchange and Private Placement for which Octavian issued 149 Ordinary Shares of Octavian International in consideration for such services, which were exchanged for 2,470,232 shares of our Common Stock.

PacificNet

Pursuant to the PacificNet Termination Agreement, Octavian agreed to issue to PacificNet or its nominee an amount of shares of capital stock of Octavian equal to five percent (5%) of the outstanding shares of Octavian. On October 30, 2008, prior to the closing of the Share Exchange, Octavian issued PacificNet 61 Ordinary Shares of Octavian on in satisfaction of this provision. These 61 Ordinary Shares were exchanged by PacificNet under the terms of the Share Exchange for 1,000,135 shares of Common Stock.

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized by its Articles of Incorporation to issue an aggregate of 75,000,000 shares of capital stock, of which all 75,000,000 shares are of common stock, par value US$0.001 per share (the “Common Stock”). As of November 3, 2008, 39,147,714 shares of Common Stock were issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Convertible Debentures and Warrants

On October 30, 2008, we consummated the Private Placement. The investors in the Private Placement acquired the Debentures. The Debentures shall be repaid within three years from the date of issuance, subject to the occurrence of an event of default, with interest payable at the rate per annum equal to ten percent for the applicable interest period. The Debentures may be converted at the option of the selling security holders into shares of our common stock at an initial conversion price of US$3.10 per share. We have an optional redemption right to repurchase all of the Debentures for 118% of the face amount of the Debentures plus all accrued and outstanding interest and expenses.

The Debentures and Warrants contain restrictions on their conversion or exercise in certain circumstances. A holder will not be permitted to convert a Debenture or exercise a Warrant if such conversion or exercise would result in such holder beneficially owning more than 4.99% of the number of shares of our common stock outstanding immediately after the conversion or exercise.

Under the terms of the debentures, other than in certain circumstances, we are prohibited from issuing common stock or common stock equivalents for 12 months following the closing of the private placement, or for a longer period of time if we do not remain current in our SEC filings; provided, however, that, subject to the approval of the lead investor in the Private Placement, we are permitted to issue additional Debentures for an aggregate principal amount equal to $32,967,000 less the aggregate principal amount of the Debentures issued in the Private Placement. Until the date that none of the investors in the private placement holds more than US$500,000 in debentures, we are prohibited from entering into any equity financings that have a price determined by future market prices, other than issuances of stock in lieu of interest or dividends, which can vary with the market. If we enter into an equity financing within 12 months of the closing of the Private Placement, we must give the investors in the Private Placement the first right to participate. If we entering into any financings while the debentures are outstanding at a price per share that is less than the conversion price, the debentures will reset to the lower price.

As long as the debentures remain outstanding, we may not incur any additional debt, including guarantees, or put liens on our assets without the consent of at least 67 percent of the holders in interest of the debentures, other than in limited circumstances.

After the Private Placement shares are eligible to be sold pursuant to Rule 144, upon surrender of a share bearing a legend, we will have five business days to authorize our transfer agent to reissue certificates without legends, or to electronically deliver shares. If we do not deliver un-legended certificates within seven business days of the request, we will be liable for damages equal to US$10 per day for each US$2,000 in market value of securities, increasing to US$20 per day after the fifth day that damages accrue. If an investor in the Private Placement converts its debentures or exercises its warrants and we fail to deliver securities within seven business days of receipt of the conversion or exercise notice, we must pay damages equal to 0.5 percent of the market value of the securities being converted or exercised per day, increasing to one percent after 12 trading days. These penalties are limited to one per holder; therefore, a holder cannot receive penalties both for failure to reissue certificates and for failure to deliver securities. As an alternative to these penalties, a holder can ask for compensation for any buy-in, that is, if a holder sells on reliance of receiving the shares, and we do not deliver them within 10 trading days and the holder is bought in by its broker, we would be obligated to cover the cost of the buy-in which, if the stock price goes up, could be significant.

From the first anniversary of the closing of the private placement until the second anniversary, if we do not keep our SEC reports current and up-to-date, we will be obligated to pay each investor one percent of their subscription amount on the occurrence of the failure and each month thereafter until cured. If we do not file a post-effective amendment to our current registration statement within 30 days of the closing of the Private Placement or get it effective within 120 days of closing, then we must pay Vicis Capital Master Fund US$2,500 per month until the registration defaults are cured.

We are obligated to undertake a 1-for-5.0174 reverse stock split promptly after closing, and we are prevented from doing another reverse stock split until the first anniversary of the closing of the private placement. The US$3.10 conversion price of the Debentures and the US$3.10 and US4.65 exercise prices of the Warrants, and the number of shares issuable upon exercise of the Warrants, are not subject to adjustment as a result of this reverse stock split. If we determine to file a registration statement in the future, we are obligated to give each investor in the Private Placement the right to include their shares, subject to customary cutbacks, but there are no penalties incurred in connection with this obligation.

No interest accrues on the debentures for the first year following the first anniversary of the closing of the Private Placement. After that date, we have the right to pay interest in shares at 100 percent of the 20 volume weighted average prices prior to payment. Such right is subject to the shares being registered, and the trading volume being at least US$25,000 along with other standard conditions, including that there have been no default and that our stock is quoted on the OTCBB. Therefore, if we would like to pay interest in shares, we will be required to file a registration statement 6 months from closing. We also will be required to deliver shares to the investors prior to the beginning of the pricing period in an amount that we estimate will be required to be issued.

We do not have an unconditional right to pre-pay the debentures. If we decide to prepay the debentures, we are required to do so via the optional redemption mechanism, which first requires that the equity conditions are met. The equity conditions include, among others, that the shares underlying the debentures be freely tradable (which will not be the case until at least one year after the closing of the Private Placement, assuming we remain current in our filings), the stock be quoted on the OTCBB, there be no pending merger or acquisition, there be no pending event of default, and the average trading volume over the prior 20 days be at least US$50,000. The price of redemption would be 118 percent of the principal amount of the debentures (effectively a 27 percent premium, after taking into account the original issue discount), along with the issuance of a seven-year warrant at the conversion price to purchase up to 50 percent of the shares underlying the debentures. Since the terms of the private placement did not allow for forced conversion, this redemption mechanism would be the only way for us to redeem the debentures.

The Debentures and Warrants contain anti-dilution provisions that would reduce the conversion price pursuant to a reset based on our EBITDA that will occur in or about March 2010 if the average stock price during December 2009 is less than US$3.10 or if our EBITDA is less than US$8 million. In such case, it gets reset to the higher of the market price and US$3.10 multiplied by the fraction determined by dividing actual EBITDA by US$8 million. Additionally, if we enter into a transaction at a price below the conversion or exercise prices, including the higher-priced Warrant, then these prices will reset to the lower offering price. If we enter into any transaction at less than US$4.65 per share, that would cause the second warrant to reset. The anti-dilution provisions are subject to certain exceptions.

In addition to the above-described restrictions on debt and equity offerings, absent the prior written consent of 67 percent of the investors in the private placement, we cannot amend the charter documents to adversely affect any rights of the debenture holders, repay or repurchase equity securities of the company, repay or repurchase any debt of the company, other than permitted debt (including AGI), or pay dividends or distributions on the equity of the company.

Registration Rights

Investors who participated in the Private Placement were granted piggyback registration rights. Under these rights, investors in the Private Placement have the right to include their shares in any registration that we effect under the Securities Act, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit on a pro rata basis the number of shares registered by these holders. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

Anti-Takeover Provisions

As noted above, the Board of Directors, without stockholder approval, has the authority under the articles of incorporation to issue Preferred Stock with rights superior to the rights of the holders of Common Stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and the Company’s bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation. The Company’s articles of incorporation do not limit such immunity. Pursuant to the NRS, immunity is not provided when there is:

a)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

b)	a violation of criminal law (unless the director has reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

c)	a transaction from which the director derived an improper personal profit; and

d)	a willful misconduct.

The Company’s bylaws provide that the Company will indemnify its directors and officers to the fullest extent not prohibited by the NRS; provided, however, that the Company may modify the extent of such indemnification through individual contracts with its directors and officers; and provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

a)	such indemnification is expressly required to be made by law;

b)	the proceeding was authorized by the Company’s Board of Directors;

c)	such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested to the Company under Nevada law; or

d)	such indemnification is required to be made pursuant to the bylaws.

The Company’s bylaws provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of fact that his or she is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the Company’s bylaws or otherwise.

The Company’s bylaws provide that no advance shall be made by the Company to any officer of the Company, except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Company’s directors, officers and controlling persons pursuant to the provisions above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

The Company intends to enter into indemnification agreements with each of its officers and directors under which we expect to agree to indemnify them to the full extent permitted by law for any loss that they are legally obligated to pay, subject to a few exceptions, in connection with any proceeding in which they are involved, including threatened, pending or completed claims, actions, suits and proceedings of a civil, criminal, administrative or investigative nature, (a) because they are, or were, or agreed to become, a director or officer of the Company; (b) because of any actual or alleged error or misstatement made by them; (c) because of any action or inaction of the director or officer while acting as a director or officer of the Company; or (d) because of such director or officer serving at the Company’s request as a director, trustee, officer, employee or agent of the Company or of another entity or enterprise. The indemnification agreements further are expected to provide that in the event of any change in any applicable law, statute or rule regarding the right of a Nevada corporation to indemnify a director or officer, such changes, to the extent that they would expand the director’s or officer’s indemnification rights, will be within the scope of our indemnification obligations under the intended indemnification agreements, and, to the extent that they would narrow the director’s or officer’s indemnification rights, will not affect or limit the scope of our indemnification obligations under the indemnification agreements unless applicable laws, statutes or rules require that those changes apply to the indemnification agreements. The Company intends to continue entering into indemnification agreements with any future officers and directors.

The Company intends to maintain a liability insurance policy, pursuant to which its directors and officers may be insured against liability they incur for serving in their capacities as directors and officers of the Company.

These limitations of liability and indemnification provisions may discourage a stockholder from bringing a lawsuit against directors for breach of their fiduciary duties. The provisions may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these limitations of liability and indemnification provisions.

ITEM 3.02 – Unregistered Sales of Equity Securities

Reference is made to the disclosure under “Recent Sales of Unregistered Securities” in Item 2.01 of this current report, which disclosure is incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certified Accountant

On October 31, 2008, the Company dismissed Mr. John Kinross-Kennedy, CPA as the Company’s independent registered public accounting firm and the Company engaged Kabani & Co. (“Kabani”) as its new independent registered public accounting firm. Pursuant to Item 304(a) of Regulation S-K under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, the Company reports as follows:

(a) Previous independent registered public accounting firm:

(i)
The audit report of Mr. Kinross-Kennedy on the financial statements for the fiscal year ended August 31, 2008 contained no adverse opinion or disclaimer of opinion and was not modified as to audit scope or accounting principles. The audit report of Mr. Kinross-Kennedy on the financial statements for the fiscal year ended August 31, 2008 did, however, contain an explanatory paragraph relating to the uncertainty of the registrant’s ability to continue as a going concern.

(ii)	The Board of Directors of the Company participated in and approved the decision to change independent accountants.

(iii)
In connection with its audit for the most recent fiscal year and through October 31, 2008, there were no disagreements with Mr. Kinross-Kennedy on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mr. Kinross-Kennedy, would have caused him to make reference thereto in his report on the financial statements for such periods.

(iv)	During the two most recent fiscal years and through October 31, 2008, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

The Company has requested that Mr. Kinross-Kennedy furnish it with a letter addressed to the SEC stating whether it agrees with the Company’s statements in this Item 4.01. As of the filing of this Form 8-K, Mr. Kinross-Kennedy has not provided the Company with a copy of the requested letter. Mr. Kinross-Kennedy's letter to the SEC will be filed in an amendment to this Form 8-K within two business days after receipt.

(b) New independent registered public accounting firm:

The Company has engaged Kabani as its new independent registered public accounting firm, as of October 31, 2008, to replace Mr. Kinross-Kennedy. During the two most recent fiscal years and through October 31, 2008, the Company has not consulted with Kabani regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company concluding that there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions in Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 of Regulation S-K.

ITEM 5.01- Changes in Control of Registrant

As a result of the Share Exchange Transaction and the repurchase of 3,000,000 shares of Common Stock that were issued and outstanding immediately prior to the consummation of the Share Exchange Transaction, the Company experienced a change in control, with the holders of securities of Octavian International Limited acquiring control of the Company. Additionally, as a result of the Share Exchange Transaction, the Company ceased being a shell company. Reference is made to the disclosures set forth under “Share Exchange Agreement” in Item 1.01 and the disclosures set forth in Item 2.01 of this current report, which disclosures are incorporated herein by reference.

ITEM 5.02 – Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers

Reference is made to the disclosures under “Directors and Executive Officers,” “Executive Compensation” and “Certain Relationships and Related Transactions” in Item 2.01 of this current report, which disclosures are incorporated herein by reference.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Share Exchange Transaction disclosed in Items 1.01 and 2.01 of this current report, when House Fly’s wholly-owned subsidiary, Octavian Global Technologies, Inc., merged with and into House Fly, the Company amended its Articles of Incorporation to change its name to “Octavian Global Technologies, Inc”. Since this transaction involved the merger of a wholly-owned subsidiary into its parent corporation, under the Nevada Revised Statutes, no approval of House Fly’s stockholders was required with respect to such merger.

In connection with the Share Exchange, the Company’s board of directors determined on October 30, 2008 to change the fiscal year of the Company so that it ends on December 31, corresponding with the fiscal year of Octavian International Limited.

ITEM 5.06 – Change in Shell Company Status

Pursuant to the Share Exchange Transaction and the repurchase of 44.4 percent of the Company’s issued and outstanding Common Stock immediately prior to the consummation of the Share Exchange Transaction, all as disclosed in Items 1.01 and 2.01 of this current report, the Company ceased being a shell company as of the Closing Date. Reference is made to the disclosures set forth under “Share Exchange Agreement” in Item 1.01 and the disclosures set forth in Item 2.01 of this current report, which disclosures are incorporated herein by reference.

ITEM 9.01 – Financial Statements and Exhibits

Financial Statements of Business Acquired and Pro Forma Financial Information

(a) Financial Statements of Business Acquired

Exhibit No.	Description

99.1	Audited Financial Statements of Octavian International Limited for the years ended December 31, 2007 and 2006.

99.2	Unaudited Financial Statements of Octavian International Limited for the three and six month periods June 30, 2008 and 2007.

(b) Pro Forma Financial Information

Exhibit No.	Description

99.2	Unaudited Pro Forma Consolidated Financial Statements

(c) Exhibits

Exhibit	Description

2.1	Share Exchange Agreement by and among Octavian International Limited, House Fly Rentals, Inc., Robert McCall and the shareholders of Octavian International Limited , dated October 30, 2008 (1)

2.2	Agreement and Plan of Merger between House Fly Rentals, Inc. and Octavian Global Technologies, Inc., dated as of October 30, 2008 (1)

3(i).1	Articles of Incorporation, as filed with the Secretary of State of Nevada on April 19, 2007 (2)

3(i).2	Articles of Merger, as filed with the Secretary of State of Nevada on November 3, 2008 (1)

3(ii).1	Amended and Restated Bylaws (1)

4.1	Form of Debenture pursuant to the Securities Purchase Agreement between Octavian Global Technologies, Inc. (f/k/a House Fly Rentals Inc. and certain purchasers, dated October 30, 2008 (1)

4.2	Form of Warrant pursuant to the Securities Purchase Agreement between Octavian Global Technologies, Inc. (f/k/a House Fly Rentals Inc. and certain purchasers, dated October 30, 2008 (1)

4.3	Form of Warrant pursuant to the Employment Agreement by and between Octavian Global Technologies, Inc. and Harmen Brenninkmeijer, dated October 30, 2008 (1)

10.1	EZpay Distributorship Agreement between Octavian International Europe and IGT Europe, dated October 3, 2007 (1)

10.2	Software Escrow Agreement between Austrian Gaming Industries GmbH, Octavian International and NCC Escrow International Limited, dated, October 30, 2008 (1)

10.3	Loan Agreement between eBet and Octavian International, dated June 20, 2007 (1)

10.4	Deed of Agreement between eBet and Octavian International Limited, dated January 16, 2008 (1)

10.5	Extension Letter with eBet Limited, dated January 11, 2008 (1)

10.6	Extension Letter with eBet Limited, dated February 8, 2008 (1)

10.7	Extension Letter with eBet Limited, dated August 22, 2008 (1)

10.8	Extension Letter with eBet Limited, October 9, 2008 (1)

10.9	Deed of Release between eBet and Octavian International, dated October 10, 2008 (1)

10.10	Lilac Advisors, LLC Engagement Letter, dated April 24, 2008 (1)

10.11	Framework Agreement by and among Octavian International Limited, Ziria Enterprises Ltd, Harmen Brenninkmeijer and Austrian Gaming Industries GmbH dated August 11, 2008 (1)

10.12	Intellectual Property Rights Transfer Agreement by and among Octavian International Limited, Ziria Enterprises Ltd, Harmen Brenninkmeijer and Austrian Gaming Industries GmbH dated October 30, 2008 (1)

10.13	Loan Agreement between Austrian Gaming Industries GmbH and Octavian International Limited dated October 30, 2008 (1)

10.14
Deed of Amendment by and among Ziria Enterprises Limited, PacificNet Games International Corporation, PacificNet Inc., Octavian International Limited and Emperor Holdings Limited, dated May 14, 2008 (1)

10.15
Acquisition Agreement by and among Ziria Enterprises Limited, PacificNet Games International Corporation, PacificNet Inc., Octavian International Limited and Emperor Holdings Limited, dated December 7, 2007 (1)

10.16
Contract of Rendering of Services No. ACP-01-08 between Firm Profit and Octavian SPb Ltd., dated November 23, 2007, as amended by the Additional Agreement No 1 to the Contract of Rendering of Services No ACP-01-08, dated January 1, 2008, as further amended by the Additional Agreement to the Contract of Rendering of Services No. ACP-01-08, dated January 21, 2008, as further amended by the Additional Agreement to the Contract of Rendering of Services No ACP-01-08, dated February 1, 2008 (1)*

10.17
Contract for Rendering Services No. ACP-03-08 between SPM 1 and Octavian International Ltd., dated November 23, 2007, as amended by the Additional No 1 to the Contract of Rendering of Services No ACP-03-08, dated January 1, 2008 (1)*

10.18
Contract of Rendering of Services No ACP-02-08 between Jackpot LLC and Octavian International Limited, dated November 23, 2007, as amended by the Additional No 1 to the Contract of Rendering of Services No ACP-02-08, dated January 1, 2008 (1)*

10.19	Securities Purchase Agreement between Octavian Global Technologies, Inc. (f/k/a House Fly Rentals Inc.) and certain purchasers, dated October 30, 2008 (1)

10.20	Employment Agreement by and between Octavian Global Technologies, Inc. and Harmen Brenninkmeijer, dated October 30, 2008 (1)

10.21	Service Agreement between Octavian International Limited and Peter Moffitt dated October 16, 2008 (1)

10.22	Statement of Particulars of Employment From Octavian International Ltd. to Peter Brenninkmeijer, dated March 15, 2008 (1)

10.23	Letter Agreement between Octavian International Limited and Oppenheimer & Co. Inc., dated October 8, 2008 (1)

16.1	Letter dated October ____, 2008 to the Securities and Exchange Commission from John Kinross-Kennedy, C.P.A. (3)

99.1	Audited Financial Statements of Octavian International Limited for the fiscal years ended December 31, 2007 and 2006 (1)

99.2	Unaudited Financial Statements of Octavian International Limited for the three and six month periods ended June 30, 2008 and 2007 (1)

99.3	Press Release dated November 5, 2008 (1)

(1) Filed herewith
(2) Incorporated by reference from the Company's Registration Statement on Form SB-2 filed with the SEC on October 15, 2007 (File No. 333-146705)
(3) To be filed by amendment

* - Confidential treatment requested with respect to portions of this document

SIGNATURES

        In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCTAVIAN GLOBAL TECHNOLOGIES, INC.

Dated: November 5, 2008	By:	/s/
Harmen Brenninkmeijer, Chief Executive Officer